As filed with the Securities and Exchange Commission on January 27, 1997



                                                    Registration No. 333-17581
 -----------------------------------------------------------------------------
 -----------------------------------------------------------------------------



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                -------------


                               AMENDMENT No. 2
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                -------------



                              EPIX Medical, Inc.
            (Exact Name Of Registrant As Specified In Its Charter)

           DELAWARE                          2835                   04-3030815
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

       71 Rogers Street, Cambridge, Massachusetts 02142 (617) 499-1400
             (Address, Including Zip Code, and Telephone Number,
      Including Area Code, of Registrant's Principal Executive Offices)

                                -------------

                               MICHAEL D. WEBB
                    President and Chief Executive Officer
                              EPIX MEDICAL, INC.
                               71 Rogers Street
                        Cambridge, Massachusetts 02142
                                (617) 499-1400
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)
                                -------------

                                  Copies to:

         WILLIAM T. WHELAN, ESQ.             STEVEN D. SINGER, ESQ.
          Palmer & Dodge LLP                   Hale and Dorr LLP
           One Beacon Street                   60 State Street
       Boston, Massachusetts 02108        Boston, Massachusetts 02109
       (617) 573-0100                          (617) 526-6000

                                -------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
==============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED JANUARY 27, 1997



PROSPECTUS

                                   [LOGOTYPE]
                                  EPIX MEDICAL

                               2,000,000 Shares
                                 Common Stock

  All of the 2,000,000 shares of Common Stock offered hereby are being sold by EPIX Medical, Inc. ("EPIX" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol EPIX.

                                -------------

            The shares offered hereby involve a high degree of risk.
                    See "Risk Factors" commencing on page 5.

                                -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                     Price to         Underwriting      Proceeds to
                      Public          Discount (1)      Company (2)
--------------------------------------------------------------------------------
Per Share              $                  $                $
--------------------------------------------------------------------------------
Total (3)           $                  $                $
================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $700,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $, $ and $, respectively. See "Underwriting."

                                -------------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be
available for delivery on or about      , 1997, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST                                  WESSELS, ARNOLD & HENDERSON

          , 1997

MS-325: NONINVASIVE CARDIOVASCULAR IMAGING
--------------------------------------------------------------------------------
[EPIX LOGO]


EPIX Medical, Inc. is developing targeted contrast agents to improve the capability of magnetic resonance imaging ("MRI") to diagnose a variety of diseases. The Company's principal product under development, MS-325, is an injectable vascular contrast agent. The Company believes that MS-325 will simplify the diagnostic pathway for a number of diseases and in many cases replace highly invasive and expensive X-ray angiography. The Company does not have any commercially available products at this time.


--------------------------------------------------------------------------------
X-RAY ANGIOGRAPHY

[bullet] X-ray angiography is generally considered to be the definitive diagnostic exam for assessing cardiovascular disease.

[bullet] Approximately 3.3 million diagnostic X-ray angiograms are performed annually in the U.S.


[bullet] X-ray angiography is highly invasive (i.e., more invasive than a peripheral intravenous injection
         ("I.V.") up to and including a surgical procedure), painful and expensive.


[bullet] A catheter is fed into the patient through an arterial puncture in the groin area to introduce contrast media and enable an X-ray to be taken.

[bullet] Complications from X-ray angiography include renal failure, limb loss and death.


[Photograph of x-ray angiography]

[Photograph of x-ray angiography]

-------------------------------------------------------------------------------
THE EPIX
SOLUTION


[bullet] EPIX is developing MS-325 to provide physicians with a clinically superior, noninvasive (i.e., no more invasive than a peripheral I.V.) and cost-effective diagnostic procedure.


[bullet] The patient receives a single injection of MS-325 in an arm vein and then enters an MRI scanner.

[bullet] MS-325 binds to the blood protein albumin and is designed to be excreted safely through the kidneys over time.

[bullet] A Phase I clinical trial of MS-325 commenced in September 1996.

[Photograph of MRI exam]

--------------------------------------------------------------------------------
MS-325 IS CURRENTLY BEING EVALUATED IN A PHASE I CLINICAL TRIAL AND NEITHER MS-325 NOR OTHER CONTRAST AGENTS UNDER DEVELOPMENT HAVE RECEIVED MARKETING APPROVAL FROM THE FDA OR ANY FOREIGN REGULATORY BODY.


   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

HUMAN STUDIES WITH MS-325
--------------------------------------------------------------------------------
[EPIX LOGO]

EPIX Medical is currently evaluating the safety of MS-325 in a Phase I clinical trial. The MRI images below were obtained from subjects enrolled in this trial.

--------------------------------------------------------------------------------
Carotid Arteries

Enhanced right carotid artery showing
the profile of the human subject.

[Photo: MRI of carotid artery]


--------------------------------------------------------------------------------
Coronary Arteries


Left:
Cross section of the heart, showing the
enhanced right coronary artery (arrow).

Top Right:
Three-dimensional computer-rendered
view of portions of the ascending aorta
and right coronary artery (arrow).

Bottom Right:
Major coronary arteries in a different
subject; RCA=right coronary artery,
LAD= left anterior descending artery,
LCx= left circumflex artery.

[Photo: MRI of coronary arteries (3 views)]


-------------------------------------------------------------------------------
Pulmonary Vessels


Enhanced pulmonary arteries and veins
of the lungs.


[Photo: MRI of pulmonary vessels]

THE IMAGES ABOVE ARE FROM A PHASE I CLINICAL TRIAL OF THE EPIX VASCULAR IMAGING AGENT, MS-325, AN INJECTABLE CONTRAST AGENT FOR USE IN MAGNETIC RESONANCE IMAGING. MS-325 IS CURRENTLY BEING EVALUATED IN CLINICAL TRIALS AND HAS NOT RECEIVED MARKETING APPROVAL FROM THE FDA OR ANY FOREIGN REGULATORY BODY.

HUMAN STUDIES WITH MS-325
--------------------------------------------------------------------------------

[Diagram of aorta and renal arteries]


Aorta and Renal Arteries


The renal arteries extend
from the aorta to the kidneys
(shown on either side of
the image). The aorta then
bifurcates into the iliac
arteries.


[Photo: MRI of aorta and renal arteries]


--------------------------------------------------------------------------------

[Diagram of thigh vessels]

Thigh Vessels


Left:
The left femoral artery (arrow)
can be viewed at any angle
from the 3D dataset.

Right:
The femoral artery can be
isolated and displayed using
computer techniques.


[Photo: MRI of thigh vessels]

[Photo: MRI of isolated femoral artery]

--------------------------------------------------------------------------------

[Diagram of calf vessels]

Calf Vessels


Left:
Arteries can be seen with
attendant pairs of veins on
either side.

Center:
Isolated left tibial arterial
tree.

Right:
Isolated left saphenous vein.


[Photo: MRI of calf vessels]

[Photo: MRI of isolated tibial artery]

[Photo: MRI of isolated saphenous vein]


--------------------------------------------------------------------------------
THE IMAGES ABOVE ARE FROM A PHASE I CLINICAL TRIAL OF THE EPIX VASCULAR IMAGING AGENT, MS-325, AN INJECTABLE CONTRAST AGENT FOR USE IN MAGNETIC RESONANCE IMAGING. MS-325 IS CURRENTLY BEING EVALUATED IN CLINICAL TRIALS AND HAS NOT RECEIVED MARKETING APPROVAL FROM THE FDA OR ANY FOREIGN REGULATORY BODY.

                              PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                 The Company


  EPIX Medical, Inc. ("EPIX" or the "Company") is developing targeted contrast agents both to improve the capability and expand the use of magnetic resonance imaging ("MRI") as a diagnostic tool for a variety of diseases. The Company's principal product under development, MS-325, is an injectable vascular contrast agent designed for multiple vascular imaging indications, including coronary artery disease ("CAD") and peripheral vascular disease ("PVD"). The Company believes that MS-325 will significantly enhance the quality of images and provide physicians with a clinically superior, noninvasive (i.e., no more invasive than a peripheral intravenous injection ("I.V.")) and cost-effective method for diagnosing cardiovascular disease.
The Company further believes that MS-325 will simplify the diagnostic pathway for a number of diseases and in many cases replace highly invasive (i.e., more invasive than a peripheral I.V. up to and including a surgical procedure) and expensive X-ray angiography, which is currently considered the definitive diagnostic exam for assessing cardiovascular disease. The Company is presently conducting Phase I clinical trials of MS-325, and 35 subjects have received MS-325 to date with no clinically significant adverse effects reported.

  The Company's objective is to become a worldwide leader in MRI contrast agents by pursuing a strategy based on commercializing MS-325 and developing new applications for its proprietary technology platform. EPIX has entered into strategic alliances with Mallinckrodt Group Inc. ("Mallinckrodt") and Daiichi Radioisotope Laboratories, Ltd. ("Daiichi") for the development and commercialization of MS-325 and other vascular contrast agents.

  The use of MRI has grown steadily over the past 10 years due to reduced cost and improved imaging capabilities and now provides an effective diagnostic modality for a broad range of applications. MRI manufacturers have improved the hardware and software of their systems, reducing the time per procedure drastically while significantly enhancing resolution. While MRI is currently used extensively to image many organs and tissues in the body, its use in imaging the arteries and veins has been limited. Prior attempts to develop contrast agents to facilitate the clinical usefulness of MRI for the cardiovascular system have had limited success. Unlike most currently available cardiovascular contrast agents, which are non-specific, MS-325 is a targeted intravascular contrast agent designed to bind to a common blood protein, albumin. Because of its affinity for albumin, MS-325 provides the image acquisition time and signal strength needed to obtain a high contrast, high resolution image of the cardiovascular system. EPIX believes that the advantages of MS-325, coupled with the reduced cost and improved imaging capabilities of MRI, will lead to significantly expanded use of MRI to diagnose cardiovascular and other diseases.


  Cardiovascular disease is a growing worldwide problem. It is estimated that approximately 500,000 people in the United States die of CAD each year, making it the leading cause of death. PVD affects arteries throughout the body, resulting in approximately 600,000 vascular operations, 400,000 strokes and 100,000 amputations (primarily related to PVD) each year in the United States. Diagnosis of CAD and PVD is currently very complex and expensive, requires multiple tests and ultimately relies upon a painful and costly X-ray angiogram for a definitive diagnosis. Approximately 3.3 million diagnostic X-ray angiograms were performed in the United States in 1995 at an estimated cost of $5.9 billion. The Company believes that MS-325, together with anticipated hardware and software solutions to problems associated with cardiac motion, will enable widespread clinical use of MRI to diagnose CAD. The Company also believes that MS-325 will significantly expand the use of currently available MRI equipment in diagnosing PVD. If such a product were available today, the Company believes that it could eliminate many X-ray angiograms and ancillary tests, dramatically improving the current approach to the diagnosis of cardiovascular disease. The Company believes, based on 1995 estimated procedure costs, that savings to the United States healthcare system for CAD alone could exceed $2.0 billion.

  MS-325 is a magnetically active, injectable small molecule. It binds to the blood protein albumin, remains at high concentrations in the bloodstream throughout the MRI exam, and is designed to be excreted safely through the kidneys over time. The Company is also investigating additional imaging applications for MS-325, including tumor imaging. The Company believes that its proprietary technology platform will enable it to create additional contrast agents that target particular tissue and fluid types. Research efforts are ongoing in the areas of thrombosis and functional brain imaging.

  The Company was incorporated in Delaware in 1988 and commenced operations in 1992. The Company's principal executive offices are located at 71 Rogers Street, Cambridge, Massachusetts, 02142-1118, and its telephone number is
(617) 499-1400. The Company recently changed its name from Metasyn, Inc.

                                 The Offering

 Common Stock offered by the Company           2,000,000 shares

 Common Stock to be outstanding after the
 offering                                      8,314,740 shares (1)

 Use of proceeds                               To fund research and development, clinical trials,
                                               working capital requirements and other general
                                               corporate purposes.
 Proposed Nasdaq National Market Symbol        EPIX

                        Summary Financial Information
                    (in thousands, except per share data)


                                                                                                    Nine Months
                                     Period from inception       Year Ended       Nine Months          Ended
                                      (November 29, 1988)         March 31,          Ended         September 30,
                                       through March 31,     ------------------- December 31,   ------------------
                                              1993            1994      1995       1995 (2)       1995      1996
                                      --------------------- --------  --------- --------------  --------- ---------
Statement of Operations Data:
Revenues                                     $1,000          $1,700    $   412      $   900     $   900    $9,635
Operating income (loss)                        (311)           (579)    (2,820)      (4,770)     (3,438)    2,471
Net income (loss)                              (270)           (616)    (2,778)      (4,893)     (3,475)    2,338
Pro forma:
 Net income (loss) per share (3)                                                    $ (0.70)               $ 0.30
 Shares used in per share
   calculations                                                                       6,973                 7,711

                                                                 September 30, 1996
                                                      ------------------------------------------
                                                       Actual   Pro Forma (4)   As Adjusted (5)
                                                      --------- --------------  ----------------
Balance Sheet Data:
Cash and cash equivalents                              $11,735     $11,735          $29,635
Working capital                                         10,882      10,882           28,782
Total assets                                            13,815      13,815           31,715
Capital lease obligations, less current portion            198         198              198
Redeemable convertible preferred stock                  17,166          --               --
Total stockholders' equity (deficit)                    (5,151)     12,015           29,915

-------------

(1) Based on the number of shares outstanding at December 31, 1996. Excludes 1,277,803 shares of Common Stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $2.30 per share, of which options to purchase 392,933 shares were exercisable, and 79,696 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.98 per share. See "Capitalization," "Dilution" and "Description of Capital Stock."

(2) The Company changed its fiscal year end from March 31 to December 31 commencing with the fiscal year ended December 31, 1995.

(3) See Note 2 to Notes to Financial Statements for a description of the calculation of pro forma net income (loss) per share.

(4) Reflects the automatic conversion of all outstanding shares of preferred stock into shares of Common Stock contemporaneously with the closing of this offering.

(5) As adjusted to give effect to sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                -------------

  Except as otherwise noted, all information in this Prospectus (i) reflects a 1-for-1.5 reverse stock split effected on December 6, 1996, (ii) assumes no exercise of the Underwriters' over-allotment option, (iii) reflects the conversion of all outstanding shares of preferred stock into an aggregate of 4,750,289 shares of Common Stock effective upon the closing of this offering and (iv) reflects an amendment to the Company's Restated Certificate of Incorporation to be effective upon the closing of this offering to create a class of authorized but undesignated preferred stock. See "Description of Capital Stock," "Underwriting" and Notes to Financial Statements.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information presented in this Prospectus before purchasing the shares of Common Stock offered hereby.

  Early Stage of Development; No Product Sales to Date. The Company commenced operations in 1992 and is a development stage company. The Company currently has no products for sale nor is there any guarantee that it will ever have marketable products. All of the Company's product candidates are in research or development, and no revenues have been generated from product sales. To date, the Company has financed its operations through private sales of equity securities, equipment lease financings and license payments from its strategic partners. To achieve profitable operations, the Company, alone or with others, must successfully develop, obtain regulatory approval for, introduce, market and sell products. The Company does not expect to receive revenue from the sale of any of its product candidates for the next several years. There can be no assurance that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained in a timely manner, if at all, that its product candidates can be manufactured at an acceptable cost and with acceptable quality or that any approved products can be successfully marketed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  Dependence on MS-325. MS-325 is currently the Company's only product candidate in human clinical trials, and there is no guarantee that any of its other development projects will yield a product candidate suitable for entry into clinical trials. The failure of MS-325 to achieve regulatory approval and market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--EPIX Products and Development Programs."

  Dependence on MRI Advancements for Cardiac Applications. Existing MRI scanners do not have the capability to perform coronary angiography without improvements in current MRI hardware and software. The success of cardiac applications of MS-325 is therefore dependent on advancements in MRI hardware and software. Although several leading MRI manufacturers, academic centers and others are developing advanced hardware and software, there can be no assurance when, or if, these techniques will enable MS-325 to provide clinically relevant images in cardiac indications currently being pursued. See "Business--Magnetic Resonance Imaging Background" and "--The EPIX Solution--The EPIX Approach to CAD Diagnosis."

  Uncertainty of Market Acceptance of Technology and Products. The commercial success of MS-325 and the Company's other product candidates, when and if approved for marketing by the United States Food and Drug Administration (the "FDA") and corresponding foreign agencies, will depend on their acceptance by the medical community and third-party payors as clinically useful, cost-effective and safe. While contrast agents are currently used in an estimated 25% of all MRI exams, there are no targeted vascular agents approved by the FDA in use. Furthermore, clinical use of MRI for vascular imaging has been limited, and use of MRI for cardiac imaging has occurred mainly in research. Market acceptance, and thus sales of the Company's product candidates, will depend on several factors, including safety, price, ease of administration, effectiveness and the rate of adoption of up-to-date MRI technology. Market acceptance will also depend on the ability of the Company and its strategic partners to educate the medical community and third-party payors about the benefits of diagnostic imaging with MRI enhanced with the Company's product candidates compared to imaging with other modalities. The Company's MRI contrast agents represent a new approach to imaging the cardiovascular system ("CVS"), and market acceptance both of MRI as an appropriate imaging technique for the CVS and of the Company's product candidates is critical to the Company's success. There can be no assurance that the Company's product candidates will gain market acceptance. Failure to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Business Strategy" and "--Competition."

  Intense Competition and Risk of Technological Obsolescence. Medical technology is subject to intense competition and rapid technological change. The Company has many competitors, including pharmaceutical, biotechnology and chemical companies, a number of which, including both of the Company's strategic partners, are actively developing and marketing products that could compete with the Company's product candidates.

Many of these competitors have substantially greater capital and other resources than the Company and may represent significant competition for the Company. Such companies may succeed in developing technologies and products that are more effective or less costly than any of those that may be developed by the Company, and such companies may be more successful than the Company in developing, manufacturing and marketing products. Furthermore, there are several well-established medical imaging modalities that currently compete, and will continue to compete, with MRI including X-ray angiography, computer assisted tomography ("CT"), nuclear medicine and ultrasound. Other companies are actively developing the capabilities of the competing modalities to enhance their effectiveness in CVS imaging. There can be no assurance that the Company will be able to compete successfully in the future or that developments by others will not render MS-325 or the Company's future product candidates obsolete or non-competitive or that the Company's strategic partners or customers will not choose to use competing technologies or products. See "Business--Competition."

  Dependence on Licensed Technology. The Company and Massachusetts General Hospital ("MGH") have entered into a license agreement (the "MGH License") pursuant to which the Company is the exclusive licensee to certain technology, including certain patents and patent applications, which relates to the Company's product candidates, including MS-325. The MGH License imposes various commercialization, sub-licensing, royalty and other obligations on the Company. Failure of the Company to comply with these and other requirements could result in the conversion of the license from being exclusive to non-exclusive in nature or termination of the license agreement itself. Any such event would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents and Proprietary Rights."

  Dependence on Strategic Partners. The Company is dependent on strategic partners for support in product development and the regulatory approval process as well as a variety of activities including manufacturing, marketing and distribution of its products in the United States and abroad, when and if its product candidates are approved for marketing by the FDA and corresponding foreign agencies. To date, the Company has entered into two strategic alliances: a collaboration agreement with Mallinckrodt to develop and commercialize MS-325 and other MRI vascular agents worldwide, excluding Japan, and a development and license agreement with Daiichi for the development and commercialization of MS-325 in Japan. The Company may not receive milestone payments from these alliances should MS-325 fail to meet certain performance targets in clinical trials. Further, the Company's receipt of revenues from strategic alliances is affected by the level of efforts of its partners. There can be no assurance that the Company's partners will devote the resources necessary to complete development, and commence marketing, of MS-325 in their respective territories, or that they will successfully market MS-325. Both Mallinckrodt and Daiichi currently manufacture imaging agents for other modalities that will compete against MS-325. Mallinckrodt and the Company will share responsibility for setting the price of the product worldwide, except Japan, and Daiichi will be responsible for setting the product price in Japan. There can be no assurance that either Mallinckrodt or Daiichi will do so in a manner that maximizes revenues for the Company. In addition, Daiichi has the right to terminate its agreement on short notice under certain circumstances, and there is no guarantee that it will not exercise this right. The failure of the Company to receive milestone payments, a reduction or discontinuance of efforts by the Company's partners or the termination of these alliances would have a material adverse effect on the Company's business, financial condition and results of operations.

  There can be no assurance that the Company will be successful in entering into additional strategic alliances for the development and commercialization of future product candidates, nor that these alliances, if entered into, will be on terms favorable to the Company or will be successful. If the Company were unable to enter into future strategic alliances with capable partners on commercially reasonable terms, the development and commercialization of future product candidates would be delayed and possibly postponed indefinitely. See "Business--Strategic Alliances" and "--Manufacturing."

  Unproven Safety and Effectiveness of Product Candidates; Uncertainties Related to Clinical Trials. The Company's product candidates are in research and development and will require additional research and development, extensive clinical testing and regulatory approval prior to any commercial sales. The Company cannot predict if or when any of its products under development will be commercialized. The Company currently has only one product candidate, MS-325, in clinical trials. The Company will be required to complete successfully clinical trials in the United States to demonstrate the safety and efficacy of MS-325, currently in Phase I clinical trials, prior to obtaining FDA approval. There can be no assurance that clinical trials will be successful, or that they will be completed in a timely manner. Although no clinically significant adverse effects from MS-325 in

Phase I clinical trials have been reported to date, results are based on preliminary data only, and there can be no assurance that serious side effects will not be reported as the clinical trial proceeds. The results from early clinical trials may not be predictive of results that will be obtained in large scale clinical trials, as a number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. There can be no assurance that Phase II or Phase III clinical trials for MS-325 will be conducted or that such trials, if begun, will demonstrate any efficacy or will be completed successfully in a timely manner, if at all. The rate of completion of the Company's clinical trials is dependent upon, among other things, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the clinical protocol under which MS-325 will be studied, the proximity of the patient to a clinical site and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, regulatory filing delays, or both. Furthermore, the Company, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time. Failure to complete successfully any of its clinical trials on a timely basis or at all would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

  Uncertainty Regarding Patents and Proprietary Rights. The Company considers the protection of its proprietary technologies to be material to its business prospects. The Company pursues a comprehensive patent program for its product candidates in the United States and in other countries where it believes that significant market opportunities exist. The Company owns or has an exclusive license to patents and patent applications on the critical aspects of its core technology as well as many specific applications of this technology. However, the patent positions of pharmaceutical and biopharmaceutical firms including the Company generally include complex legal and factual questions. There can be no assurance that the issued patents owned or licensed to the Company, or any patents that may be issued in the future, will effectively protect the Company's technology or provide a competitive advantage. There can be no assurance that any of the patents or patent applications owned or licensed by the Company will not be challenged, invalidated or circumvented in the future.

  The Company's commercial success will also depend on its ability to operate without infringing upon the patents of others in the United States and abroad. If any third-party patents are upheld as valid and enforceable in any judicial or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the owners of each such patent, or to redesign its products or processes to avoid infringement. There are pending or issued patents, held by parties not affiliated with the Company, relating to technologies used by the Company in the development or use of certain of the Company's contrast agents. In particular, the Company is aware of certain patents in the United States, Japan and elsewhere owned by or licensed to one party that relate to MRI contrast agents and which may cover certain of the Company's MRI contrast agents, including MS-325. Mallinckrodt, one of the Company's strategic partners, has rights from this third party under those patents which the Company and Mallinckrodt believe will permit Mallinckrodt to manufacture, market and sell MS-325 and other products developed pursuant to the collaboration agreement between the Company and Mallinckrodt were MS-325 and those other products to be held to fall within the claims of those third-party patents. If the agreement with Mallinckrodt is terminated by either party, the Company would likely be required to enter into a strategic alliance with another party having a license from this third party or obtain a license from this third party directly or from others licensed by this third party in order to manufacture, market and sell MS-325 and other chelate-based MRI contrast agents. However, there can be no assurance that the Company would be able to consummate a strategic alliance with a party having this third-party license or obtain licenses from third parties on commercially reasonable terms, if at all. The patent rights of this third party in Japan will expire in 2002, before such time as the Company presently anticipates that Daiichi will have material sales of MS-325 in Japan and, therefore, the Company believes that the existence of such patents in Japan is unlikely to have a material adverse effect on the Company. However, in the event that Daiichi commercializes MS-325 in Japan before 2002, it may be required to obtain an appropriate license from this third party or from others licensed by this third party, or take other measures to avoid infringement of third-party patents, including delaying the commencement of product sales. There can be no assurance that the Company's current or future activities will not be challenged in the future, that additional patents will not be issued containing claims materially constraining the proposed activities of the Company, that the Company will not be required to obtain licenses from third parties, or that the Company will not become involved in costly, time-consuming litigation regarding patents in the field of contrast agents, including actions brought to challenge or invalidate the Company's own patent rights. See "Business--Patents and Proprietary Rights."

  Many of the Company's competitors are continuing to actively pursue patent protection for activities and discoveries similar to the Company's. There can be no assurance that these competitors, many of which have substantially greater resources than the Company and have made substantial investments in competing technologies, will not seek to assert that the Company's products or chemical processes infringe their existing patents and/or will not seek new patents that claim to cover aspects of the Company's technology. Furthermore, patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a specified period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. In addition, patents issued and patent applications filed relating to pharmaceuticals are numerous. Therefore, there can be no assurance that the Company is aware of all competitive patents, either pending or issued, that relate to products or processes used or proposed to be used by the Company.

  The pharmaceutical and biotechnology industries have been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation may be necessary to enforce any patents issued to the Company and/or determine the scope and validity of others' proprietary rights. The Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or by foreign agencies to determine the priority of inventions. Any involvement in litigation surrounding these issues could result in extensive costs to the Company as well as be a significant distraction for management. Such costs could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships with the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, there can be no assurance that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology. Several of the Company's management and scientific personnel were formerly associated with other pharmaceutical and biotechnology companies and academic institutions. In some cases, these individuals are conducting research in similar areas with which they were involved prior to joining the Company. As a result, the Company, as well as these individuals, could be subject to claims of violation of trade secrets and similar claims.

  The Company intends to vigorously protect and defend its intellectual property. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope and validity of the proprietary rights of others. See "Business--Patents and Proprietary Rights."

  Extensive Government Regulation; No Assurance of Regulatory Approval. The Company is subject to extensive governmental regulatory requirements and a lengthy approval process for its product candidates. The development and commercial use of the Company's product candidates will be regulated by numerous federal, state and local governmental authorities in the United States, including the FDA and comparable foreign regulatory agencies abroad. The nature of the Company's research and development and manufacturing processes requires the use of hazardous substances and testing on certain laboratory animals. Accordingly, the Company is subject to extensive federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes, as well as the use of and care for laboratory animals. Although the Company believes it is in compliance with all such laws and maintains policies and procedures to ensure that it remains in compliance, there can be no assurance that accidents will not happen that would expose the Company to legal risk and/or financial loss. Furthermore, there can be no assurance that current laws will not be changed or that new laws will not be passed that force the Company to change its policies and procedures, an event which could impose significant costs on the Company.

  The regulatory approval process for new MRI contrast agents, including required preclinical studies and clinical trials, is lengthy and expensive. Although certain employees of the Company have experience in obtaining regulatory approvals, the Company itself has only limited experience in filing or pursuing applications necessary to gain regulatory approvals. Preclinical testing of the Company's product development candidates is subject to Good Laboratory Practices ("GLP") as prescribed by the FDA and the manufacture of any products developed by the Company will be subject to Good Manufacturing Practices ("GMP") as prescribed by the FDA. There can be no assurance that the necessary FDA clearances and subsequent approvals will be obtained in a timely manner, if at all. There can be no assurance as to the length of the clinical trial period or the number of patients that will be required to be tested in the clinical trials in order to establish the safety and efficacy of MS-325 or any future product candidates of the Company. The Company may encounter unanticipated delays or significant costs in its efforts to secure necessary approvals. There can be no assurance, even after the performance of clinical trials and the passage of time and the expenditure of such resources, that regulatory approval will be obtained for MS-325 or any other product candidates that may be developed by the Company. The Company's analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities which could delay, limit or prevent FDA regulatory approval. Future United States legislative or administrative actions also could prevent or delay regulatory approval of the Company's product candidates. Even if regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed. A marketed product also is subject to continual FDA and other regulatory agency review and regulation. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions. Further, many academic institutions and companies conducting research and clinical trials in the MRI contrast agent field are using a variety of approaches and technologies. Any adverse results obtained by such researchers in preclinical studies or clinical trials could adversely affect the regulatory environment for MRI contrast agents generally. In addition, if marketing approval is obtained, the FDA may require post-marketing testing and surveillance programs to monitor the product's efficacy and side effects. Results of these post-marketing programs may prevent or limit the further marketing of the monitored product.

  The Company and its strategic partners are also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of its products. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above, and there can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all. See "Business--Government Regulation."

  History of Operating Losses and Accumulated Deficit; Uncertainty of Future Profitability. The Company's future financial results are uncertain. The Company has experienced significant losses since it commenced operations in 1992. As of September 30, 1996, the Company had accumulated net losses of approximately $6.2 million. These losses have resulted primarily from expenses associated with the Company's research and development activities, including preclinical and clinical trials, and general and administrative expenses. The Company anticipates that its research and development expenses will increase significantly in the future and it expects to incur substantial losses over at least the next several years. There can be no assurance that the Company will ever be able to generate revenues from the sale of products. Moreover, even if the Company generates product revenues, there can be no assurance that the Company will be able to achieve or sustain profitability. The Company's results of operations have varied and will continue to vary significantly from quarter to quarter and depend on, among other factors: the timing of fees and milestone payments received from strategic partners; the formation of new strategic alliances by the Company; the timing of expenditures in connection with research and development activities, including clinical trials; the timing of product introductions and associated launch, marketing and sales activities; and the timing and extent of product acceptance for different indications and geographical areas of the world. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Future Capital Needs; Uncertainty of Additional Funding. Since inception, the Company has funded its operations primarily through private sales of equity securities, equipment lease financings and license payments from its strategic partners. The Company believes that the proceeds of this offering, together with existing cash and cash equivalents, will be sufficient to fund its operations through June 1998. The Company believes that it will need to raise substantial additional funds for research, development and other expenses, through equity or debt financings, strategic alliances or otherwise, prior to commercialization of any of its product candidates. The Company's future liquidity and capital requirements will depend upon numerous factors, including the following: the progress and scope of clinical trials; the timing and costs of filing future regulatory submissions; the timing and costs required to receive both United States and foreign governmental approvals; the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; the extent to which the Company's products gain market acceptance; the timing and costs of product introductions; the extent of the Company's ongoing research and development programs; the costs of training physicians to become proficient with the use of the Company's products; and, if necessary once regulatory approvals are received, the costs of developing marketing and distribution capabilities. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. The Company's inability to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and results of operations. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds by entering into arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of such securities could result in dilution to the Company's existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Limited Manufacturing Capability. The Company does not have, nor does it currently have plans to develop, full-scale manufacturing capability for MS-325. While it does manufacture small amounts of MS-325 for research and development efforts, the Company intends to rely on Mallinckrodt as the primary manufacturer of MS-325 for Phase III clinical trials as well as for any future human clinical trials and commercial use. If Mallinckrodt is unable to produce MS-325 in adequate amounts and at a reasonable cost or to comply with any applicable regulations, including GMP, it could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, should Mallinckrodt fail to fulfill its manufacturing responsibilities satisfactorily, the Company could be forced to find an alternative manufacturer. There can be no assurance that the Company would be able to find such an alternative manufacturer. In the event the Company were forced to develop its own FDA-approved full-scale manufacturing capability, it would require significant expenditures of capital and management attention and resources and could require the Company to obtain a license from a third party, and would result in a delay in the approval or commercialization of MS-325. There can be no assurance that the Company would be able to obtain such a license on commercially reasonable terms, if at all. See "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights" and "Business--Strategic Alliances" and "--Manufacturing."

  Dependence on Suppliers. The Company currently procures the raw materials for the various components of MS-325 from a broad variety of vendors and, wherever possible, maintains relationships with multiple vendors for each component. There are a number of components of MS-325 for which the largest suppliers may have significant control over the market price due to controlling market shares. If any one of the Company's suppliers decided to increase prices significantly or reduce quantities of components of MS-325 available for sale to the Company, it could have a material adverse effect on the Company's ability to commercialize MS-325 and on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

  Potential Product Liability Exposure and Insurance. The clinical testing, manufacturing and marketing of the Company's product candidates may expose the Company to product liability claims, and there can be no assurance that the Company will not experience material product liability losses in the future. The Company currently has limited product liability insurance for the use of its product candidates in clinical research, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. The Company does not have product liability insurance coverage for the commercial sale of its products but intends to obtain such coverage if and when its product candidates are commercialized. However, there can be no assurance that the Company will be able to obtain adequate additional product liability insurance coverage on acceptable terms, if at all. A successful claim brought against the Company in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against the Company, may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Liability Insurance."

  Uncertainty of Adequate Reimbursement. The Company could be adversely affected by changes in reimbursement policies of governmental or private healthcare payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's product candidates would be used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from third-party payors for the procedures in which the Company's product candidates would be used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations. If the Company obtains the necessary foreign regulatory approvals, market acceptance of the Company's product candidates in international markets would be dependent, in part, upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. The Company intends to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all, and failure to receive international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought. See "Business--Reimbursement."

  Dependence Upon Key Personnel. The Company's future business and operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, many of whom would be difficult to replace and certain of whom perform important functions for the Company beyond those functions suggested by their respective job title or description. The Company's future business and operating results also depend in significant part upon its ability to attract and retain qualified management, operational and technical personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. Although the Company maintains key life insurance on the lives of certain officers, the loss of any key employee, the failure of any key employee to perform in his or her current position, or the Company's inability to attract and retain skilled employees, as needed, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management--Executive Officers and Directors."

  No Public Market; Possible Volatility of Share Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this offering. The market prices of the capital stock of medical technology companies have historically been very volatile, and the market price of the shares of Common Stock may be highly volatile. The market price of the shares of the Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents or proprietary rights, conditions and trends in the pharmaceutical and other technology industries, adoption of new accounting standards affecting such industries, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of development stage companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, class action securities litigation has often been brought against that company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources. See "Underwriting."

  Anti-Takeover Effect of Certain Charter and By-Law Provisions and Delaware Law. The Company's Restated Certificate of Incorporation as it is proposed to be amended and restated concurrently with the closing of this offering (the "Restated Certificate") authorizes the Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock ("Preferred Stock") with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay for shares of the Company's Common Stock. The Restated Certificate provides for staggered terms for the members of the Board of Directors. A staggered Board of Directors and certain provisions of the Company's By-laws (the "By-laws") and of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company. The Company, for example, will be subject to Section 203 of the General Corporate Law of Delaware which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the stockholders and, therefore, could adversely affect the price of the Company's Stock. See "Management," "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Measures."

  Control by Directors and Officers. Upon completion of this offering, the present directors, executive officers and principal stockholders of the Company and their affiliates will beneficially own approximately 67.7% of the outstanding Common Stock of the Company. As a result, these stockholders will be able to significantly influence corporate actions requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

  Broad Discretion of Management to Allocate Offering Proceeds. The Company expects to use the net proceeds of this offering for research and development and funding of clinical trials in support of regulatory and reimbursement approvals and for working capital and general corporate purposes. The Company is not yet able to estimate precisely the allocation of the proceeds among such uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's management will have broad discretion to allocate the proceeds of this offering and the timing of expenditures. See "Use of Proceeds."

  Shares Eligible for Future Sale; Registration Rights. Future sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 8,314,740 shares of Common Stock outstanding, assuming no exercise of options and warrants outstanding on December 31, 1996. Of these shares, the 2,000,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. Of the 6,314,740 remaining shares, approximately 112,357 shares of Common Stock will be eligible for sale under Rules 144 and 701 under the Securities Act on the ninety-first day after the effectiveness of this offering. Stockholders of the Company, holding in the aggregate 6,202,383 shares of Common Stock, have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them as of the date of this Prospectus for a period of 180 days after the date of this Prospectus (the "lock-up period") without the prior written consent of Hambrecht & Quist LLC. However, Hambrecht & Quist LLC may in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. At the end of the aforementioned lock-up period, an additional 3,950,721 shares of Common Stock (plus approximately 318,638 shares issuable upon exercise of vested options and outstanding warrants) will be eligible for immediate resale, subject to compliance with Rules 144 and Rule 701 under the Securities Act. An additional 2,177,587 shares of Common Stock held by existing stockholders will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise any available registration rights. The holders of 4,750,289 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public beginning at the end of the lock-up period. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital and could also have an adverse effect on the market price for the Company's Common Stock. In addition, approximately 90 days after the date of this Prospectus, the Company expects to file a registration statement on Form S-8 registering a total of approximately 1,560,654 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's stock option and stock purchase plans. See "Management--Director Compensation," "--Stock Plans," "Description of Capital Stock," "Shares Eligible for Future Sale--Registration Rights" and "Underwriting."

  Immediate and Substantial Dilution. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the initial public offering price. Additional dilution will occur upon exercise of outstanding options and warrants. See "Dilution," "Description of Capital Stock--Stock Purchase Warrants" and "Shares Eligible for Future Sale."

  Absence of Dividends. To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

  Forward-looking Statements. This Prospectus contains forward-looking statements, which may be deemed to include the Company's plans to continue the development and achieve commercial introduction of its product candidates. Actual results could differ from those projected in any forward-looking statement for the reasons detailed in the other sections of this "Risk Factors" section or elsewhere in this Prospectus.

                               USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $10.00 per share, are estimated to be $17,900,000 ($20,690,000 if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds for research and development and funding of clinical trials in support of regulatory and reimbursement approvals and for working capital and general corporate purposes. The Company is not yet able to estimate precisely the allocation of the proceeds among such uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's Board of Directors and management retain complete discretion with respect to the allocation of such proceeds and the timing of expenditures. Although the Company may use a portion of the net proceeds for possible licensing or acquisition of products and technologies that are complementary to those of the Company, or acquisitions of businesses that are complementary to those of the Company, there are no current plans or commitments in this regard. Pending such uses, the Company plans to invest the net proceeds in investment grade, interest-bearing securities. The Company intends to invest and use the proceeds so as not to be considered an "investment company" under the Investment Company Act of 1940, as amended.

  The Company believes that the net proceeds from the offering and its existing cash and cash equivalents will be sufficient to fund its operations through June 1998. Thereafter, the Company may require additional funds to support its operating requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing would be obtainable on terms favorable to the Company and would not be dilutive. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding," "--Broad Discretion of Management to Allocate Offering Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                               DIVIDEND POLICY

  To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth, at September 30, 1996, (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company, giving effect to the conversion upon the closing of the offering of 6,738,076 shares of Preferred Stock into 4,750,288 shares of Common Stock and
(iii) the capitalization of the Company on an as adjusted basis to give effect to the issuance and sale by the Company of 2,000,000 shares of Common Stock (at an assumed initial public offering price of $10.00 per share and after deducting underwriting discounts and commissions and offering expenses). This table should be read in conjunction with the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                                                      September 30, 1996
                                                                            ------------------------------------
                                                                             Actual     Pro forma    As Adjusted
                                                                            -------     ----------   -----------
                                                                                       (in thousands)
Capital lease obligations, less current portion                             $   198     $   198      $   198
                                                                            --------    --------     --------
Series B Redeemable Convertible Preferred Stock, $.01 par value;
  2,655,138 shares authorized; 2,643,736 shares issued and outstanding
  actual; none issued and outstanding pro forma and as adjusted               3,961          --           --
                                                                            --------    --------     --------
Series C Redeemable Convertible Preferred Stock, $.01 par value;
  1,445,536 shares authorized; 1,432,318 shares issued and outstanding
  actual; none issued and outstanding pro forma and as adjusted               3,234          --           --
                                                                            --------    --------     --------
Series D Redeemable Convertible Preferred Stock, $.01 par value;
  1,740,002 shares authorized; 1,700,002 shares issued and outstanding
  actual; none issued and outstanding pro forma and as adjusted               5,071          --           --
                                                                            --------    --------     --------
Series E Redeemable Convertible Preferred Stock, $.01 par value; 868,329 shares authorized; 868,329 shares issued and outstanding actual; none
  issued and outstanding pro forma and as adjusted                            4,900          --           --
                                                                            --------    --------     --------
Stockholders' equity deficit (1):
    Series A Convertible Preferred Stock, $.01 par value; 104,388 shares authorized; 93,691 shares issued and outstanding actual; none issued
  and outstanding pro forma and as adjusted                                   1,038          --           --
    Common Stock, $.01 par value; 15,000,000 shares authorized;
  1,539,673 shares issued and outstanding actual; 6,289,969 shares issued and outstanding pro forma; 8,289,969 shares issued and
  outstanding as adjusted (2)                                                    15          63           83
    Additional paid-in capital                                                   94      18,187       36,067
    Accretion of dividends on redeemable convertible preferred stock            (63)         --           --
    Accumulated deficit                                                      (6,235)     (6,235)      (6,235)
                                                                            --------    --------     --------
    Total stockholders' equity (deficit)                                     (5,151)     12,015       29,915
                                                                            --------    --------     --------
     Total capitalization                                                   $12,213     $12,213      $30,113
                                                                            ========    ========     ========

-------------

(1) Effective upon the closing of this offering, the Company's Restated Certificate of Incorporation will be further amended and restated to, among other matters, reduce the number of authorized shares of Preferred Stock from 6,813,393 to 1,000,000, none of which will be outstanding upon the closing of the offering. See "Description of Capital Stock--Preferred Stock."

(2) Excludes (i) 1,292,517 shares of Common Stock issuable upon exercise of options outstanding at September 30, 1996 at a weighted average exercise price of $2.20 per share, of which options to purchase 329,330 shares of Common Stock were exercisable, and (ii) 79,696 shares of Common Stock issuable of upon exercise of warrants outstanding at September 30, 1996 at a weighted average exercise price of $3.98 per share. See "Management--Stock Plans," "Description of Capital Stock" and Notes 8 and 9 to Notes to Financial Statements.

                                   DILUTION

  As of September 30, 1996, the Company had a pro forma net tangible book value of approximately $12.0 million, or $1.91 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock then outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the completion of this offering. After giving effect to the sale of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and after deduction of the estimated underwriting discounts and commissions and offering expenses payable by the Company, the adjusted pro forma net tangible book value of the Company as of September 30, 1996 would have been $29.9 million, or $3.61 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $1.70 per share to existing investors and an immediate dilution of $6.39 per share of to new investors. The following table illustrates this per share dilution:

 Assumed initial offering price per share                                               $10.00
  Pro forma net tangible book value per share before the offering              $1.91
  Increase attributable to new investors                                        1.70
                                                                               -------
Adjusted pro forma net tangible book value per share after the offering                   3.61
                                                                                        ------
Dilution per share to new investors                                                     $ 6.39
                                                                                        ======


  The following table summarizes on a pro forma basis as of September 30, 1996 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                             Shares Purchased       Total Consideration
                          ---------------------- -------------------------
                                                                            Average Price
                            Number     Percent       Amount      Percent      Per Share
                         ------------  --------- --------------  ---------  ---------------
Existing stockholders      6,289,969     75.9%    $18,494,711      48.0%       $ 2.94
New investors              2,000,000     24.1      20,000,000      52.0         10.00
                           ---------    --------  -----------     ------        ------
    Total                  8,289,969    100.0%    $38,494,711     100.0%
                           =========    ========  ===========     ======

  The foregoing computations assume no exercise of warrants or stock options outstanding at September 30, 1996, at which date there were 1,292,517 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.20 per share, of which options to purchase 329,330 shares of Common Stock were exercisable, and 79,696 shares of Common Stock issuable of upon exercise of outstanding warrants at a weighted average exercise price of $3.98 per share. See "Management--Stock Plans" and "Description of Capital Stock."

                           SELECTED FINANCIAL DATA

  The following selected financial data for the period from inception (November 29, 1988) through March 31, 1993, the nine months ended December 31, 1995, and for each of the two years in the period ended March 31, 1995 are derived from Financial Statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The financial statements as of December 31, 1995 and March 31, 1995 and the nine months ended December 31, 1995 and for each of the two years in the period ended March 31, 1995 and the report of Ernst & Young LLP relating thereto are included elsewhere herein. The financial data for the nine months ended September 30, 1996 and 1995 are derived from unaudited financial statements included elsewhere herein. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not indicative of the results that may be expected for the entire year ending December 31, 1996. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements, related Notes and other financial information included herein.




                                                                                                      Nine Months
                                    Period from inception        Year Ended        Nine Months           Ended
                                     (November 29, 1988)          March 31,           Ended          September 30,
                                      through March 31,     ---------------------  December 31,  ----------------------
                                             1993            1994        1995       1995 (1)        1995       1996
                                     --------------------- --------- ----------- -------------- ----------- ----------
                                                           (in thousands, except per share data)
Statement of Operations Data:
Revenues                                    $1,000          $1,700     $   412       $   900      $   900     $ 9,635
Operating expenses:
 Research and development                      470           1,382       2,407         4,165        2,989      4,952
 General and administrative                    841             897         825         1,505        1,349      2,212
                                            ------           ------     ------        ------       ------     -------
  Total operating expenses                   1,311           2,279       3,232         5,670        4,338      7,164
                                            ------           ------     ------        ------       ------     -------
Operating income (loss)                       (311)           (579)     (2,820)       (4,770)      (3,438)     2,471
Interest income (expense), net                  41             (38)         42          (123)         (37)      (133)
                                            ------           ------     ------        ------       ------     -------
Net income (loss)                           $ (270)          $(617)    $(2,778)      $(4,893)     $(3,475)    $2,338
                                            ======           ======     ======        ======       ======     =======
Pro forma:
 Net income (loss) per share (2)                                                     $ (0.70)                 $ 0.30
 Shares used in per share
   calculations (2)                                                                    6,973                   7,711

                                                                March 31,
                                                      -----------------------------
                                                                                     December 31,    September 30,
                                                       1993       1994      1995       1995 (1)          1996
                                                      --------  --------- --------- --------------  ---------------
                                                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents                             $  114    $ 4,154    $  1,079     $   150         $11,735
Working capital (deficit)                               (142)     3,574        516       (1,327)         10,882
Total assets                                           1,118      5,050      2,141        1,211          13,815
Capital lease obligations, less current portion           13        292        107          342             198
Redeemable convertible preferred stock                    --      3,941      3,949        3,956          17,166
Total stockholders' equity (deficit)                     773        200     (2,552)      (7,336)         (5,151)

-------------

(1) The Company changed its fiscal year end from March 31 to December 31 commencing with the fiscal year ended December 31, 1995.

(2) See Note 2 to Notes to Financial Statements for a description of the calculation of pro forma net income (loss) per share.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

Overview

  The Company was incorporated in 1988. Since commencing operations in 1992, the Company has been engaged principally in the research and development of its product candidates as well as seeking various regulatory clearances and patent protection. The Company has had no revenues from product sales and has incurred losses since inception through September 30, 1996 aggregating approximately $6.2 million. The Company has received revenues in connection with various licensing and collaboration agreements. In August 1996, the Company entered into a strategic alliance with Mallinckrodt pursuant to which it received $6.0 million in up-front license fees. The agreement provides for an additional $2.0 million payment upon the earlier of a specified date or the achievement of an MS-325 development milestone. In March 1996, the Company entered into a strategic alliance with Daiichi. Under this agreement, the Company received $3.0 million in license fees and $5.0 million from the sale of Preferred Stock, and is entitled to receive up to $3.3 million in future payments based upon the Company's achievement of certain product development milestones.

  The Company reported profitable operating results for the nine-month period ended September 30, 1996 due to significant license fees and milestone payments received from Mallinckrodt and Daiichi. However, the Company expects continued operating losses for the next several years as it incurs expenses to support research, development and efforts to obtain regulatory approvals.

  The Company's initial product candidate, MS-325, is currently the Company's only product candidate undergoing human clinical trials. The Company filed an Investigational New Drug ("IND") application for MS-325 in July 1996 and initiated Phase I clinical trials in September 1996.

  In 1995, the Company changed its fiscal year end from March 31 to December
31. The Company anticipates fluctuation in its quarterly results of operations due to several factors, including: the timing of fees and milestone payments received from strategic partners; the formation of new strategic alliances by the Company; the timing of expenditures in connection with research and development activities; the timing of product introductions and associated launch, marketing and sales activities; and the timing and extent of product acceptance for different indications and geographical areas of the world.

Results of Operations

Comparison of Nine Months Ended September 30, 1996 and 1995

  Revenues. Revenues for the nine-month period ended September 30, 1996 were $9.6 million as compared to $900,000 for the corresponding period of 1995. Revenues for the nine-month period ended September 30, 1996 included $6.0 million in license fees and approximately $665,000 of development contract revenue from Mallinckrodt. Revenues for the period also included $3.0 million in license fees (net of 10% foreign withholding tax) received from Daiichi for the rights to commercialize MS-325 in Japan. Revenues for the nine-month period ended September 30, 1995 consisted entirely of payments received from a pharmaceutical company as consideration for an option for certain rights to the Company's future contrast agents in Japan. The option expired and the rights to the agent were subsequently licensed to a third party.

  Research and development expenses. Research and development expenses for the nine-month period ended September 30, 1996 were $5.0 million as compared to $3.0 million for the corresponding period of 1995. This increase was due primarily to increased MS-325 development costs associated with the commencement of Phase I clinical trials in September 1996.

  General and administrative expenses. General and administrative expenses for the nine-month period ended September 30, 1996 were $2.2 million as compared to $1.3 million for the corresponding period of 1995. The $900,000 increase was due to increased personnel costs associated with recruitment and compensation of additional senior managers (approximately $235,000) and increased expenses for strategic consulting and business development activities ($128,000). Significant secondary causes of the increase include higher patent costs as well as increased agency fees and legal expenses associated principally with the formation of collaborative agreements. In addition, general and administrative expenses for the 1996 period included $250,000 of nonrecurring expense incurred in connection with the restructuring of a liver agent development program which was terminated by the Company in 1995. The Company had terminated the program after reassessing the anticipated future product development costs under the program measured against the size of the potential market for products. As part of a negotiated termination of the agreement covering the development program, the Company paid the contracting party $250,000 and gave a non-exclusive license to the technology developed to date under the program in exchange for royalty payments on future sales of products by the contracting party. The Company expects total general and administrative expenses to increase as the Company's product candidates advance through clinical trials and to eventual commercialization.

  Interest income and expense. Interest income for the nine-month period ended September 30, 1996 was $140,000 as compared to $63,000 for the corresponding period of 1995. This increase was due to higher average cash available for investment. Interest expense for the nine-month period ended September 30, 1996 was $274,000 as compared to $100,000 for the corresponding period of 1995. This increase was due to higher borrowings under promissory notes and bridge loans.

Comparison of Nine Months Ended December 31, 1995 and Years Ended March 31, 1995 and 1994

  Revenues. Revenues for the nine-month period ended December 31, 1995 consisted of the aforementioned $900,000 received as consideration for an option for certain rights to contrast agents which has since expired. Revenue for the years ended March 31, 1995 and 1994 of $411,000 and $1.7 million, respectively, consisted principally of research and license fees received from a Japanese company in connection with a liver agent development program which was terminated by the Company in 1995.

  Research and development expenses. Research and development expenses were $4.2 million for the nine-month period ended December 31, 1995 as compared to $2.4 million for the year ended March 31, 1995 and $1.4 million for the year ended March 31, 1994. The respective year-to-year increases were attributable to increased payments to third parties for research studies, hiring of additional staff and building the infrastructure required to perform research, development and regulatory activities with respect to the Company's product candidates, principally MS-325.

  General and administrative expenses. General and administrative expenses were $1.5 million for the nine-month period ended December 31, 1995 as compared to $825,000 for the year ended March 31, 1995 and $897,000 for the year ended March 31, 1994, reflecting the investment in personnel and facilities to support the Company's expanded operations. General and administrative expenses for the nine-month period ended December 31, 1995 exceeded those for the year ended March 31, 1995 largely due to increased salaries ($150,000) and higher legal costs ($117,000), due principally to the formation of various collaborations. Also contributing to the increase were increased patent costs attributable to the timing and increased scope of patent activities and nonrecurring license fee expense incurred in connection with the development of MS-325. General and administrative expenses for the year ended March 31, 1994 exceeded those for the year ended March 31, 1995 due primarily to a finder's fee paid in 1994 to a third party in connection with identifying possible collaborative partners for the Company's liver agent development program.

  Interest income and expense. Interest income for the nine-month period ended December 31, 1995 was $28,000 as compared to $121,000 and $29,000 for the years ended March 31, 1995 and 1994, respectively. The decrease in interest income for the nine-month period ended December 31, 1995 as compared to the prior fiscal period was due to lower average cash available for investment. Interest income for the year ended March 31, 1995 increased over the prior fiscal year primarily due to higher average invested cash balances resulting from the Series B Convertible Preferred Stock financing completed in March 1994. Interest expense for the nine-month period ended December 31, 1995 was $151,000 as compared to $79,000 and $67,000 for the years ended March 31, 1995 and 1994, respectively. The increased interest expense for the nine-month period ended

December 31, 1995 was due primarily to additional interest expense related to the convertible promissory notes issued in May and November 1995.

Liquidity and Capital Resources

  The Company has financed its operations since inception principally through the sale of its Preferred Stock, with proceeds therefrom totaling $18.4 million (including $3.8 million from convertible debt securities that were converted to Preferred Stock) and payments aggregating $13.6 million received from third parties, including Mallinckrodt and Daiichi, in connection with collaboration and license arrangements. In addition, the Company arranged capital lease lines under which it has borrowed $1.4 million to date to partially fund approximately $2.2 million of capital expenditures. From inception through September 30, 1996, the Company has incurred $19.7 million of costs attributable to operating activities, including $13.4 million related to the research and development of technology and new product candidates, including MS-325.

  During the nine-month period ended September 30, 1996, operating activities provided $2.6 million of cash, as license fees received in connection with collaboration agreements more than offset operating expenses during the period. During the same period investing activities used $756,000 of cash primarily for the purchase of fixed assets, consisting principally of laboratory and office equipment. Financing activities during the nine-month period ended September 30, 1996 provided $9.8 million of cash primarily in the form of net proceeds from the sale of the Company's preferred stock, totaling $9.3 million and the issuance of notes payable aggregating $900,000, which were subsequently converted into preferred stock of the Company.

  Operating activities during the nine-month period ended December 31, 1995 used $3.5 million in cash primarily for continued spending on research and development of MS-325 and for general and administrative expenses. Proceeds from a sale leaseback arrangement more than offset capital expenditures during the same period; consequently, financing activities provided $136,000 of cash during the period. Other significant cash flow events during the period included $2.7 million of proceeds received from the issuance of promissory notes which were subsequently converted in 1996 into preferred stock of the Company.

  The Company does not anticipate the receipt of license fees from new collaboration agreements at any time in the immediate future. Because of anticipated spending to support development of MS-325 and new research programs, the Company does not expect positive cash flow from operating activities for any future quarterly or annual period prior to commercialization of MS-325. The Company anticipates continued investments in fixed assets, including equipment and facilities expansion to support new and continuing research and development programs. The Company intends to seek additional debt financing to support any necessary facilities expansion and equipment requirements that may occur in the foreseeable future.

  Should the Company be unable to negotiate an extension of its existing lease or obtain equipment lease financing at reasonable terms, the Company would be required to find new facilities, modify its current capital plans, seek alternative sources of debt or equity financing or use existing cash to fund such expenditures.

  The Company has reported only tax losses to date and therefore has not paid federal or state income taxes since inception. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (FAS
109). Realization of deferred taxes is dependent on future events and earnings, if any, the timing and extent of which are uncertain. Accordingly, the benefit of deferred tax assets has been fully reserved as of September 30, 1996 and 1995. At September 30, 1996, the Company had net operating loss carryforwards of approximately $7.8 million available to offset future taxable income. These amounts expire at various times through 2010. As a result of ownership changes resulting from recent sales of equity securities, the Company's ability to use the loss carryforwards is subject to limitations as defined in Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company currently estimates that the annual limitation on its use of net operating losses through May 31, 1996 will be approximately $900,000. Pursuant to Section 382 of the Code, the change in ownership resulting from this offering and any other future sale of stock may limit utilization of future losses in any one year. The Company is also eligible for research and development tax credits approximating $300,000 at September 30, 1996, which can be carried forward to offset federal taxable income. The annual limitation and the timing of attaining profitability may result in the expiration of net operating loss and tax credit carryforwards before utilization.

  The Company's principal source of liquidity consists of cash and cash equivalents totaling $11.7 million at September 30, 1996. The Company is eligible to receive an additional $2.0 million of revenues from Mallinckrodt and $3.3 million from Daiichi upon the attainment of certain product development milestones. The Company's agreement with Mallinckrodt requires Mallinckrodt to fund a portion of the future development costs of MS-325 up to a specified maximum amount. The Company expects that its cash needs will increase significantly in future periods due to pending and planned clinical trials and other increased operating expenses. The Company estimates that the net proceeds of this offering and existing cash and cash equivalents will be sufficient to meet the Company's capital requirements through June 1998. The Company's future capital requirements will, however, depend on many factors, including the progress of the Company's research and development programs and clinical trials, the time and costs required to gain regulatory approvals, the ability of the Company to obtain and retain continued funding from third parties under collaborative agreements, the costs of filing, prosecuting and enforcing patents, patent applications, patent claims and trademarks, the status of competing products and the market acceptance of the Company's products, if and when approved. The Company may be required to raise substantial additional funds to complete development of any product candidate, whether or not it receives milestone payments under its collaborations with Mallinckrodt and Daiichi, or to commercialize any products if and when approved by the FDA. The Company may be required to obtain such additional funds through future public or private sales of equity securities, equipment lease financings or through strategic alliances. There can be no assurance that additional financing will be available on acceptable terms, if at all.

                                   BUSINESS

Overview

  The Company is developing targeted contrast agents both to improve the capability and expand the use of MRI as a diagnostic tool for a variety of diseases. Contrast agents that are targeted or specific are designed to bind to a particular organ or organ system. The Company's principal product under development, MS-325, is an injectable vascular contrast agent designed for multiple vascular imaging indications, including CAD and PVD. The Company believes that MS-325 will significantly enhance the quality of images and provide physicians with a clinically superior, noninvasive (i.e., no more invasive than a peripheral intravenous injection ("I.V.")) and cost-effective method for diagnosing cardiovascular disease. The Company further believes that MS-325 will simplify the diagnostic pathway for a number of cardiovascular diseases and in many cases replace highly invasive (i.e., more invasive than a peripheral I.V. up to and including a surgical procedure) and expensive X-ray angiography, which is currently considered the definitive diagnostic exam for assessing cardiovascular disease. The Company is presently conducting Phase I clinical trials of MS-325, and 35 subjects have received MS-325 to date with no clinically significant adverse effects reported. The Company has entered into strategic alliances with Mallinckrodt and Daiichi for the development and commercialization worldwide of MS-325 and other vascular contrast agents.

  MS-325 is a magnetically active, injectable small molecule. It binds to the blood protein albumin, remains at high concentrations in the bloodstream throughout the MRI exam, and is designed to be excreted safely through the kidneys over time. Because of its affinity for albumin, MS-325 provides the image acquisition time and signal strength needed to obtain a high contrast, high resolution image of the cardiovascular system. The Company is also investigating additional imaging applications for MS-325, including tumor imaging. The Company believes that its proprietary technology platform will enable it to create additional contrast agents that target particular tissue and fluid types. Research efforts are ongoing in the areas of thrombosis (blood clots) and functional brain imaging.

Magnetic Resonance Imaging Background

  In MRI, images are obtained by placing a portion of the patient's body in a magnetic field and applying safe, low-energy radio waves. The different organs and tissues in the body respond uniquely to the MRI's electromagnetic field and these responses are then scanned and converted into a three-dimensional image. MRI can easily provide high contrast, high resolution images of anatomy deep inside the body.

  The use of MRI, which was developed in the 1970s, has grown steadily over the past decade due to declining costs, increased clinical effectiveness, reduced exam times and more comprehensive coverage by third-party payors. As an example, a standard MRI brain exam, which in 1985 required 60 minutes and cost approximately $1,500, now takes only 30 minutes, costs approximately half as much and can identify tumors that are over 50% smaller than those detectable in 1985. The installed base of MRI scanners in the United States grew from fewer than 400 scanners in 1985 to an estimated 3,900 in 1995, during which year there were an estimated 8.5 million MRI exams performed.

  Underlying MRI's economic and clinical advancement is the consistent and rapid technological progress achieved by MRI equipment manufacturers such as General Electric, Siemens and Philips. Over the past 10 years, MRI equipment manufacturers have achieved significant improvements in both MRI hardware and software while reducing the price of a new machine by more than 35%. The primary hardware components in an MRI scanner are the magnet, gradients, radio frequency coils and computer processors and memory. Since 1985, gradients have quadrupled in speed and power, and enhancements in radio frequency coils have improved the signal-to-noise ratio by over 100%. Improvements in computer processors, memory and software, including new techniques to improve scanning, image processing and motion compensation, have been even more dramatic.

  Images obtained in certain applications of MRI can be enhanced through the use of contrast agents. Contrast agents are injected into a vein in the patient's arm prior to a scan and are designed to amplify the contrast between various tissues, organs and anatomic structures. Currently available MRI contrast agents are primarily non-specific gadolinium compounds which diffuse throughout the body following injection. They are effective at enhancing images of certain tissue types, primarily in the brain and spine, but lack the efficacy to be clinically useful for many vascular applications. Non-specific contrast agents are used in an estimated 25% of MRI exams and their usage has grown approximately 40% over the last four years.

  MRI has been established as the modality of choice for a broad range of indications, including brain tumors, many spinal disorders and knee injuries. Nevertheless, MRI has been used sparingly as an imaging modality for the vascular system due to its limited ability to image arteries and veins in patients. In particular, cardiac motion currently precludes MRI of the coronary arteries. Several leading MRI manufactures, academic centers and others are developing hardware and software solutions to the problem of cardiac motion. In both CAD and PVD, clinically significant magnetic resonance images of the arterial anatomy are also limited by MRI's inability to provide sufficient contrast between the arteries and the surrounding tissues. Further, MRI studies using the existing non-specific contrast agents are limited by their rapid diffusion out of the vascular system. Consequently, many experts believe MRI contrast agents which remain in the vascular system for extended periods of time will be necessary to obtain sufficient contrast for clinically relevant vascular images.

The EPIX Solution

  The Company believes that MS-325, together with the anticipated hardware and software solutions to the cardiac motion problem, will enable widespread clinical use of MRI to diagnose CAD. The Company also believes that MS-325 will significantly expand the use of currently available MRI equipment in diagnosing PVD. MS-325 has been designed to be used with MRI to provide physicians with a clinically superior, noninvasive and cost-effective diagnostic pathway by eliminating many X-ray angiograms and ancillary tests.

   MS-325: Cardiology Indications

  Background. It is estimated that approximately 500,000 people in the United States die of CAD each year, making it the leading cause of death. CAD is characterized by the accumulation of plaque on the arterial walls, leading to a disruption in blood flow to the heart muscle. This interruption of blood to the heart can cause ischemia (lack of oxygen) or infarction (death of heart tissue) and result in significant morbidity or death. In order to diagnose a patient who exhibits apparent symptoms of CAD, prescribe an effective treatment and monitor the results of intervention, a physician often requires information on the anatomy and function of the heart and, specifically, the coronary arteries. Due, in part, to the lack of cost-effective, noninvasive, comprehensive diagnostic imaging procedures, diagnosis of CAD is currently a complex and expensive process. Based on independent sources, the Company believes that in 1995 over six million patients in the United States underwent over 11 million various diagnostic tests for the diagnosis of CAD at an estimated cost of approximately $7.0 billion. The Company believes that MRI-based cardiac evaluations using MS-325 would simplify the process of diagnosing CAD, significantly improving patient outcomes and lowering total medical costs.


  Traditional Approach to CAD Diagnosis. The current diagnostic process for CAD is complex, expensive and can involve multiple, often inconclusive, tests. While the specific diagnostic pathway may vary for any given patient, several appointments for multiple diagnostic exams may be necessary prior to formulation of a treatment plan. Figure 1 below outlines the traditional approach to CAD diagnosis.

       Figure 1--Coronary Artery Disease: Traditional diagnostic pathway
--------------------------------------------------------------------------------



                7% Acute/Critical                        60% Drug Therapy
              ----   Ischemia                           ----  or Rule Out
              |                                         |         CAD
              |                       Traditional       |
  Initial     |                       Non-Invasive      |
Chest Pain    |                         Imaging         |                  50%    Drug
  Workup      |                       o Stress echo-    |                 ---- Therapy or
              |                         cardiogram      |                 |    No Therapy
o EKG         |    Indeterminate                        |                 |
o Exercise    |51%  Non-acute         o Nuclear stress  |                 |27%
  stress test ----  Myocardial   ----   perfusion study |    Coronary     ----  PTCA
              |     Infarction                          |40%  X-ray       |
6.75 Million  |42%                       3.44 Million   ---- Angiography  |
  Patients    ---- Rule Out CAD             Patients                      |23%
                                                             1.38 Million ----  CABG
                                                               Patients



--------------------------------------------------------------------------------

  Note: Percentages are estimates derived by the Company from both data compiled by the Company and data obtained from independent sources. Actual diagnostic outcomes could vary depending on numerous factors, including geographical location of the patient, type of medical setting in which the tests are administered and physician practice patterns.

  An estimated 6.75 million patients enter the CAD diagnostic pathway in the United States after experiencing chest pain or shortness of breath. An electrocardiogram ("EKG") is often performed at this stage. Approximately 7% of these patients present with severe pain and acute or critical ischemia and are immediately triaged for treatment. For the remaining 93%, the physician completes a work-up, history and physical exam to determine whether the patient exhibits symptoms consistent with CAD and has any of the risk factors for CAD, such as smoking, high cholesterol, family history, excess weight, diabetes or high blood pressure. A patient with an abnormal EKG or significant risk factors will likely be referred to a cardiologist for further testing. The cardiologist will typically continue the work-up with an exercise stress test. Based on EKG and exercise stress test results, CAD is ruled out for approximately 42% of all patients entering the diagnostic pathway. For the remaining 51% of all patients, results of the exercise stress test are indeterminate and the cardiologist generally will perform a stress echocardiogram and/or a nuclear stress perfusion study. Approximately 60% of patients undergoing these tests receive either drug therapy or no further treatment. For the remaining 40% of patients, for whom the stress echocardiogram or a nuclear stress perfusion study is positive or indeterminate, a coronary X-ray angiogram is often prescribed. Approximately 50% of the patients who receive coronary X-ray angiograms are either treated with drugs or require no therapy. If the coronary X-ray angiogram indicates surgically correctable disease, the patient will be scheduled for a percutaneous transluminal coronary angioplasty ("PTCA"), a procedure designed to enlarge partially blocked arteries, or referred to a cardiac surgeon for a coronary artery bypass graft ("CABG"), a surgical procedure designed to circumvent a blocked or partially blocked artery or arteries with a vascular graft.

  As indicated above, the following tests are generally part of the traditional diagnostic pathway for CAD:

  (bullet) EKGs measure the electrical potential of the heart using several surface electrodes. Varying patterns of monitored electrical activity may indicate heart abnormalities, including ischemic heart disease or a previous heart attack.

  (bullet) Exercise stress tests measure a patient's ability to exercise without chest pain. For certain patients with extreme results, the test can be used to confirm or exclude the presence of blockages which significantly decrease blood flow and sometimes to prescribe drug therapy. However, for most patients the test is inconclusive. The test provides no information on the anatomy of the coronary arteries.

  (bullet) Stress echocardiograms use transthoracic ultrasound to measure motion of the walls of the heart under physical or pharmacological stress. In most cases, a lack of blood flow to a particular area of the heart will be reflected in atypical motion of the heart wall. The test is noninvasive and costs between $300 and $900. While a normal stress echocardiogram usually eliminates the possibility of blockages which significantly decrease blood flow, the test is often inconclusive and provides no information on the anatomy of the coronary arteries. Over 800,000 stress echocardiograms were performed in the United States in 1995 at an estimated cost of over $250 million.

  (bullet) Nuclear stress perfusion studies, which measure the flow of blood to cardiac tissue, can be used either as the critical diagnostic test prior to X-ray angiography or to confirm the impact on blood flow of an intermediate blockage identified through X-ray angiography. These tests are noninvasive, use small quantities of ionizing radiation and cost between $600 and $1,400. A patient is injected with a radiopharmaceutical and then a gamma camera is used to detect uptake of the agent in the heart muscle. A deficiency in blood flow to particular regions of the heart is shown on the resultant images. While the test can identify the effects of CAD, it provides no information on the anatomy of the coronary arteries and it cannot determine the location of blockages. Approximately
           2.7 million nuclear stress perfusion studies were conducted in the United States in 1995 at an estimated cost of $1.9 billion.

  (bullet) Coronary X-ray angiography is currently considered by many to be the definitive diagnostic exam for imaging the coronary artery anatomy. It uses conventional X-ray technology enhanced with iodinated contrast media. Coronary X-ray angiography is highly invasive and costs between $2,000 and $6,000 per procedure. The procedure requires an interventional cardiologist to puncture the femoral artery in the patient's groin area and feed a catheter up into the patient's heart. During X-ray imaging, up to 100 milliliters of contrast media are injected into the catheter, effectively replacing blood flow in the heart and associated arteries for approximately two seconds. This cardiac catheterization must be performed in a surgical setting and requires patient monitoring for at least six hours after the procedure.

           Approximately 5% of patients undergoing a coronary X-ray angiogram experience serious side effects, including renal failure, limb loss and death, which may be caused by both the insertion of the catheter and the high dosage of iodinated radio-opaque dye. In addition, coronary X-ray angiography does not always provide sufficient information for clinical decision-making. While the procedure identifies the location of arterial blockages, in many cases it cannot conclusively determine their impact on blood flow. Therefore, for many blockages, a nuclear stress perfusion study must be performed to enable the physician to make a definitive diagnosis. Due to the expensive nature of coronary X-ray angiography, its high risk of complications, and the fact that approximately 50% of the patients undergoing coronary X-ray angiograms ultimately are diagnosed as having conditions that do not warrant invasive therapy, physicians employ a battery of tests to triage patients in an effort to avoid this procedure. However, because a diagnostic coronary X-ray angiogram is currently the only test that can image the coronary artery anatomy, approximately 1.4 million such procedures were performed in the United States in 1995 at an approximate cost of $3.8 billion.

  The EPIX Approach to CAD Diagnosis. The Company believes that MS-325, coupled with anticipated advances in software and hardware for MRI equipment, will enable physicians to use cardiac MRI to perform a noninvasive, integrated cardiac exam for the diagnosis of CAD. Such a procedure is designed to provide information on coronary artery anatomy, including location of arterial blockages, perfusion and cardiac function, in one sitting early in the diagnostic pathway. Because the procedure is intended to provide physicians with more comprehensive diagnostic information at an earlier stage of the diagnostic pathway, physicians will be able to make a more informed diagnosis, and arrange for appropriate patient treatment, sooner than would otherwise be possible, thereby achieving better patient outcomes at a lower cost. Although several leading MRI manufacturers, academic centers and others are developing advanced hardware and software, there can be no assurance when, or if, these techniques will enable MS-325 to provide clinically relevant images in cardiac indications currently being pursued. See "Risk Factors--Dependence on MRI Advancements for Cardiac Applications." Figure 2 below outlines the EPIX approach to the diagnosis of CAD.


           Figure 2--Coronary Artery Disease: EPIX diagnostic pathway
--------------------------------------------------------------------------------


                7% Acute/Critical                        80%  Drug Therapy
              ----   Ischemia                           ---- or Rule Out CAD
              |                                         |
              |                       EPIX Solution     |
  Initial     |                        MS-325/MRI       |
Chest Pain    |                                         | 9% Coronary
  Workup      |                       o Anatomy         ----  X-ray       ---- CABG
              |                                         |    Angiography
o EKG         |    Indeterminate      o Perfusion       |
o Exercise    |51%  Non-acute                           |    0.31 Million
  stress test ----  Myocardial   ---- o Function        |      Patients
              |     Infarction                          |11%
6.75 Million  |42%                    3.44 Million      ---- PTCA
  Patients    ---- Rule Out CAD         Patients


--------------------------------------------------------------------------------



  Note: Percentages are estimates derived by the Company from both data compiled by the Company and data obtained from independent sources. Actual diagnostic outcomes could vary depending on numerous factors, including geographical location of the patient, type of medical setting in which the tests are administered and physician practice patterns.


  The Company believes that the use of MS-325 with MRI to perform integrated cardiac exams will simplify and improve the diagnostic work-up for CAD by enabling noninvasive cardiologists (approximately 80% of all cardiologists) to visualize the coronary arteries noninvasively early in the work-up. Under the EPIX approach for CAD assessment, a patient who has an indeterminate EKG and exercise stress test would be referred for a noninvasive, integrated cardiac exam. Unlike the invasive nature of coronary X-ray angiography, the patient would receive a single injection of MS-325 in a vein in the arm prior to the exam and then enter the MRI scanner.

The exam is expected to provide the physician with three-dimensional anatomic detail of the coronary arteries as well as the perfusion and functional information currently provided by stress echocardiograms and nuclear stress perfusion studies. Based on the results of the MS-325-based integrated cardiac exam, the cardiologist would either prescribe no treatment, prescribe drug therapy or refer the patient to an interventional cardiologist (i.e., a cardiologist who performs invasive procedures) for a PTCA or surgical planning for a CABG. Because the MRI exam using MS-325 is expected to provide all of the anatomic information currently provided by a coronary X-ray angiogram, the need for coronary X-ray angiography as a diagnostic tool will be reduced. Only in the limited number of cases where CABG is deemed necessary would the patient be subjected to invasive coronary X-ray angiography for surgical planning.

  The Company believes that the EPIX simplified diagnostic pathway could result in significant cost savings to the United States healthcare system for the diagnosis of CAD. These savings are predicated on providing noninvasive coronary artery anatomic information earlier in the CAD work-up. In 1995, for the approximately 3.44 million patients in the United States completing the traditional diagnostic pathway, the total cost of the diagnostic work-up for CAD was approximately $5.4 billion. Under the EPIX approach to diagnosis of CAD, both stress echocardiograms and nuclear stress perfusion studies could be eliminated. In addition, because an MRI exam with MS-325 is expected to provide physicians with anatomic information early in the CAD work-up, the Company believes that half of the patients who undergo coronary X-ray angiography but do not ultimately require invasive therapy will be able to avoid a coronary X-ray angiogram. The estimated total cost for the 3.44 million patients completing the EPIX diagnostic pathway for CAD would be $3.2 billion, yielding approximately $2.2 billion in savings to the United States healthcare system based on estimated 1995 procedure costs.

             Figure 3--Estimated Savings: Traditional CAD diagnostic
                     pathway versus EPIX diagnosit pathway
--------------------------------------------------------------------------------



Traditional

                   60% Drug Therapy
   $500           ----  or Rule Out
                  |         CAD
Traditional       |
Non-Invasive      |
  Imaging         |                  50%    Drug
o Stress echo-    |                 ---- Therapy or
  cardiogram      |                 |    Rule Out CAD
                  |                 |
o Nuclear stress  |     $2,700      |27%
  perfusion study |    Coronary     ----  PTCA
                  |40%  X-ray       |
                  ---- Angiography  |
                                    |23%
  3.44 Million                      ----  CABG
    Patients
                     1.38 Million
                       Patients

      Estimated Total U.S. Cost = $5.4 billion



--------------------------------------------------------------------------------



--------------------------------------------------------------------------------



EPIX

                   80%  Drug Therapy
                  ---- or Rule Out CAD
   $700           |
EPIX Solution     |
 MS-325/MRI       |     $2,700
                  | 9% Coronary
o Anatomy         ----  X-Ray       ---- CABG
                  |    Angiography
o Perfusion       |
                  |    0.31 Million
o Function        |      Patients
                  |11%
3.44 Million      ---- PTCA
  Patients

   Estimated Total U.S. Cost = $3.2 billion



--------------------------------------------------------------------------------



  Note: Percentages are estimates derived by the Company from both data compiled by the Company and data obtained from independent sources. Actual diagnostic outcomes could vary depending on numerous factors, including geographical location of the patient, type of medical setting in which the tests are administered and physician practice patterns.


  Post-Intervention Monitoring and "Relooks." The Company believes that, after either a PTCA or a CABG, optimal patient management would include follow-up exams to determine re-forming of blockages ("restenosis") as well as proper functioning of grafts. However, while it is estimated that approximately 400,000 PTCAs and 500,000 CABGs were performed in the United States in 1995, only a small proportion of the patients undergoing these procedures received follow-up coronary X-ray angiography ("relooks"). Due to the risk, discomfort and expense associated with coronary X-ray angiography, follow-up imaging currently is limited, which can lead to increased patient management costs and poorer outcomes due to undiagnosed restenosis and other complications. The Company believes that the availability of MS-325 may lead to an increase in follow-up exams using MRI. Furthermore, the Company believes that MS-325 would enable noninvasive cardiologists to visualize the coronary arteries of the increasing number of patients who have been treated with thrombolytic therapy (streptokinase and TPA).

   MS-325: Radiology Indications

  Background. PVD affects arteries throughout the body and results in significant morbidity and mortality. There are approximately 600,000 vascular operations, 400,000 strokes and 100,000 amputations (primarily related to PVD) each year in the United States. Similar to CAD, blockage of arteries outside the heart can lead to ischemia (lack of oxygen) or infarction (death of tissue). Complications from PVD include pain, limitations in mobility, amputation of the extremities, hypertension, kidney failure in the case of renal arteries, or stroke in the case of carotid or cerebral arteries. The need for imaging the vascular system outside the heart extends to many areas of the body, including the carotid arteries, vessels of the leg, the aorta and pulmonary arteries.

  Traditional Approach to PVD Diagnosis. A patient with PVD may present with a wide range of symptoms, such as leg pain, gangrene, hypertension, renal failure, stroke or transient ischemic attack ("TIA"), a brief episode of cerebral ischemia usually characterized by blurred vision, slurred speech, numbness or paralysis. The appropriate initial diagnostic tests vary according to the particular PVD indication. Traditional imaging modalities for diagnosing PVD, such as ultrasound, nuclear medicine and CT, frequently do not provide definitive diagnostic information. For example, ultrasound and renal nuclear scans have poor image quality, leading to exams which are frequently indeterminate. CT can be used for certain radiological applications, but can only image a limited area during each scan due to the large amounts of potentially toxic X-ray contrast media required.

  With the exception of imaging carotid arteries, MRI has not made a significant impact on the diagnosis of PVD to date. Non-contrast MRI studies of the vascular system, which measure blood flow and not anatomy, are often ineffective when used in patients with disease because of their limitations in imaging the blood flow associated with PVD, which may be either minimal or turbulent. Even for the imaging of carotid arteries, where flow-based MRI has had a substantial clinical impact, the lack of direct anatomic data limits its ability to provide a quantitative measurement of stenosis required for accurate diagnosis. MRI studies using existing non-specific contrast agents are limited by the rapid diffusion of the agents out of the vascular system.

  As with the diagnostic work-up of CAD, a peripheral X-ray angiogram is generally considered to be the definitive diagnostic exam for radiological indications. In the work-up of PVD of the lower extremities, for example, the patient typically presents with leg pain, gangrene or limited mobility. The surgeon checks the patient's pulse in the ankles and performs two noninvasive exams, impedance plethysmography and ankle brachial index measurements, which confirm that the patient has PVD and often localizes the disease within the limb. An ultrasound exam is sometimes performed at this stage. Peripheral X-ray angiography is then performed to visualize the extent of the disease and to plan for surgery. Like coronary X-ray angiograms, peripheral X-ray angiograms are performed in a surgical setting and involve the puncture of the femoral artery in the groin area, the placement of a catheter in the artery and the replacement of blood by X-ray contrast media. While peripheral X-ray angiograms have slightly lower morbidity rates compared to coronary X-ray angiograms, the risks are significant with complications, including limb loss and renal failure, occurring at a rate of 1.7%. The cost of peripheral X-ray angiography is estimated to range from less than $1,000 to almost $3,000 per procedure. Despite the drawbacks of peripheral X-ray angiography, approximately 1.9 million of these procedures were performed in the United States in 1995. Figure 4 below outlines the traditional diagnostic pathway for various forms of PVD.

     Figure 4--Peripheral Vascular Disease: Traditional diagnostic pathway
--------------------------------------------------------------------------------



          Anatomic Area           Current Diagnostic Exams

----------------------
Carotid                            Ultrasound
Artery                ----            MRI              ----|             |
----------------------                                     |             |
                                                           |             |
----------------------                                     |             |
Aorta                 ----            CT                   |             ----   Surgery
----------------------             Ultrasound          ----|             |
                                                           | Peripheral  |
----------------------                                     |   X-ray     |
Renal                          Renal nuclear scan          | Angiography |
Arteries              ----         Ultrasound          ----|             |    Percutaneous
----------------------                                     |             ---- Transluminal
                                                           |             |    Angioplasty
----------------------             Impedance               |             |       (PTA)
Extremities           ----    plethysmography (IPG)        |             |
----------------------      Ankle Brachial Index (ABI) ----|             |
                        |          Ultrasound
                        |
                        |
                        |
          [GRAPHIC OF HUMAN BODY]



--------------------------------------------------------------------------------

  The EPIX Approach to PVD Diagnosis. The Company believes that the use of MS-325 with MRI will simplify and improve the PVD diagnostic pathway by enabling radiologists to visualize peripheral arteries noninvasively early in the work-up with resolution sufficient to provide a definitive diagnosis and surgical plan. Although several available MRI contrast agents also provide high resolution, they diffuse out of the cardiovascular system rapidly, making it possible to obtain detailed anatomic images only over a limited area. MS-325 is designed to remain in the blood vessels for over an hour providing sufficient time for detailed images of large portions of the vascular system. By significantly increasing the contrast of the vascular system and using the MRI equipment currently in widespread use, the Company believes that MS-325 will enable MRI to overcome the principal problem that has limited its clinical effectiveness in diagnosing PVD.

  An MRI exam utilizing MS-325 is intended to provide sufficient anatomic detail for a definitive diagnosis and the anatomic data necessary for surgical planning. Unlike peripheral X-ray angiography which, due to its invasive and painful nature, high cost and risk of complications, is often deferred in favor of noninvasive, often inconclusive exams, an MRI exam utilizing MS-325 is intended for use early in the PVD work-up. Phase I clinical trials, although not completed, have yielded measurements of signal intensity over time consistent with the Company's belief that MRI with MS-325 will provide physicians with diagnostic information clinically equivalent to peripheral X-ray angiography earlier in the diagnostic pathway. Consequently, the Company believes that MS-325-based MRI exams would not only replace a large portion of the approximately 1.9 million peripheral X-ray angiograms performed in the United States each year, but would also be used in a significant number of instances where ultrasound, nuclear medicine or other noninvasive modalities are currently employed but lack definitive diagnostic capability as described above. Based upon estimated 1995 procedure costs, the Company believes that the use of MS-325 with MRI to diagnose PVD could yield savings to the United States healthcare system of nearly $1.0 billion.

  Thrombosis is another vascular disease outside the heart that is diagnosed with a variety of radiological imaging techniques. Commonly referred to as "blood clots," thrombosis can occur in the legs, arms, pelvis, lungs and neck, and is the cause of over 400,000 deaths per year in the United States. Blood clots can cause death from a pulmonary embolus (an obstruction in the pulmonary vasculature), stroke or heart attack. Ultrasound and nuclear stress perfusion studies are used early in the work-up in an attempt to defer peripheral X-ray angiography because of cost, mortality and complications. These noninvasive modalities are often indeterminate. Although limited in use because of the mortality and complication rate, peripheral X-ray angiography, as in PVD, continues to be considered by many to be the definitive diagnostic tool. The Company believes that an MRI exam using MS-325 will be able to noninvasively provide diagnostic information which is clinically equivalent to peripheral X-ray angiography for the diagnosis of blood clots in selected cases.

Business Strategy

  The Company's objective is to become a leader in MRI contrast agents. It will seek to do so by pursuing a strategy based on commercializing MS-325 and developing new applications for its proprietary technology platform. The Company's key business objectives are to:

  Establish the safety and clinical utility of MS-325 for multiple vascular imaging indications. The Company is conducting Phase I clinical trials to establish the safety of MS-325 for human use, after which it intends to conduct Phase II and Phase III clinical trials for multiple cardiology and radiology indications. The Company intends to conduct the clinical trial programs for cardiology and radiology indications concurrently to the extent possible.

  Achieve market acceptance of MS-325. The Company intends to collect pharmacoeconomic and clinical data that demonstrates that MRI enhanced with MS-325 is superior to the traditional diagnostic pathway. Through its strategic partners' extensive worldwide marketing and sales networks, the Company intends to present this data to both physicians and third-party payors. The Company believes that third-party payors will promote the use of MS-325 because of its potential for substantial cost savings and clinical benefits.

  Broaden the use of MS-325 to additional clinical indications. The Company intends to evaluate MS-325 for use in the diagnosis of various tumors. For example, the Company is currently planning a Phase II clinical trial for the use of MS-325 in the diagnosis of breast cancer. Based on the physical properties of MS-325 and preclinical studies, the Company believes that MS-325 has potential application as part of a noninvasive imaging procedure that would enable physicians to discriminate between malignant and benign breast masses in patients with indeterminate mammograms or palpable lumps.

  Develop new targeted MRI contrast agents. In addition to evaluating the use of MS-325 in diagnosing thrombosis, the Company is developing thrombosis-specific MRI contrast agents based on its proprietary technology platform. The Company is also pursuing a discovery program for functional brain imaging.

  Maximize the value of strategic alliances. The Company currently has strategic alliances with Mallinckrodt and Daiichi. The Company entered into these alliances, and will seek to enter into future strategic alliances with pharmaceutical and imaging agent industry leaders, in order to obtain access to resources and infrastructure to leverage the Company's strengths.

Technology

   Background

  The products under development by the Company are based upon its proprietary biophysics technology platform. The Company's product candidates are small molecule chelates (soluble metal-organic complexes) containing a magnetically active metal element which elicit a strong MRI signal and are designed to be safely excreted through the kidneys over time. The Company has developed significant expertise in the design, synthesis and characterization of metal-containing complexes for in vivo use. While the contrast agents primarily used in MRI today are non-targeted in that they diffuse indiscriminately throughout the tissues of the body, the Company believes that its proprietary technology platform will enable it to design contrast agents which are capable of targeting specific tissues or organs by binding to particular proteins. The Company's proprietary biophysics technology platform consists of two key elements:

   Receptor-Induced Magnetic Enhancement

  Receptor-induced magnetic enhancement ("RIME") technology, which was developed by Dr. Randall Lauffer, the Company's founder, while at Massachusetts General Hospital ("MGH"), allows targeting of a contrast agent to particular tissue and fluid types in the body while simultaneously multiplying the signal enhancing effect of the agent and is now exclusively licensed by the Company under patents held by MGH. RIME technology involves the design of metal complexes that bind to particular proteins and receptor molecules in the body. This binding causes increased concentration and retention of the contrast agent in the specific tissues and fluids that contain targeted receptor molecules. The binding also causes a special magnetic effect based on the complex biophysics of MRI contrast agents. One of the factors that determines an MRI contrast agent's signal enhancing effect is its rotation, or tumbling rate, in solution. When an agent binds to a large molecule through the RIME process, the agent's tumbling rate decreases substantially, resulting in a corresponding increase in the strength of the agent's magnetic signal, which is detectable by MRI.

   Enzyme Sensing Technology

  Developed by EPIX scientists, enzyme sensing technology is an extension of the RIME technology that allows MRI to probe biological events on the molecular level for the first time, thereby increasing the sensitivity of MRI. The Company is developing small molecule contrast agents that become active in the presence of certain enzymes which allows them to bind to their target receptor molecules and express their full RIME signal enhancement. Because the presence of elevated levels of particular enzymes occur only in certain biological situations, enzyme sensing technology would allow MRI to scan for specific biological events currently undetectable with MRI.

EPIX Products and Development Programs

   MS-325

  The Company's lead product candidate, MS-325, is a targeted vascular contrast agent intended for use with MRI. MS-325 is a gadolinium-based small molecule chelate, engineered with the Company's proprietary RIME technology. Animal studies have demonstrated that, when injected into the bloodstream, MS-325 binds reversibly to the blood protein albumin and is designed to be excreted safely through the kidneys over time. This allows the agent to remain at high concentrations in the bloodstream during the imaging procedure and then be gradually excreted from the body. The Company has designed the half-life of the agent to allow for the optimal imaging window of at least one hour. In animal studies, MS-325 has exhibited signal enhancement that is significantly stronger than currently available agents. In an image enhanced by MS-325 using standard MRI techniques, the blood, which is infused with gadolinium, gives off a strong magnetic signal and appears bright while the surrounding tissue gives off a very low magnetic signal and appears dark.

  While MS-325 is based on the Company's proprietary technology platform, its chemical composition is similar to currently available MRI contrast agents which have a strong safety record and are known to cause few, if any, side effects. Furthermore, due to the increased magnetic signal elicited by MS-325, the Company expects it to be used at a similar or lower dose than currently available MRI contrast agents. As a result of these factors, the Company believes that MS-325 will have a safety profile comparable to currently available MRI contrast agents.

  The Company submitted an IND application for MS-325 to the FDA on July 22, 1996 and commenced a Phase I clinical trial on September 6, 1996. Thirty-five subjects participated in the clinical safety monitoring portion of the trial, which ended on November 22, 1996. Eighteen of these subjects, who were divided into three different dosing groups, participated in a typical Phase I safety study in which the dose of MS-325 was gradually increased from one group to the next. The remaining 17 subjects, who received the highest dose tested, were also imaged in order to confirm the appropriateness of the dose and to evaluate the imaging characteristics of MS-325. Vital signs, blood chemistries and other biological and physical markers were monitored in all subjects. Based on preliminary results, no clinically significant adverse effects have been reported. The Company anticipates that the final audit of the Phase I data will be completed by February 1997. Assuming successful completion of the Phase I clinical trial, the Company intends to conduct concurrent but separate Phase II and Phase III clinical trials for different cardiology and radiology indications.

  In addition to the diagnosis of CAD and PVD, the Company intends to pursue the use of MS-325 for additional clinical indications, including thrombosis, commonly referred to as "blood clots." The Company believes that MRI with MS-325 could eliminate the need for selected ultrasound and nuclear medicine studies of thrombosis while providing, noninvasively, diagnostic information which is clinically equivalent to that provided by peripheral X-ray angiography.

  The Company further believes that, based on the physical properties of MS-325 and preclinical studies, MS-325 has potential application as part of a noninvasive imaging procedure that would enable physicians to discriminate between malignant and benign breast masses in patients with indeterminate mammograms or palpable lumps. Another potential application for MS-325 in the diagnosis of breast cancer is in defining the size of malignant lesions. The Company believes that an MRI breast exam using MS-325 could allow better determination of eligibility for breast-conserving therapy.

   Other Research and Development Programs

  Thrombosis Imaging. The Company is developing new agents designed specifically for imaging blood clots. The Company is seeking to develop a targeted contrast agent and protocol that would enable MRI to illuminate blood clots against a dark background. The Company believes that its proprietary technology platform could also enable MRI to differentiate old and new clot formations and that such a product would change the diagnostic pathway for many of the conditions associated with thrombotic disease, including pulmonary embolism and deep vein thrombosis. The Company believes that use of the new approach would lead to better medical outcomes due to earlier definitive diagnosis. Early diagnosis is especially important for clots in the pelvis and vena cava, the large vein through which blood returns to the heart, because of their increased likelihood of migrating to the lungs where the clots can be fatal. The Company believes that a thrombosis-specific contrast agent could largely replace the noninvasive modalities currently in use, including nuclear medicine ventilation/ perfusion scans.

  Functional Brain Imaging. Functional brain imaging involves measuring small changes in the brain to, in effect, "watch" the brain function in real time. In the past, these cognitive function mapping studies were done using modalities such as electro-encephalograms and nuclear medicine, both of which are generally recognized to have low resolution and provide limited clinical information. Recently however, investigators at a number of institutions, including MGH, have developed a new brain imaging technique using MRI. Even in its present experimental form, the technique is rapidly being adopted by many leading neuroscience centers throughout the world. The technique detects small increases in blood volume or flow that accompany the greater metabolic activity in stimulated brain regions, thus allowing one to watch, in real time, different regions of the brain "light up" as a person thinks, moves or views objects. At present, studies are being conducted using a specialized MRI technique which does not employ a contrast agent. However, these studies are currently difficult to interpret since blood flow changes induced by cognitive activity are subtle and associated signals are weak. Clinical applications of functional brain imaging are potentially broad, including pre-surgical planning, neurodegenerative disease diagnosis and psychiatry.

  EPIX is currently conducting preclinical testing of prototype brain imaging agents with researchers at MGH based on the Company's proprietary technology platform. The Company is seeking to establish the feasibility of developing an agent that would be able to magnify the signal from small volume changes in blood flow to particular areas of the brain. The Company believes that such a contrast agent could enable highly illuminated three-dimensional MRI scans of brain function.

Strategic Alliances

  The Company's strategy includes entering into alliances with leaders in the pharmaceutical and diagnostic imaging industries to facilitate the development, manufacture, marketing, sale and distribution of its products. To date, the Company has formed strategic alliances with Mallinckrodt and Daiichi for the development and commercialization of MS-325. See "Risk Factors--Dependence on Strategic Partners."

   Mallinckrodt Group Inc.

  Pursuant to a collaboration agreement between the Company and Mallinckrodt, which was executed in August 1996, the Company granted Mallinckrodt an exclusive license to develop and commercialize MS-325 worldwide, excluding Japan. The agreement also provides for potential collaboration and cost sharing arrangements in connection with future MRI vascular agent programs, whether developed by the Company or Mallinckrodt or in-licensed by either party. The operations of the collaboration are supervised by a joint steering committee comprised of an equal number of representatives of both parties. Mallinckrodt and the Company will collaborate on the clinical development of MS-325, beginning with Phase I clinical trials. The Company has primary responsibility for conducting Phase I and Phase II clinical trials and for manufacturing MS-325 for such trials. Mallinckrodt will assume primary responsibility for development and manufacturing starting with Phase III clinical trials. Mallinckrodt will also be responsible for the marketing and distribution of MS-325 worldwide, excluding Japan. The agreement imposes certain development due diligence obligations on both of the parties and certain marketing due diligence obligations on Mallinckrodt.

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

  The Company received a $6.0 million license fee upon execution of the agreement with Mallinckrodt. The agreement provides for an additional $2.0 million payment upon the earlier of a specified date or the achievement of an MS-325 milestone. Mallinckrodt and the Company will share in the worldwide, excluding Japan, development and manufacturing scale-up and product launch costs of MS-325 and all future MRI vascular agents which may be covered by the agreement. The parties' current obligations with respect to MS-325 development costs are limited to a specified amount. Under the arrangement, the Company will share in future operating profits, if any.

  The agreement provides that Mallinckrodt may not develop, market or sell any MRI vascular agent worldwide except Japan other than those that are part of the collaboration without the approval of the joint steering committee (in which case they, if approved, would become part of the collaboration).

   Daiichi Radioisotope Laboratories, Ltd.

  Pursuant to a development and license agreement, which was entered into in March 1996, the Company granted Daiichi an exclusive license to develop and commercialize MS-325 in Japan. Under this arrangement, Daiichi will assume primary responsibility for clinical development, regulatory approval, marketing and distribution of MS-325 in Japan. The Company retained the right and obligation to manufacture MS-325 for development activities and commercial sale under the agreement. However, Daiichi may, under certain circumstances, elect to formulate MS-325 purchased from the Company into a final product. The agreement imposes certain development due diligence obligations on both parties and marketing due diligence obligations on Daiichi. The agreement may be terminated by Daiichi upon 30 days prior written notice if Daiichi determines in its reasonable opinion that MS-325 lacks clinical efficacy, presents serious side effects or otherwise exhibits unacceptable properties. In connection with this strategic alliance, the Company received an up-front fee from Daiichi in the amount of $3.0 million and Daiichi is required to make future payments to EPIX up to an aggregate amount of $3.3 million, upon the achievement of certain MS-325 development milestones. Daiichi also made a $5.0 million equity investment in the Company. Daiichi will make royalty payments to the Company on net sales of MS-325 in Japan.

  In 1992, the Company entered into an agency agreement with Sumitomo Corporation ("Sumitomo") whereby the Company engaged Sumitomo as its exclusive agent to assist the Company in entering into arrangements with third parties for the development and commercialization of vascular, liver and tumor MRI agents in Japan. Sumitomo assigned this agreement to Summit Pharmaceuticals International Corporation ("Summit") in 1995. In accordance with the agreement, the Company paid Summit a specified percentage on all amounts received by the Company from Daiichi to date and will make payments to Summit on future milestone payments it receives from Daiichi, if any. The Company will be obliged to make such payments with respect to future arrangements with partners headquartered in Japan if entered into prior to the first anniversary of the termination of the agency agreement.

Competition

  The healthcare industry is characterized by extensive research efforts and rapid technological change, and there are many companies that are working to develop products similar to the Company's. There are currently no FDA-approved targeted vascular contrast agents for use with MRI. However, there are a number of non-specific MRI agents approved for marketing in the United States and certain foreign markets that are likely to compete with the Company's products for certain applications. Magnevist(R) by Schering-AG, Dotarem(R) by Guerbet, S.A., Omniscan(R) by Nycomed Imaging ASA, and ProHance(R) by Bracco S.p.A. are all such products. The Company is aware of other agents under development that may have application in vascular imaging. There can be no assurance that the Company's competitors will not succeed in the future in developing products that are more effective than any that are being developed by the Company. The Company believes that its ability to compete within the MRI contrast agent market is dependent on a number of factors, including the success and timeliness with which it completes FDA trials, the breadth of applications, if any, for which it receives approval, and the effectiveness, cost, safety and ease of use of the Company's products in comparison to the products of the Company's competitors. The success of the Company will also be based on physician acceptance of MRI as a primary imaging modality for certain cardiovascular and other applications. See "Risk Factors--Uncertainty of Market Acceptance of Technology and Products."

  The Company has many competitors including pharmaceutical, biotechnology and chemical companies, a number of which, including both of the Company's strategic partners, are actively developing and marketing products that, if commercialized, would compete with the Company's product candidates. Many of these competitors have substantially greater capital and other resources than the Company and may represent significant competition for the Company. Such companies may succeed in developing technologies and products that are more effective or less costly than any of those that may be developed by the Company, and such companies may be more successful than the Company in developing, manufacturing and marketing products. Furthermore, there are several well-established medical imaging modalities that currently compete, and will continue to compete, with MRI, including X-ray angiography, CT, nuclear medicine and ultrasound. Other companies are actively developing the capabilities of the competing modalities to enhance their effectiveness in CVS imaging. There can be no assurance that the Company will be able to compete successfully in the future or that developments by others will not render MS-325 or the Company's future product candidates obsolete or non-competitive or that the Company's collaborators or customers will not choose to use competing technologies or products.

Patents and Proprietary Rights

  EPIX considers the protection of its proprietary technologies to be material to its business prospects. The Company pursues a comprehensive patent program in the United States and in other countries where it believes that significant market opportunities exist.

  The Company owns or has exclusively licensed patents and patent applications on the critical aspects of its core technology as well as many specific applications of this technology. EPIX has exclusively licensed two patents in the United States broadly covering RIME technology, albumin binding with metal chelates, and liver targeting metal chelates, and has received notice of allowance for similar patent applications in Japan and Europe. The Company has exclusively licensed four additional patents in the United States and received notice of allowance of an additional U.S. patent covering novel metal chelates, with similar patent applications in Japan and Europe.
Finally, the Company has patent applications pending in the United States, Japan and Europe covering various aspects of its RIME technology. The Company's patent protection for MS-325 currently extends to 2007 in the United States, Japan and Europe. If the currently pending patent applications issue, this protection will be extended until 17 years after the date of issue in the United States, and until 2016 in Europe and Japan.

  An issued patent grants to the owner the right to exclude others from practicing inventions claimed therein. In the United States, a patent filed before June 8, 1995 is enforceable for 17 years from the date of issuance or 20 years from the deemed date of filing the underlying patent applications, whichever is longer. Patents based on applications filed from June 8, 1995 expire 20 years from the deemed date. The General Agreement on Tariffs and Trade provides that patents whose applications were filed on or after June 8, 1995 are effective for 20 years from filing. This new rule is generally regarded as unfavorable to pharmaceutical companies, where the time period between patent filing and commercialization of the patented product may be extended many years because of the lengthy development cycle and regulatory process.

  The patent positions of pharmaceutical and biopharmaceutical firms involve complex legal and factual questions. There can be no assurance that the Company's issued patents, or any patents that may be issued in the future, will effectively protect the Company's technology or provide a competitive advantage. There can be no assurance that any of the Company's patents or patent applications will not be challenged, invalidated or circumvented in the future.

  The Company's commercial success will also depend on its ability to operate without infringing upon the patents of others in the United States and abroad. If any third-party patents are upheld as valid and enforceable in any judicial or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign its products or processes, to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  There are pending or issued patents, held by parties not affiliated with the Company, relating to technologies used by the Company in the development or use of certain of the Company's product candidates. In particular, the Company is aware of certain patents in the United States, Japan and elsewhere owned by or licensed to one party that relate to MRI contrast agents and which may cover certain of the Company's MRI product candidates, including MS-325. Mallinckrodt, one of the Company's partners, has rights from this third party under those patents which the Company and Mallinckrodt believe will permit Mallinckrodt to manufacture, market and sell MS-325 and other products developed pursuant to the collaboration agreement between the Company and Mallinckrodt were MS-325 and those other products to be held to fall within the claims of those third-party patents. If the agreement with Mallinckrodt is terminated by either party, the Company would be required to enter into a strategic alliance with another party having a license from this third party or obtain a license from this third party directly or from others licensed by this third party in order to manufacture, market and sell MS-325 and other chelate-based MRI contrast agents. However, there can be no assurance that the Company would be able to consummate a strategic alliance with a party having this third-party license or obtain a license on commercially reasonable terms, if at all. The patent rights of this third party in Japan will expire in 2002, before such time as the Company presently anticipates that Daiichi will have material sales of MS-325 in Japan and, therefore, the Company believes that the existence of such patents in Japan is unlikely to have a material adverse effect on the Company. However, in the event that Daiichi commercializes MS-325 in Japan before 2002, it may be required to obtain an appropriate license or take other measures to avoid infringement of the third party patents, including delaying the commencement of product sales. There can be no assurance that the Company's current or future activities will not be challenged, that additional patents will not be issued containing claims materially constraining the proposed activities of the Company, that the Company will not be required to obtain licenses from third parties, or that the Company will not become involved in costly, time-consuming litigation regarding patents in the field of contrast agents, including actions brought to challenge or invalidate the Company's own patent rights. At the same time, the Company is aware of certain products under development by the third party referred to above and others which it believes may infringe certain of the Company's exclusively licensed patents. The Company intends to pursue license or cross-license arrangements with or, if necessary and appropriate, infringement proceedings against, these parties upon their seeking final regulatory approval for the marketing and sale of any such products. See "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights. "

  Many of the Company's competitors are continuing to actively pursue patent protection for activities and discoveries similar to the Company's. There can be no assurance that these competitors, many of which have substantially greater resources than the Company and have made substantial investments in competing technologies, will not in the future seek to assert that the Company's products or chemical processes infringe their existing patents and/or will not seek new patents that claim to cover aspects of the Company's technology. Furthermore, patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a specified period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. In addition, patents issued and patent applications filed relating to biopharmaceuticals are numerous. Therefore, there can be no assurance that the Company is aware of all competitive patents, either pending or issued, that relate to products or processes used or proposed to be used by the Company.

  The Company and MGH have entered into a license agreement pursuant to which MGH has granted the Company an exclusive worldwide license to the patents and patent applications which relate to the Company's only product candidate, MS-325. The MGH License imposed certain due diligence obligations with respect to the development of products covered by the license, all of which have been fulfilled to date. The MGH License requires the Company to pay royalties on net sales of MS-325 by the Company. The Company must also pay MGH a percentage of all royalties received by the Company from its sublicensees. Accordingly, the Company will be required to make payments to MGH on profits generated under the Mallinckrodt collaboration, if any, and on royalties received from Daiichi under its license agreement, if any. Failure of the Company to comply with these requirements could result in the conversion of the license from being exclusive to non-exclusive in nature or termination of the license agreement itself. Any such event would have a material adverse effect on the Company's business, financial condition and results of operations.

  The pharmaceutical and biotechnology industries have been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation may be necessary to enforce any patents issued to the Company and or determine the scope and validity of others' proprietary rights. The Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or by foreign agencies to determine the priority of inventions. Any involvement in litigation surrounding these issues could require extensive costs to the Company as well as be a significant distraction for management. Such costs could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also relies upon trade secrets, technical know-how, and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants, and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships with the Company. These agreements require disclosure and assignment to the Company of ideas, developments, discoveries and inventions made by employees, consultants and advisors. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

  The Company intends to vigorously protect and defend its intellectual property. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope, and validity of the proprietary rights of others. See "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights."

Manufacturing

  The Company currently manufactures, as part of its ongoing development efforts, small non-GMP batches of MS-325 in its laboratories located in Cambridge, Massachusetts. The Company has contracted for the manufacture in accordance with GMP of MS-325 from outside contractors for use in preclinical and Phase I and II clinical trials. As part of its strategic alliance with the Company, Mallinckrodt will serve as primary manufacturer for MS-325 thereafter. If Mallinckrodt is unable to produce MS-325 in adequate amounts and at a reasonable cost or to comply with any applicable regulations, including GMP, it could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, should Mallinckrodt fail to fulfill its manufacturing responsibilities satisfactorily, the Company could be forced to find an alternative manufacturer. There can be no assurance that the Company would be able to find such an alternative manufacturer. In the event the Company was forced to develop its own FDA-approved full-scale manufacturing capability, it would require significant expenditures of capital and management attention and resources and could require the Company to obtain a license from a third party, and would result in a delay in the approval or commercialization of MS-325. There can be no assurance that the Company would be able to obtain such a license on commercially reasonable terms, if at all. The Company currently procures the raw materials for the various components of MS-325 from a broad variety of vendors and, wherever possible, maintains relationships with multiple vendors for each component. There are a number of components of MS-325 for which the largest suppliers may have significant control over the market price due to controlling market shares. If any one of the Company's suppliers decided to increase prices significantly or reduce quantities of any component of MS-325 available for sale to the Company, it could have a material adverse effect on the Company's ability to commercialize MS-325 and on the Company's business, financial condition and results of operations. See "Business--Strategic Alliances," "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights," "--Limited Manufacturing Capability" and "--Dependence on Suppliers."

Government Regulation

  The manufacture and commercial distribution of the Company's product candidates are subject to extensive governmental regulation in the United States and other countries. Pharmaceuticals, including contrast imaging agents for use with MRI, are regulated in the United States by the FDA under the Food, Drug and Cosmetic Act ("FD&C Act") and require FDA approval prior to commercial distribution. Pursuant to the FD&C Act, pharmaceutical manufacturers and distributors must be registered with the FDA and are subject to ongoing FDA regulation, including periodic FDA inspection of their facilities and review of their operating procedures. Noncompliance with applicable requirements can result in failure to receive approval, withdrawal of approval, total or partial suspension of production, fines, injunctions, civil penalties, recalls or seizure of products and criminal prosecution, each of which would have a material adverse effect on the Company's business, financial conditions and results of operations.

  In order to undertake clinical trials and market pharmaceutical products for diagnostic or therapeutic use in humans, the procedures and safety standards established by the FDA and comparable agencies in foreign countries must be followed. In the United States, a company seeking approval to market a new pharmaceutical must obtain FDA approval of a new drug application ("NDA"). Before an NDA may be filed, however, a certain procedure is typically followed. This includes: (i) performance of preclinical laboratory and animal studies; (ii) submission to the FDA of an application for an IND, which must become effective before human clinical trials may commence; (iii) completion of adequate and well-controlled human clinical trials to establish the safety and efficacy of the pharmaceutical for its intended application; (iv) submission to the FDA of an NDA; and (v) approval of the NDA by the FDA prior to any commercial sale or shipment of the agent.

  Preclinical studies include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product and its formulation. The results of the preclinical studies are submitted to the FDA as part of an IND, and unless the FDA objects, the IND will become effective 30 days following its receipt by the FDA. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol together with information about the clinical investigators who will perform the studies and the institutions at which the trials will be performed are submitted to the FDA as part of the IND. An independent institutional review board ("IRB") at each institution at which the trial will be conducted will also be asked by the principal investigator at that institution to approve, according to FDA regulations governing IRBs, the trials that will be performed at that institution. The IRB will consider, among other things, ethical factors, the protection of human subjects and the possible liability of the institution.

  Clinical trials under the IND are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the pharmaceutical into humans, the pharmaceutical is tested for safety, dosage tolerance, metabolism, distribution, excretion and clinical pharmacology in healthy adult subjects. Imaging agents may also be subject to a Phase IB trial under which an agent's imaging characteristics in humans are first evaluated. Phase II involves a detailed evaluation of the safety and efficacy of the agent in a range of doses in patients with the disease or condition being studied. Phase III clinical trials typically consist of evaluation of safety and efficacy in a larger patient population and at more institutions.

  The Company submitted an IND for MS-325 to the FDA on July 22, 1996 and commenced Phase I clinical trials on September 6, 1996. The clinical safety monitoring portion of the trial ended on November 22, 1996. Upon the successful completion of the Phase I clinical trials, the Company intends to conduct concurrent but separate Phase II and Phase III clinical trials for different cardiology and radiology indications. The process of completing clinical testing and obtaining FDA approval for a new product is likely to take a number of years. When the study as described in the IND is complete, and assuming that the results support the safety and efficacy of the product for that indication, the Company intends to submit an NDA to the FDA. The NDA approval process can be expensive, uncertain and lengthy. Although the FDA is supposed to complete its review of an NDA within 180 days of the date that it is filed, the review time is often significantly extended by the FDA which may require more information or clarification of information already provided in the NDA. During the review period, an FDA advisory committee likely will be asked to review and evaluate the application and provide recommendations to the FDA about approval of the pharmaceutical. In addition, the FDA will inspect the facility at which the pharmaceutical is manufactured to ensure compliance with GMP and other applicable regulations. Failure of the third-party manufacturers to comply or come into compliance with GMP requirements could significantly delay FDA approval of the NDA. The FDA may grant an unconditional approval of an agent for a particular indication or may grant approval conditioned on further post-marketing testing and/or surveillance programs to monitor the agent's efficacy and side effects. Results of these post-marketing programs may prevent or limit the further marketing of the agent. In addition, additional studies and a supplement to the initially approved NDA will be required to gain approval for the use of an approved product in indications other than those for which the NDA was approved initially.

  While the Company, because of its agreement with Mallinckrodt, does not currently intend to manufacture any of its products itself once they are approved, it may choose to do so in the future. Should the Company decide to manufacture its products, the Company would be required to obtain a license from a third party having rights to patents which may cover certain of the Company's contrast agents. There can be no assurance that the Company would be able to obtain such a license from the third party. Furthermore, the Company's manufacturing facilities would be subject to inspection and approval by the FDA before the Company could begin commercial distribution of product from its own manufacturing facilities. See "Business--Patents and Proprietary Rights" and "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights."

  After an NDA is approved, the Company would continue to be subject to pervasive and continuing regulation by the FDA, including record keeping requirements, reporting of adverse experience from the use of the agent and other requirements imposed by the FDA. FDA regulations also require FDA approval of an NDA supplement for certain changes if they affect the safety and efficacy of the pharmaceutical, including, but not limited to, new indications for use, labeling changes, the use of a different facility to manufacture, process or package the product, changes in manufacturing methods or quality control systems and changes in specifications for the product. Failure by the Company to receive approval of an NDA supplement could have a material adverse effect on the Company's business, financial condition and results of operations.

  The advertising of most FDA-regulated products is subject to FDA and Federal Trade Commission jurisdiction, but the FDA has sole jurisdiction over advertisements for prescription drugs. The Company is and may be subject to regulation under state and Federal law regarding occupational safety, laboratory practices, handling of chemicals, environmental protection and hazardous substance control. The Company also will be subject to other present and possible future local, state, federal and foreign regulation. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial conditions and results of operations.

  Approval and marketing of pharmaceutical products outside of the United States are subject to regulatory requirements that vary widely from country to country. In the European Union ("EU"), the general trend has been towards coordination of common standards for clinical testing of new agents, leading to changes in various requirements imposed by each EU country. The level of regulation in the EU and other foreign jurisdictions varies widely. The time required to obtain regulatory approval from comparable regulatory agencies in each foreign country may be longer or shorter than that required for FDA approval. In addition, in certain foreign markets the Company may be subject to governmentally mandated prices for its products.

  Regulations regarding the approval, manufacture and sale of the Company's product candidates are subject to change. The Company cannot predict what impact, if any, such changes might have on its business, financial condition or results of operations.

  The Company's research, development and manufacturing processes require the use of hazardous substances and testing on certain laboratory animals. As a result, the Company is also subject to federal, state, and local laws, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and waste as well as the use of and care of laboratory animals. These laws and regulations are all subject to change. The Company cannot predict what impact, if any, such changes might have on its business, financial condition or results of operations.

Reimbursement

  The Company expects that sales volumes and prices of its products will be dependent in large measure on the availability of reimbursement from third-party payors and that individuals seldom would be willing or able to pay directly for all the costs associated with procedures which in the future may incorporate the use of the Company's products. The Company expects that its products will be purchased by hospitals, clinics, doctors and other users that bill various third-party payors, such as Medicare, Medicaid and other government insurance programs, and private payors including indemnity insurers, Blue Cross Blue Shield plans and managed care organizations ("MCOs") such as health maintenance organizations. Most of these third-party payors provide coverage for MRI for some indications when it is medically necessary, but the amount that a third-party payor will pay for MRI may not include a separate payment for a contrast imaging agent that is used with MRI. Reimbursement rates vary depending on the procedure performed, the third-party payor, the type of insurance plan and other factors. For example, Medicare pays hospitals a prospectively determined amount for an in-patient stay based on a Medicare beneficiary's discharge diagnosis related group ("DRG"). This payment includes payment for any procedure, including MRI, that is performed while a beneficiary is in the hospital. No additional payment is made for contrast agents used during the procedure. Other third-party payors may pay a hospital an additional amount for an MRI procedure performed on an in-patient according to another methodology such as a fee schedule or a percentage of charge. Such payment may or may not include a payment for a contrast imaging agent. In the outpatient setting, Medicare and other third-party payors may pay for all, some portion of, or none of the cost of contrast agents used with MRI.

  Third-party payors carefully review and increasingly challenge the prices charged for procedures and medical products. In the past few years, the amounts paid for radiology procedures in particular have come under careful scrutiny and have been subject to decreasing reimbursement rates. In addition, an increasing percentage of insured individuals are receiving their medical care through MCOs which monitor and often require preapproval of the services that a member will receive. Many MCOs are paying their providers on a capitated basis which puts the providers at financial risk for the services provided to their patients by paying them a predetermined payment per member per month. The percentage of individuals covered by MCOs is expected to grow in the United States over the next decade. Even Medicare is shifting many of its beneficiaries into managed care plans. The Company believes that the managed care approach to healthcare and the growth in capitated arrangements and other arrangements under which the providers are at financial risk for the services that are provided to their patients will facilitate the market acceptance of its products, as it believes that the use of its products will significantly lower the overall costs and improve the effectiveness of managing patient populations. There can be no assurance, however, that the Company's products will be available, will lower costs of care for any patients or that providers will choose to utilize them even if they do, or if reimbursement will be available.

  In foreign markets, reimbursement is obtained from a variety of sources, including governmental authorities, private health insurance plans and labor unions. In most foreign countries, there are also private insurance systems that may offer payments for alternative therapies. Although not as prevalent as in the United States, health maintenance organizations are emerging in certain European countries. The Company may need to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner or at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's product candidates in the international markets in which such approvals are sought.

  The Company believes that reimbursement in the future will be subject to increased restrictions such as those described above, both in the United States and in foreign markets. The Company believes that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products offered by the Company. There can be no assurance, in either the United States or foreign markets, that third party reimbursement and coverage will be available or adequate, that current reimbursement amounts will not be decreased in the future or that future legislation, regulation, or reimbursement policies of third-party payors will not otherwise adversely affect the demand for the Company's product candidates or its ability to sell its product candidates on a profitable basis, particularly if MRI exams enhanced with the Company's contrast agents are more expensive than competing vascular imaging techniques that are equally effective. The unavailability or inadequacy of third-party payor coverage or reimbursement could have a material adverse effect on the Company's business, financial condition and results of operations.

Product Liability Insurance

  The clinical and commercial development of pharmaceuticals, including contrast imaging agents such as those being developed by the Company, may entail exposure to product liability claims. While the Company has never been subject to any liability claims stemming from the manufacture of or preclinical or clinical trials of its products, there can be no assurance that it will not face such claims in the future. While the Company currently has product liability insurance coverage for the clinical research use of its product candidates, there can be no assurance that such coverage limits will be adequate nor that a successful product liability lawsuit would not have a material adverse effect on the Company. The Company does not have product liability insurance coverage for the commercial sale of its products but intends to obtain such coverage if and when its products are commercialized. If and when MS-325 or other EPIX product candidates are approved for marketing by the FDA, or similar foreign regulatory bodies, there can be no assurance that sufficient product liability insurance will be available on terms acceptable to the Company or at all.

Facilities

  The Company leases a total of 17,050 square feet of space at 71 Rogers Street and adjacent locations, all in Cambridge, Massachusetts. The lease runs until December 31, 1997. The Company believes that its current facilities are adequate to meet its requirements for the foreseeable future.

Employees

  As of November 30, 1996 the Company employed 36 persons on a full-time basis, of which 26 were involved in research and development and 10 in administration and general management. Fifteen of the Company's employees hold Ph.D. or M.D. degrees. The Company believes that its relations are good with all of its employees. None of the Company's employees is a party to a collective bargaining agreement. See "Management--Executive Officers and Directors."

Legal Proceedings

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information regarding the executive officers, directors and key employees of the Company as of December 31, 1996:

               Name                                    Age   Position

               -------------------------------------------------------------------------------------------------------------------
               Michael D. Webb                        38     President, Chief Executive Officer, Secretary and Director
               James E. Smith, Ph.D.                  53     Executive Vice President, Research and Development
               Randall B. Lauffer, Ph.D.              39     Chief Scientific Officer and Director
               E. Kent Yucel, M.D.                    40     Senior Vice President and Chief Medical Officer
               Susan M. Flint                         45     Vice President, Regulatory Affairs
               Stephen C. Knight, M.D.                36     Vice President, Strategic Planning and Corporate Development
               Jeffrey R. Lentz                       43     Vice President, Finance and Administration, Chief Financial Officer,
                                                             Treasurer and Assistant Secretary
               Christopher F. O. Gabrieli (1)(2)      36     Chairman of the Board
               Luke B. Evnin, Ph.D. (1)(2)            33     Director
               Stanley T. Crooke, M.D., Ph.D. (1)     51     Director and Chairman of the Scientific Advisory Board

-------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

  Michael D. Webb joined EPIX in December 1994 from Ciba-Corning Diagnostics, Inc., where he was most recently Senior Vice President, Worldwide Marketing and Strategic Planning. During his tenure at Ciba from April 1989 to December 1994, Mr. Webb's achievements included the development and commercialization of the ACS:180(r) immunodiagnostics system. From 1984 to 1989, Mr. Webb was a senior consultant at Booz, Allen & Hamilton, Inc., specializing in healthcare and life sciences. Mr. Webb holds an MM degree in marketing and finance from the J.L. Kellogg Graduate School of Management at Northwestern University.

  Dr. James E. Smith has over 20 years experience in the in vivo diagnostics industry. Prior to joining EPIX in February 1996, Dr. Smith worked for 16 years at Du Pont Merck Pharmaceutical Company, where his experience included research and development, regulatory, QA/QC and manufacturing for the radio-pharmaceutical division, most recently as Senior Director of Radiopharmaceutical Research and Development. Dr. Smith has published and lectured on radiopharmaceutical research and development. Dr. Smith received his Ph.D. degree in inorganic chemistry from the University of Washington.

  Dr. Randall B. Lauffer, Chief Scientific Officer, founded the Company in November 1988 and served as Chief Executive Officer until December 1994 and as Chairman until October 1996. From November 1983 to March 1992, Dr. Lauffer was a member of the faculty of Harvard Medical School, serving most recently as Assistant Professor of Radiology from 1987 to 1992. During this time he was also Director of the NMR Contrast Media Laboratory at MGH as well as an NIH Postdoctoral Fellow and an NIH New Investigator. Dr. Lauffer is the primary inventor of the Company's core technology and is the originator of several types of MRI technology, including hepatobiliary (liver-enhancing) agents, vascular agents, tissue blood flow agents, and strategies to increase the magnetic efficiency of MRI agents in the body. He has written over 50 scientific publications and two books, and has been named on several U.S. patents. Dr. Lauffer holds a Ph.D. degree in inorganic chemistry from Cornell University.

  Dr. E. Kent Yucel joined the Company in June 1996. From March 1993 to July 1996, he was Chief of Vascular and Interventional Radiology and Director of MRI at Boston Medical Center and Professor of Radiology at Boston University Medical School. From July 1988 to February 1993 he served as Assistant Professor of Radiology at MGH and Harvard Medical School. Dr. Yucel was Principal Investigator for a Phase III vascular imaging trial of Prohance(R), the nonspecific MRI agent now sold by Bracco. Dr. Yucel is the editor and co-author of Magnetic Resonance Angiography (McGraw-Hill, 1995). Dr. Yucel received his M.D. degree from Harvard Medical School.

  Ms. Susan M. Flint joined the Company in April 1995. She is a Regulatory Affairs specialist with over twenty years of experience in regulatory submissions and clinical trials. She was a regulatory affairs/clinical research consultant to various companies, including EPIX, from April 1993 to April 1995. Ms. Flint previously held the position of Director of Clinical Trials at Advanced Magnetics, Inc. from February 1989 to March 1993 and Director of Regulatory Affairs at Du Pont Pharmaceutical Company from June 1975 to January 1989. She has filed a number of applications for INDs and ten NDAs, along with several medical device applications. Ms. Flint is certified by the Regulatory Affairs Professional Society. She received her M.S. degree in pharmacology from Northeastern University.

  Dr. Stephen C. Knight joined the Company in July 1996. From April 1991 to June 1996, Dr. Knight was a senior consultant with Arthur D. Little specializing in biotechnology, pharmaceuticals and valuation. Dr. Knight was also a consultant at APM, Inc., a consulting company. Prior to 1990, Dr. Knight performed research at AT&T Bell Laboratories, the National Institute of Neurological and Communicative Diseases and Stroke, and Yale University. He serves on the board of directors of Pharmos, Inc. Dr. Knight holds an M.D. from the Yale University School of Medicine and an MPPM degree from the Yale School of Organization and Management.

  Jeffrey R. Lentz joined the Company in May 1996 as Vice President, Finance and Administration. He is also the Company's Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Lentz worked from August 1994 to May 1996 in private practice as a consultant and in venture capital. Mr. Lentz served as Director of Finance with Nova Biomedical Corporation from March 1993 to August 1994 and as a senior manager with Ernst & Young LLP from November 1986 to November 1992. Mr. Lentz is a certified public accountant and holds an M.S. degree from Northeastern University.

  Christopher F. O. Gabrieli has served as a director of the Company since February 1994. He has been a General Partner at Bessemer Venture Partners in Wellesley Hills, Massachusetts since September 1986, where he is responsible for the firm's venture capital investment activities in healthcare and the life sciences. He currently serves on the boards of directors of Isis Pharmaceuticals, where he was a co-founder, Opta Food Ingredients and several privately held biomedical companies. Prior to joining Bessemer, Mr. Gabrieli was a founder, President and director of GMIS, Inc., a supplier of clinical information systems. Mr. Gabrieli is a graduate of Harvard College.

  Dr. Luke B. Evnin has served as a director of the Company since February 1994. He is a General Partner at Accel Partners, where he has been involved in the firm's biomedical investing activities since September 1990. He currently serves on the boards of directors of several private companies including Iotek, Sonix Technologies, and Signal Pharmaceuticals. Dr. Evnin received his Ph.D. degree from the Department of Biochemistry at the University of California at San Francisco.

  Dr. Stanley T. Crooke has served as a director of the Company since January 1996. Since 1987, he has been Chairman and Chief Executive Officer of Isis Pharmaceuticals in Carlsbad, California. Dr. Crooke serves on the boards of directors of GeneMedicine, SIBIA and the Biotechnology Industry Organization. Dr. Crooke holds an M.D. degree and a Ph.D. degree in pharmacology, both from Baylor College of Medicine, where Dr. Crooke has served as an adjunct professor of pharmacology.

  The Company, the holders of the Company's Series A and Series B Convertible Preferred Stock and certain of the holders of the Company's Common Stock (the "Common Holders"), including Dr. Lauffer, are parties to an Amended and Restated Stockholders' Voting Agreement pursuant to which each such stockholder has agreed to elect (i) two directors designated by the Common Holders and the Series A stockholders, voting together as a class, (ii) two directors designated by the Series B stockholders, one to be designated by Accel IV L.P. and certain related persons and one to be designated by Bessemer Venture Partners III L.P. and (iii) two directors mutually agreeable to Dr. Lauffer and the holders of a majority of then outstanding shares of Series

B Convertible Preferred Stock. Drs. Lauffer and Evnin and Mr. Gabrieli were elected pursuant to this agreement. This agreement will automatically terminate upon the consummation of this offering.

  The Company's Restated Certificate, to be filed concurrently with the closing of this offering, provides for a classified board of directors consisting of three classes, with each class being as nearly equal in number as possible. The term of one class expires and their successors are elected for a term of three years at each annual meeting of the Company's stockholders. The Company has designated two class I directors (Drs. Evnin and Lauffer), one class II director (Dr. Crooke) and two class III directors (Messrs. Gabrieli and Webb). These class I, class II and class III directors will serve until the annual meeting of stockholders to be held in 1997, 1998 and 1999, respectively, and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Restated Certificate provides that directors may be removed only for cause by a majority of stockholders. See "Description of Capital Stock--Anti-Takeover Measures." There are no family relationships among any of the directors or executive officers.

Board Committees

  The Company has standing Audit and Compensation Committees of the Board of Directors. The Audit Committee consists of Dr. Evnin and Mr. Gabrieli. The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its duties and responsibilities by providing the Board with an independent review of the financial health of the Company and of the reliability of the Company's financial controls and financial reporting systems. The Audit Committee reviews the general scope of the Company's annual audit, the fee charged by the Company's independent accountants and other matters relating to internal control systems.

  The Compensation Committee of the Board of Directors determines the compensation to be paid to all executive officers of the Company, including the Chief Executive Officer. The Compensation Committee's duties include the administration of the Company's Amended and Restated 1992 Equity Incentive Plan (the "Equity Plan") and the 1996 Employee Stock Purchase Plan. The Compensation Committee is currently composed of Drs. Crooke and Evnin and Mr. Gabrieli.

Scientific Advisory Board

  The Company's Scientific Advisory Board consists of individuals with demonstrated expertise in various fields who advise the Company concerning long-term scientific planning, research and development. Members also evaluate the Company's research program, recommend personnel to the Company and advise the Company on technology matters. While the Scientific Advisory Board has not met collectively, its members have been available individually to advise the Company on specific scientific and technical issues. Scientific Advisory Board members are compensated on a time and expenses basis and some members have received nonstatutory stock options under the Equity Plan. The Company has entered into consulting agreements with a number of the Scientific Advisory Board members.

  No member of the Scientific Advisory Board is employed by the Company, and members may have other commitments to or consulting or advisory contracts with their employers or other entities that may conflict or compete with their obligations to the Company. Accordingly, such persons are expected to devote only a small portion of their time to the Company. The current members of the Company's Scientific Advisory Board are:

  Stanley T. Crooke, M.D., Ph.D., Chairman of the Scientific Advisory Board. See "Management--Executive Officers and Directors."

  Lawrence H. Cohn, M.D., is Professor of Surgery at Harvard Medical School and Chief of Cardiac Surgery at the Brigham and Women's Hospital in Boston. He is a member of the Council on Cardiovascular Surgery at the American Heart Association and serves on the editorial boards of the Journal of the American College of Cardiology, American Heart Journal, the Journal of Cardiovascular Surgery, and the Harvard Heart Letter. Dr. Cohn is an author of over 300 scientific papers in the area of cardiovascular surgery.

  Richard S. J. Frackowiak, M.D., is Professor and Head of the Wellcome Department of Cognitive Neurology and Director of the Leopold Muller Functional Imaging Laboratory at the Institute of Neurology in London. He is also Consultant Neurologist at the National Hospital for Neurology and Neurosurgery. Dr. Frackowiak is Editor-in-Chief of NeuroImage: a Journal of Brain Function and Deputy Chief Editor of the Journal of

Cerebral Blood Flow and Metabolism. He has published over 200 scientific papers in the area of function brain imaging.

  Jean-Marie Lehn, Ph.D., is Professor of Chemistry at the Universite Louis Pasteur, Strasbourg, France. He has authored over 400 scientific papers in the areas of organic, bio-organic and inorganic chemistry. Dr. Lehn shared the 1987 Nobel Prize in Chemistry for the design of the first cryptand, a cage-like complexing agent for metal ions.

  Kenneth N. Raymond, Ph.D., is Professor of Chemistry at the University of California, Berkeley. He is Chair of the Inorganic Division of the American Chemical Society and serves on the editorial boards of Advances in Inorganic Chemistry, the Journal of Biological Inorganic Chemistry, the Journal of Coordination Chemistry, and BioMetals. Dr. Raymond has published over 260 scientific papers on the structural, biological and medical aspects of metals such as iron and gadolinium.

  Bruce R. Rosen, M.D., Ph.D., is an Associate Professor of Radiology at Harvard Medical School and Co-Director of the Massachusetts General Hospital NMR Center. He is also Director of the Radiological Sciences Joint Program at the Harvard/Massachusetts Institute of Technology Division of Health Sciences and Technology. Dr. Rosen serves on the Board of Trustees of the International Society of Magnetic Resonance in Medicine and is on the editorial boards of Magnetic Resonance Imaging and the Journal of Computer Assisted Tomography. He is also Associate Editor of Human Brain Mapping. Dr. Rosen has published over 100 scientific papers in MRI, including the first studies of real-time cognitive activity in the human brain.

  Burton E. Sobel, M.D., is the E. L. Amidon Professor and Chairman of the Department of Medicine and Professor of Biochemistry at the University of Vermont. He is also Physician-in-Chief at Fletcher Allen Health Care in Burlington, VT. Dr. Sobel is a Fellow of the American College of Cardiology and the Royal Society of Medicine and has various editorial positions with Circulation, American Journal of Cardiology, Coronary Artery Disease, and Fibrinolysis. He has published extensively in the area of coronary artery disease.

  Christopher T. Walsh, Ph.D., is the Hamilton Kuhn Professor and Chairman of the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. He is a member of the National Academy of Sciences, the Institute of Medicine, and the National Institutes of Health General Medical Sciences Council. Dr. Walsh serves on the Scientific Advisory Boards of KOSAN Biosciences and IDUN Pharmaceuticals, and he is a director of LeukoSite. He has over 400 publications in the areas of enzymatic reactions and the mechanisms of drug action.

Director Compensation

  Directors currently receive no compensation for their service on the Company's Board of Directors except pursuant to the 1996 Director Stock Option Plan (the "Director Plan") described below.

  1996 Director Stock Option Plan. In December 1996, the Board of Directors and stockholders of the Company adopted the Director Plan. All of the directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the Director Plan. There are 66,666 shares of Common Stock reserved for issuance under the Director Plan. Upon the election or reelection of an Eligible Director, such director is automatically granted an option to purchase 6,666 shares of Common Stock (the "Option"). Each Option becomes exercisable with respect to 1,333 shares on each anniversary date of grant for a period of five years, provided that the optionee is still a director of the Company at the opening of business on such date. The Options have a term of ten years. The exercise price for the Options is equal to the last sale price for the Common Stock on the business day immediately preceding the date of grant, as reported on the Nasdaq National Market. The exercise price may be paid in cash or shares of Common Stock, or a combination of both.

Executive Compensation

  The following table sets forth certain compensation information for the Chief Executive Officer of the Company and the one other executive officer of the Company whose salary and bonus for the year ended December 31, 1996 exceeded $100,000 (together, the "Named Executive Officers"):

                          Summary Compensation Table

                                                                               Long-Term
                                                  Annual Compensation     Compensation Awards
                                               ------------------------- ---------------------
                                                                         Securities Underlying
Name and Principal Position             Year       Salary       Bonus         Options (#)       All Other Compensation
--------------------------------------  ------ --------------  --------- --------------------- ------------------------
Michael D. Webb,                        1996      $175,000          --           83,333                      --
 President and Chief Executive Officer  1995      $175,000          --               --                 $30,000 (1)
Randall B. Lauffer, Ph.D.,              1996      $160,000          --               --                 $ 1,100 (2)
 Chief Scientific Officer               1995      $158,367          --               --                 $ 1,100 (2)
James E. Smith, Ph.D.,                  1996      $200,615 (4)      --          106,666                      --
 Executive Vice President,              1995      $ 82,238 (5)      --               --                      --
 Research and Development (3)
Susan M. Flint, (6)                     1996      $112,300          --           16,666                      --
 Vice President, Regulatory Affairs     1995      $ 26,282 (7)      --           46,666                      --
Stephen C. Knight, M.D.,                1996      $ 80,000     $30,000          133,333                      --
 Vice President, Strategic Planning
  and Corporate Development (8)


-------------

(1) Consists of payment made upon commencement of employment with the Company.

(2) Consists of life insurance premiums paid by the Company on behalf of Dr. Lauffer on a policy for the benefit of Dr. Lauffer.

(3) Dr. Smith became an employee of the Company in February 1996. Prior thereto, he was engaged as a consultant to the Company.

(4) Includes $37,200 compensation earned for consulting services.

(5) Includes $82,238 compensation earned for consulting services.

(6) Ms. Flint became an employee of the Company in April 1995. Prior thereto, she was engaged as a consultant to the Company.

(7) Consists of compensation earned for consulting services.

(8) Dr. Knight became an employee of the Company in July 1996.

  The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 by the Company to the Named Executive Officers.

                      Option Grants In Last Fiscal Year

                                                                                        Potential Realizable
                                                 Individual Grant                                 Value
                             --------------------------------------------------------   at Assumed Annual Rates
                               Number of      Percent of                                   of Stock Price
                               Securities    Total Options                                  Appreciation
                               Underlying     Granted to     Exercise or                for Option Terms (1)
                                Options      Employees in    Base Price    Expiration -----------------------
Name                          Granted (#)     Fiscal Year     ($/share)       Date         5%         10%
 ----------------------------------------- --------------- ------------- ------------ ----------- -----------
Michael D. Webb                  83,333 (2)      11.1%         $ 5.250       8/7/06     $275,140    $697,260
Randall B. Lauffer, Ph.D.             0          --             --               --           --          --
James E. Smith, Ph.D.           100,000 (3)      13.3%         $ 0.825       2/1/06     $ 51,884    $131,484
                                 33,333 (4)       4.4%         $ 5.250       8/7/06     $110,055    $278,902
Susan M. Flint                   16,666 (5)       2.2%         $ 5.250       8/7/06     $ 55,026    $139,447
Stephen C. Knight, M.D.         133,333 (6)      17.7%         $ 4.500      6/17/06     $377,336    $956,243

-------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying Common Stock. No gain to the optionees is possible without an increase in price of the underlying Common Stock, which will benefit all stockholders proportionately.

(2) The option becomes exercisable as to 16.8% of the shares covered by such option:

(bullet) upon the earlier of (i) commencement of Phase III clinical trials for MS-325 or a clinically equivalent vascular agent as determined by the Company's Board of Directors or (ii) August 7, 2005;

(bullet) upon the earlier of (i) the first anniversary of the date of commencement of Phase III clinical trials for MS-325 or a clinically equivalent vascular agent as determined by the Company's Board of Directors or (ii) August 7, 2005;

(bullet) upon the earlier of (i) the second anniversary of the date of commencement of Phase III clinical trials for MS-325 or a clinically equivalent vascular agent as determined by the Company's Board of Directors or (ii) August 7, 2005;

(bullet) upon the earlier of (i) the first anniversary of the date of receipt of NDA approval for MS-325 or a clinically equivalent vascular agent as determined by the Company's Board of Directors or (ii) August 7, 2005; and

(bullet) upon the earlier of (i) the second anniversary of the date of receipt of NDA approval for MS-325 or a clinically equivalent vascular agent as determined by the Company's Board of Directors or
         (ii) August 7, 2005.

  The option also becomes exercisable as to 16% of the shares covered by such option upon the earlier of (i) the date of receipt of NDA approval for MS-325 or a clinically equivalent vascular agent as determined by the Company's Board of Directors or (ii) August 7, 2005.

(3) The option became exercisable as to 16% of the shares covered by such option on February 23, 1996. The option also became exercisable as to 20% of the shares on August 21, 1996 (30 days after the FDA's receipt of the Company's MS-325 IND filing for MS-325). The option becomes exercisable as to 16% of the shares covered by such option February 23 of each of 1997, 1998, 1999 and 2000.

(4) The option becomes exercisable as to 50% of the shares covered by such option upon the earlier of (i) commencement of Phase III clinical trials for MS-325 or a clinically equivalent vascular agent as determined by the Company's Board of Directors or (ii) August 7, 2004. The option also becomes exercisable as to 50% of the shares covered upon the earlier of
    (i) receipt of NDA approval for MS-325 or a clinically equivalent vascular agent as determined by the Company's Board of Directors or (ii) August 7, 2004.

(5) The option becomes exercisable as to 50% of the shares covered by such option upon the earlier of (i) commencement of Phase III clinical trials for MS-325 or a clinically equivalent vascular agent as determined by the Company's Board of Directors or (ii) August 7, 2004. The option also becomes exercisable as to 50% of the shares covered by such option upon the earlier of (i) receipt of NDA approval for MS-325 or a clinically equivalent vascular agent as determined by the Board of Directors or (ii) August 7, 2004.

(6) The option became exercisable as to 12.5% of the shares covered by such option on July 17, 1996. The option becomes exercisable as to 12.5% of the shares covered by such option on July 17 of each of 1997, 1998, 1999, 2000 and 2001. The option also becomes exercisable as to 25% of the shares covered by such option on the earlier of (i) completion of a major corporate milestone which he has personally led for the Company as determined by the Company's Chief Executive Officer and on approval by the Company's Board of Directors or (ii) June 17, 2005.

  The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1996:

             Aggregated Option Exercises In Last Fiscal Year And
                        Fiscal Year-End Option Values

                                                         Number of Securities
                                                              Underlying
                                                             Unexercised                 Value of Unexercised
                             Shares                           Options at                 In-The-Money Options
                            Acquired                       Fiscal Year-End              at Fiscal Year-End (1)
                               in         Value    -------------------------------  -------------------------------
Name                        Exercise  Realized (1) Exercisable       Unexercisable   Exercisable    Unexercisable
------------------------- ----------- ------------ -------------- ---------------- --------------  ----------------
Michael D. Webb              33,333     $268,197       105,179         241,955        $846,270        $1,547,105
Randall B. Lauffer, Ph.D.
  (2)                            --           --            --                  --          --                --
James E. Smith, Ph.D.            --           --        42,666          97,000         327,462           598,450
Susan M. Flint                   --           --        14,667          48,665         118,012           311,632
Stephen C. Knight, M.D.          --           --        16,666         116,667          66,664           466,668

-------------

(1) Based on the difference between the fair market value of the underlying shares of Common Stock on December 31, 1996 as determined by the Board of Directors and the option exercise price.

(2) Dr. Lauffer does not hold any stock options.

Stock Plans

  Amended and Restated 1992 Equity Incentive Plan. The Company's 1992 Equity Incentive Plan was adopted in July 1992 and amended and restated in December 1996 (as amended and restated, the "Equity Plan"). The Equity Plan is designed to provide the Company flexibility in awarding equity incentives by providing for multiple types of incentives that may be awarded. The purpose of the Equity Plan is to attract and retain key employees of and consultants of the Company and to enable them to participate in the long-term growth of the Company. The Equity Plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock or stock units for the purchase of an aggregate of 1,599,901 shares of Common Stock, subject to adjustment for stock-splits and similar capital changes. Awards under the Equity Plan can be granted to officers, employees and other individuals as determined by the committee of the Board of Directors which administers the Equity Plan, each of whose members is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Act. The Compensation Committee of the Board of Directors administers the Equity Plan. The Compensation Committee selects the participants and establishes the terms and conditions of each option or other equity right granted under the Equity Plan, including the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. The exercise price of all "incentive stock options" within the meaning of Section 422 of the Code, granted under the Equity Plan must be at least equal to 100% of the fair market value of the option shares on the date of grant. The term of any incentive stock option granted under the Equity Plan may not exceed ten years.

  As of December 31, 1996, options to purchase an aggregate of 1,497,644 shares of Common Stock had been granted under the Equity Plan. Options to purchase 172,574 shares were exercised as of such date and options to purchase 47,267 shares were cancelled. Of the options to purchase an aggregate of 1,277,803 shares of Common Stock that were outstanding as of such date, options to purchase 392,933 shares were exercisable. No stock appreciation rights or award other than option grants have been granted under the Equity Plan.

  1996 Employee Stock Purchase Plan. In December 1996, the Company adopted the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") under which employees may purchase shares of Common Stock at a discount from fair market value. There are 66,666 shares of Common Stock reserved for issuance under the Purchase Plan. To date, no shares of Common Stock have been issued under the Purchase Plan. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Rights to purchase Common Stock under the Purchase Plan are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the Purchase Plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termina-tion of employment. The purchase price per share of Common Stock in an offering is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The Purchase Plan terminates in December 2006.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Compensation Committee also administers various incentive compensation and benefit plans. See "Management--Stock Plans." The Compensation Committee currently consists of Drs. Crooke and Evnin and Mr. Gabrieli. Dr. Evnin is a General Partner of Accel Partners, a venture capital firm and a principal stockholder of the Company. Mr. Gabrieli is a General Partner of Bessemer Venture Partners, a venture capital firm and a principal stockholder of the Company. See "Certain Transactions" and "Principal Stockholders."

                             CERTAIN TRANSACTIONS

  In May 1995, the Company issued convertible promissory notes to Accel IV L.P., Bessemer Venture Partners III L.P. and certain related persons in the aggregate principal amount of $1,500,000 bearing interest at a rate of 10% per annum and convertible into shares of Series C Convertible Preferred Stock at a conversion price of $4.54 per share (the "1995 Convertible Notes"). Dr. Luke B. Evnin, a director of the Company, is a General Partner of Accel IV Associates L.P., the General Partner of Accel IV L.P. See footnotes (2) and
(10) to the table set forth under "Principal Stockholders." Christopher F.O. Gabrieli, Chairman of the Company, is a General Partner of Deer III & Co., the General Partner of Bessemer Venture Partners III L.P. See footnotes (3) and (9) to the table set forth under "Principal Stockholders."

  In November and December 1995, Accel IV L.P., Bessemer Venture Partners III L.P. and certain related persons made bridge loans to the Company in an aggregate principal amount of $1,200,000 in exchange for promissory notes bearing interest at a rate of 10% per annum and convertible into shares of the Company's securities in the Company's next permanent equity financing (the "1995 Bridge Notes").

  In January 1996, the 1995 Convertible Notes were amended and restated (the "Amended 1995 Convertible Notes") to, among other things, change the conversion price to between $1.51 and $2.25 per share, depending on certain events of conversion. At such time, the Company also issued additional convertible promissory notes to the holders of the Amended 1995 Convertible Notes in an aggregate principal amount of $1,515,862 (the "1996 Convertible Notes") with the same terms as the Amended 1995 Convertible Notes in exchange for cash and the surrender of the 1995 Bridge Notes (including accrued interest thereon).

  In February 1996, Accel IV L.P., Bessemer Venture Partners III L.P. and certain related persons made bridge loans to the Company in the aggregate principal amount of $600,000 in exchange for promissory notes bearing interest at a rate of 10% per annum (the "1996 Bridge Notes").

  In March 1996, the Company entered into a Development and License Agreement with Daiichi. Pursuant to such agreement, the Company granted Daiichi an exclusive license to develop and market MS-325 in Japan in exchange for an up-front fee of $3.0 million and future milestone payments for up to an aggregate of $3.3 million and royalty payments on net sales of MS-325 in Japan. In addition, pursuant to the agreement with Daiichi, in May and August 1996, the Company sold an aggregate of 868,329 shares of Series E Convertible Preferred Stock to Daiichi (which will convert into an aggregate amount of 578,886 shares of Common Stock upon the closing of this offering) at a price of $5.76 per share.

  In May 1996, the Company sold 1,700,002 shares of Series D Convertible Preferred Stock (which will convert into 1,133,325 shares of Common Stock upon the closing of this offering) at a price of $3.00 per share (the "Series D Financing"). In connection with the Series D Financing, Accel IV L.P., Bessemer Venture Partners III L.P. and certain related persons surrendered their respective 1996 Bridge Notes as partial payment for their respective shares of Series D Preferred Stock and each received cash payments from the Company in the aggregate amount of $9,698 for accrued interest on their respective 1996 Bridge Notes. Through the Series D Financing, Accel IV L.P. and certain related persons purchased 266,668 shares (244,267 shares held by Accel IV L.P., 9,867 shares held by Accel Investors '93 L.P., 5,067 shares held by Accel Keiretsu L.P., 5,867 shares held by Ellmore C. Patterson Partners and 1,600 shares held by Prosper Partners), Bessemer Venture Partners III L.P. and certain related persons purchased 266,667 shares (213,696 shares held by Bessemer Venture Partners III L.P. and 40,983 shares held by certain related persons, including 9,990 shares held directly by Mr. Gabrieli and 1,998 shares held by the Gabrieli Family Foundation, of which Mr. Gabrieli is President), affiliates of Advent International Corporation purchased 666,667 shares (365,000 shares held by Rovent II Limited Partnership, 200,000 shares held by Advent Performance Materials Limited Partnership, 66,667 shares held by Adwest Limited Partnership and 35,000 shares held by Advent Partners Limited Partnership) and Fidelity Ventures Ltd. purchased 500,000 shares.

  Concurrently with the Series D Financing, Accel IV L.P., Bessemer Ventures Partners III L.P. and certain related persons converted the entire principal amount of their respective Amended 1995 Convertible Notes and 1996 Convertible Notes, plus accrued interest, into 1,432,318 shares of Series C Convertible Preferred Stock (which will convert into 954,872 shares of Common Stock upon the closing of this offering) as follows: 656,006 shares held by Accel IV L.P.; 26,498 shares held by Accel Investors '93 L.P.; 13,607 shares held by Accel Keiretsu L.P.; 15,755 shares held by Ellmore C. Patterson Partners; 4,296 shares held by Prosper Partners); 642,837 shares held by Bessemer Venture Partners III L.P.; and 43,386 shares held by certain persons related to Bessemer Venture Partners III L.P., including 25,328 shares held directly by Mr. Gabrieli and 4,605 shares held by the Gabrieli Family Foundation.

  In May 1996, the Company repurchased from Randall B. Lauffer, Ph.D., a director and executive officer of the Company, 66,666 shares of Common Stock at a price per share of $4.05.

  In June 1995 and April 1996, the Company made two loans to Dr. Lauffer, each in the principal amount of $50,000 and bearing interest at the rate of 7.31% and 6.51% per annum, respectively (the Applicable Federal Rates for long term loans announced for such months), and each secured by a pledge of 14,814 shares of the Company's Common Stock held by Dr. Lauffer. As of November 30, 1996, the outstanding amounts on these loans were $55,352.82 and $52,140.27, respectively. In May 1996, the Company made a loan to Dr. Lauffer in the principal amount of $180,000 bearing interest at the rate of 6.83% per annum (the Applicable Federal Rate for long term loans announced for May 1996) and secured by a pledge of 44,444 shares of the Company's Common Stock held by Dr. Lauffer. As of November 30, 1996, the outstanding amount on this loan was $186,197.52. Each of these loans is subject to acceleration upon the voluntary termination of Dr. Lauffer's employment, among other events.

                            PRINCIPAL STOCKHOLDERS

  The following table and footnotes set forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1996 by (i) persons known by the Company to beneficially own 5% or more of the Company's Common Stock, (ii) the Named Executive Officers, (iii) each director of the Company and (iv) all current executive officers and directors as a group:

                                                                                    Percentage of Shares
                                                                                   Beneficially Owned (1)
                                                                                  -----------------------
                                                              Number of Shares
                                                             Beneficially Owned      Before      After
Beneficial Owners                                                    (1)            Offering    Offering
 ---------------------------------------------------------- --------------------- ----------- -----------
Accel IV L.P. and certain related persons (2)                     1,586,353           25.1%       19.1%
 One Embarcadero Center
  Suite 3820
  San Francisco, CA 94111
Bessemer Venture Partners III
  L.P. and certain related persons (3)                            1,575,395           24.9        18.9
 Bessemer Venture Partners
  1025 Old Country Road
  Suite 205
  Westbury, NY 11590
Daiichi Radioisotope Laboratories, Ltd. (4)                         578,885            9.2         7.0
 17-10, Kyobashi 1-chome Chuo-ku
  Tokyo, 104 Japan
Affiliates of Advent International Corporation (5)                  455,009            7.2         5.5
 101 Federal Street
  Boston, MA 02110
Fidelity Ventures Ltd. (6)                                          357,636            5.7         4.3
 82 Devonshire Street, R25C
  Boston, MA 02109
Michael D. Webb (7)                                                 171,845            2.7         2.0
Randall B. Lauffer, Ph.D. (8)                                     1,266,664           20.1        15.2
Christopher F.O. Gabrieli (9)                                     1,575,395           24.9        18.9
Luke B. Evnin, Ph.D. (10)                                         1,586,353           25.1        19.1
Stanley T. Crooke, M.D., Ph.D. (11)                                  11,041             *           *
All current executive officers and directors as a group
  (10 persons) (12)                                               4,678,626           72.5%       55.7%

-------------

* Indicates less than 1%.

 (1) Reflects the conversion, contemporaneously with the closing of this offering, of all outstanding shares of preferred stock of the Company into an aggregate of 4,750,288 shares of Common Stock. The number of shares of Common Stock deemed outstanding after this offering includes the 2,000,000 shares of Common Stock of the Company being offered for sale in this offering. The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of Common Stock issuable pursuant to the outstanding options and warrants that may be exercised within the 60-day period following December 31, 1996.

 (2) Consists of the following shares and warrants exercisable within the 60-day period following December 31, 1996: 1,440,897 shares and a warrant to purchase 12,213 shares held by Accel IV L.P.; 58,200 shares and a warrant to purchase 493 shares held by Accel Investors '93 L.P.; 34,604 shares and a warrant to purchase 293 shares held by Ellmore C. Patterson Partners; 29,885 shares and a warrant to purchase 253 shares held by

     Accel Keiretsu L.P.; and 9,435 shares and a warrant to purchase 80 shares held by Prosper Partners. Accel IV Associates L.P. is the General Partner of Accel IV L.P. and has voting and investment control over the shares held by Accel IV L.P. Arthur C. Patterson, James R. Swartz, James
     W. Bryer, Paul H. Klingenstein, Luke B. Evnin, Eugene D. Hill, III, G. Carter Sednaoui and the Swartz Family Partnership L.P. are the General Partners of Accel IV Associates L.P. Messrs. Patterson, Swartz, Klingenstein, Bryer, Evnin and Sednaoui are the General Partners of Accel Investors '93 L.P. and have voting and investment control over shares held by Accel Investors '93 L.P. Mr. Patterson is the sole General Partner of Ellmore C. Patterson Partners and has voting and investment control over shares held by Ellmore C. Patterson Partners. Accel Partners & Co. L.P. is the General Partner of Accel Keiretsu L.P. and has voting and investment control over shares held by Accel Keiretsu L.P. Messrs. Patterson and Swartz are the co-owners and partners of Accel Partners & Co. L.P. Messrs. Klingenstein and Sednaoui are the attorneys-in-fact for Prosper Partners and disclaim beneficial ownership of shares held by Prosper Partners.

 (3) Includes the following shares held by the following persons and entities related to Bessemer Venture Partners III L.P. as to which Bessemer Venture Partners III L.P. has voting and investment control: William T. Burgin (1,969); Robert H. Buescher (3,366); G. Felda Hardymon (18,366); Christopher F.O. Gabrieli (32,357); David J. Cowan (5,125); Brimstone Island Co. L.P. (1,969); Gabrieli Family Foundation (6,604); Diane N. McPartlin (528); Ravi B. Mhatre (666); Gautam A. Prakash (3,713); Robi
     L. Soni (1,705); Rodney A. Cohen (1,222); Richard R. Davis (4,045); Adam
     P. Godfrey (1,662); Barbara M. Henagan (2,997); Belisarius Corp. (7,667); Robert J.S. Roriston (947); Russell D. Sternlicht (639); Quentin Corp. (11,152); and BVP III Special Situations L.P. (26,465). Also includes a warrant to purchase 13,333 shares exercisable within the 60-day period following December 31, 1996 held by Bessemer Venture Partners III L.P. Does not include shares held by the following persons related to Bessemer Venture Partners III L.P. as to which shares Bessemer Venture Partners III L.P. does not possess voting or investment control: Michael Barash (1,666); Neill H. Brownstein (6,184); C. Samantha Chen (1,124); Rachel J. Erickson (660); and John K. Rodakis (1,321). Messrs. Burgin, Buescher, Gabrieli, Hardymon and Cowen are the voting General Partners of Deer III & Co., the General Partner of Bessemer Venture Partners III L.P. and BVP III Special Situations L.P. and disclaim beneficial ownership of shares and the warrant held by Bessemer Venture Partners III L.P. and shares held by BVP III Special Situations L.P. except to the extent of their partnership interest.

 (4) Osamu Ikeda, M.D., President and Chief Executive Officer of Daiichi Radioisotope Laboratories, Ltd., has voting and investment control over these shares.

 (5) Includes the ownership by the following venture capital funds managed by Advent International Corporation: 249,125 shares held by Rovent II Limited Partnership, 136,506 shares held by Advent Performance Materials Limited Partnership, 45,501 shares held by Adwest Limited Partnership, 23,877 shares held by Advent Partners Limited Partnership. In its capacity as manager of these funds, Advent International Corporation exercises sole voting and investment power with respect to all shares held by these funds. Advent International Corporation exercises its voting and investment power through a group of three persons, none of whom may act independently and a majority of whom must act in concert to exercise voting or investment power over the beneficial holdings of such entity. Therefore, no individual in this group is deemed to share voting or investment power.

 (6) Includes 16,375 shares subject to options exercisable within the 60-day period following December 31, 1996 held by FMR Corp. FMR Corp. is the parent and sole owner of Fidelity Capital Associates, Inc., the General Partner of Fidelity Ventures Ltd.

 (7) Includes 105,179 shares subject to options exercisable within the 60-day period following December 31, 1996.

 (8) Includes 26,666 shares held by Dr. Lauffer's wife and 16,000 shares held in a trust for the benefit of Dr. Lauffer's children as to which Dr. Lauffer disclaims beneficial ownership. Also includes 1,000,000 shares held by a trust for the benefit of Dr. Lauffer as to which shares Dr. Lauffer has voting and investment control.

 (9) See footnote (3) above. Mr. Gabrieli disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein or with respect to shares held in his name.

(10) See footnote (2) above. Dr. Evnin disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in shares held by Accel IV L.P. and Accel Investors '93 L.P.

(11) Consists of options exercisable within the 60-day period following December 31, 1996.

(12) See footnotes (2), (3) and (7)--(11) above. Includes an additional 140,464 shares subject to options exercisable within the 60-day period following December 31, 1996.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company currently consists of 15,000,000 shares of Common Stock, $0.01 par value per share, and 6,813,393 shares of Preferred Stock, $0.01 par value per share. Upon the closing of this offering, the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock after giving effect to the amendment and restatement of the Company's
Restated Certificate of Incorporation to delete references to the Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock. Prior to this offering, there were outstanding an aggregate of (i) 1,564,451 shares of Common Stock and (ii) 6,738,076 shares of Preferred Stock, consisting of 93,691 shares of Series A Convertible Preferred Stock, 2,643,736 shares of Series B Convertible Preferred Stock, 1,432,318 shares of Series C
Convertible Preferred Stock, 1,700,002 shares of Series D Convertible Preferred Stock and 868,329 shares of Series E Convertible Preferred Stock, which shares will automatically convert into an aggregate of 4,750,288 shares of Common Stock upon the closing of this offering. As of the date of this Prospectus, the Company had 60 shareholders. Upon the closing of this offering, the Company will have 8,314,739 shares of Common Stock outstanding.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by (i) the provisions of the Company's Restated Certificate and By-laws (each as filed and effected, respectively, on or before the closing of this offering and included as exhibits to the Registration Statement) and (ii) the provisions of applicable law.

Common Stock

  Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding shares of Preferred Stock. No shares of Preferred Stock will be outstanding immediately following the closing of this offering. The Common Stock outstanding upon the effective date of the Registration Statement, and the shares offered by the Company hereby, upon issuance and sale, will be fully paid and nonassessable.

Preferred Stock

  The Company is currently authorized to issue 6,813,393 shares of Preferred Stock. Upon the consummation of the offering, all of the issued and outstanding shares of Preferred Stock will be converted into an aggregate of 4,750,289 shares of Common Stock. Immediately following such conversion, all currently outstanding shares of Preferred Stock will be cancelled, retired and eliminated from the Company's authorized shares of capital stock and the number of authorized shares of Preferred Stock will be decreased to 1,000,000 shares.

  Upon consummation of the offering, the Company's Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Company believes that the power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and restrict their rights to receive payment upon liquidation and could have the effect of delaying, deferring or preventing a change-in-control of the Company. See "Description of Capital Stock--Anti-Takeover Measures." The Company has no present plans to issue any shares of Preferred Stock.

Stock Purchase Warrants

  During the period from December 1992 to May 1996, the Company issued warrants to purchase an aggregate of 75,317 shares of Preferred Stock in connection with equipment leasing transactions and equity financings, including (i) two warrants exercisable for an aggregate amount of 10,697 shares of Company's Series A Convertible Preferred Stock at an exercise price of $11.21. per share (which will be exercisable for an aggregate of 36,618 shares of Common Stock at an exercise price of $3.27 per share upon consummation of this offering), (ii) a warrant exercisable for 11,402 shares of Company's Series B Convertible Preferred Stock at an exercise price of $1.51 per share (which will be exercisable for 7,601 shares of Common Stock at an exercise price of $2.27 upon consummation of this offering), (iii) a warrant exercisable for 13,218 shares of Company's Series C

Convertible Preferred Stock at an exercise price of $4.54 per share (which will be exercisable for 8,812 shares of Common Stock at an exercise price of $6.81 upon consummation of this offering) and (iv) six warrants exercisable for an aggregate of 40,000 shares of Company's Series D Convertible Preferred Stock at an exercise price of $3.00 per share (which will be exercisable for an aggregate of 26,665 shares of Common Stock at an exercise price of $4.50 upon consummation of this offering) (collectively, the "Preferred Stock Warrants"). The Preferred Stock Warrants will expire five years after the date of the closing of the offering. The exercise price of each Preferred Stock Warrant is subject to adjustment in the event of a stock split, combination or dividend by the Company. The number and kind of securities for which each Preferred Stock Warrant is exercisable is subject to adjustment in the event of a merger or reclassification by the Company.

Anti-Takeover Measures

  In addition to the Board of Directors' ability to issue shares of Preferred Stock, the Restated Certificate and the By-laws contain several other provisions that are commonly considered to discourage unsolicited takeover bids. The Restated Certificate includes a provision classifying the Board of Directors into three classes with staggered three-year terms, and the By-laws include a provision prohibiting stockholder action by written consent except as otherwise provided by law. Under the Restated Certificate and By-laws, the Board of Directors may enlarge the size of the Board and fill any vacancies on the Board. The Restated Certificate requires the approval of the holders of at least 66-2/3% of the outstanding capital stock of the Company prior to (i) the merger of the Company into another entity, (ii) the sale or disposition of all or substantially all of the Company's assets,
(iii) the issuance or transfer by the Company of its securities having a market value in excess of $500,000 and (iv) engaging in any other business combination transaction, unless such transaction has been approved by a majority of the Board of Directors. Further, provisions of the By-laws and the Restated Certificate provide that the stockholders may amend the By-laws or certain provisions of the Restated Certificate only with the affirmative vote of 66-2/3% of the Company's capital stock. The By-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies the Company of its intention a specified period in advance and furnishes certain information. The By-laws also provide that special meetings of the Company's stockholders may be called only by the President or the Board of Directors and require advance notice of business to be brought by a stockholder before the annual meeting.

  Upon the consummation of the offering made hereby, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, a law regulating corporate takeovers (the "Anti-Takeover Law"). In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than ten percent of the corporation's assets) with an "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares; such an amendment is effective following expiration of twelve months from adoption. The Company has not "opted out" of the Anti-Takeover Law.

  The foregoing provisions of the Restated Certificate and By-laws and Delaware law could have the effect of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer Agent

  The transfer agent and registrar for the Common Stock is Boston EquiServe.

                       SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 8,314,740 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option or of any other outstanding options. Of these shares, the 2,000,000 shares sold in this offering will be freely transferable, without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

  The remaining 6,314,740 outstanding shares of Common Stock are owned by existing stockholders and are deemed "Restricted Shares" under Rule 144. These may not be resold, except pursuant to an effective registration statement or an applicable exemption from registration. Of these remaining shares, approximately 112,357 shares of Common Stock will be eligible for sale under Rules 144 and 701 on the ninety-first day after the effectiveness of this offering. Stockholders of the Company, holding in the aggregate 6,202,383 shares of Common Stock, have agreed to enter into the 180-day lock-up agreements described below. At the end of such 180-day period, an additional 3,950,721 shares of Common Stock will be eligible for sale under Rules 144 and 701. The remaining Restricted Shares will become eligible from time to time thereafter upon the expiration of the minimum two-year holding period prescribed by Rule 144.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least two years from the later of the date such Restricted Shares were acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. All sales of shares of the Company's Common Stock, including Restricted Shares, held by affiliates of the Company must be sold under Rule 144, subject to the foregoing volume limitations and other restrictions.

  The Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 from two years to one year. If this proposal is adopted as of the expected closing of this offering, an additional 1,946,033 shares of Common Stock would become eligible for sale by existing stockholders to the public after the expiration of the 180-day lock-up period.

  The Company's directors and executive officers and certain of its stockholders have agreed that they will not, without the prior written consent of the representatives of the Underwriters, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of or require the Company to file with the Commission a registration statement under the Securities Act to register any shares of Common Stock or securities convertible or exchangeable for shares of Common Stock or warrants or other rights to acquire shares of Common Stock during the 180-day period following the effective date of the Registration Statement.

  The Company plans to file registration statements under the Securities Act to register approximately 1,427,322, 66,666 and 66,666 shares of Common Stock issuable under the Equity Plan, the Director Plan and the Stock Purchase Plan, respectively, 90 days after the date of this Prospectus. Upon registration, such shares will be eligible for immediate resale upon exercise, subject, in the case of affiliates, to the volume, manner of sale and notice requirements of Rule 144.

  No prediction can be made as to the effect, if any, that market sales of additional shares or the availability of such additional shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on the market price for the Common Stock. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights" and "--Immediate and Substantial Dilution."

Registration Rights

  The holders of the 4,750,289 shares of Common Stock to be issued on conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (the "Registrable Shares") are entitled to certain rights with respect to registration of the Registrable Shares under the Securities Act beginning at the end of the lock-up period. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, such holders are entitled to notice of such registration and are entitled to include such Registrable Shares in the registration. The rights are subject to certain conditions and limitations, among them, the right of the underwriters of a registered offering to limit the number of shares included in such registration. Holders of Registrable Shares benefiting from these rights may also require the Company to file at its expense a registration statement under the Securities Act with respect to their shares of Common Stock and, subject to certain conditions and limitations, the Company is required to use its best efforts to effect such registration. Furthermore, such holders may, subject to certain conditions and limitations, require the Company to file additional registration statements on Form S-3 with respect to such Registrable Shares. Such holders did not have the right to have shares of Common Stock registered under the Securities Act as part of this offering.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC and Wessels, Arnold & Henderson, L.L.C., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                         Number of
Name                                       Shares
------------------------------------     ---------
Hambrecht & Quist LLC
Wessels, Arnold & Henderson, L.L.C.

                                         ----------
Total                                    2,000,000
                                         ==========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  Certain existing stockholders of the Company, including the executive officers and directors, who will own in the aggregate 6,202,383 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that, it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock, other than pursuant to its equity benefit plans, during the 180-day period following the date of this Prospectus.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives.

Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. William T. Whelan, a partner of Palmer & Dodge LLP, is an Assistant Secretary of the Company. Certain legal matters are being passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                   EXPERTS

  The financial statements of the Company at December 31, 1995 and March 31, 1995 and for the nine months ended December 31, 1995, and for each of the two years in the period ended March 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. All statements made in this Prospectus regarding the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement. A copy of the Registration Statement may be inspected without charge at the offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. Such reports and other information can also be reviewed through the Commission's Web site (http://www.sec.gov).

  Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)

                        INDEX TO FINANCIAL STATEMENTS

                                                                  Page
                                                                ---------
Report of Independent Auditors                                     F-3
Financial Statements
Balance Sheets                                                     F-4
Statements of Operations                                           F-5
Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit)                         F-6
Statements of Cash Flows                                           F-8
Notes to Financial Statements                                     F-10

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
EPIX Medical, Inc.

     We have audited the accompanying balance sheets of EPIX Medical, Inc. (a company in the development stage) as of December 31, 1995 and March 31, 1995, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the nine months ended December 31, 1995, and each of the two years in the period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Since the date of completion of the audit of the accompanying financial statements and initial issuance of our report thereon dated April 12, 1996, except for Note 14, as to which the date is May 14, 1996, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 14, has received significant proceeds from the sale of Preferred Stock and from strategic collaboration agreements. Therefore the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EPIX Medical, Inc. at December 31, 1995 and March 31, 1995, and the results of its operations and its cash flows for the nine months ended December 31, 1995, and each of the two years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.

                                       /s/ Ernst & Young LLP


                                       Ernst & Young LLP


Boston, Massachusetts
April 12, 1996, except for Note 14, as
 to which the date is August 30, 1996

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)

                                BALANCE SHEETS


                                                                        March 31      December 31    September 30
                                                                          1995           1995            1996
                                                                     -------------- --------------  --------------
Assets                                                                                               (Unaudited)
Current assets:
  Cash and cash equivalents                                            $ 1,079,355    $   149,686    $11,734,558
  Accounts receivable                                                                                    665,088
  Prepaid expenses                                                          49,496         58,940         74,695
  Other current assets                                                      23,000         13,178         10,267
                                                                       -----------    -----------    -----------
      Total current assets                                               1,151,851        221,804     12,484,608
Property and equipment, net                                                890,814        856,912        981,498
Notes receivable from officer                                                              51,878        290,437
Other assets                                                                98,082         80,171         58,735
                                                                       -----------    -----------    -----------
      Total assets                                                     $ 2,140,747    $ 1,210,765    $13,815,278
                                                                       ===========    ===========    ===========
Liabilities and Stockholders' Deficit                                                                (Unaudited)
Current liabilities:
  Current portion of capital lease obligations                         $   263,657    $   304,416    $   239,679
  Accounts payable and accrued expenses                                    372,183      1,244,201      1,362,574
                                                                       -----------    -----------    -----------
      Total current liabilities                                            635,840      1,548,617      1,602,253
Capital lease obligations, less current portion                            107,120        342,256        198,459
Promissory notes                                                                        2,700,000
Redeemable convertible preferred stock:
  Series B, $.01 par value, 2,655,138 shares authorized; 2,643,736 shares issued and outstanding at March 31, 1995, December 31,
    1995 and September 30, 1996 ($6,170,731 liquidation value at
    September 30, 1996)                                                  3,949,383      3,955,505      3,961,636
  Series C, $.01 par value, 1,445,536 shares authorized; 1,432,318 shares issued and outstanding at September 30, 1996 ($3,485,238
    liquidation value at September 30, 1996)                                                           3,233,694
  Series D, $.01 par value, 1,740,002 shares authorized; 1,700,002 shares issued and outstanding at September 30, 1996 ($5,515,452
    liquidation value at September 30, 1996)                                                           5,071,027
  Series E, $.01 par value, 868,329 shares authorized; 868,329 shares issued and outstanding at September 30, 1996 ($5,319,631
    liquidation value at September 30, 1996)                                                           4,899,755
Stockholders' deficit:
  Series A convertible preferred stock, $.01 par value, 104,388 shares authorized; 93,691 shares issued and outstanding at March
    31, 1995, December 31, 1995 and September 30, 1996                   1,037,664      1,037,664      1,037,664
  Common stock, $.01 par value, 15,000,000 shares authorized;
    1,441,686, 1,563,808 and 1,539,673 shares issued and outstanding at March 31, 1995, December 31, 1995 and September 30, 1996,
    respectively                                                            14,417         15,638         15,396
  Additional paid-in capital                                                84,606        198,418         93,990
  Accretion of redeemable convertible preferred stock to
    redemption value                                                        (8,147)       (14,269)       (63,364)
  Deficit accumulated during the development stage                      (3,680,136)    (8,573,064)    (6,235,232)
                                                                       -----------    -----------    -----------
      Total stockholders' deficit                                       (2,551,596)    (7,335,613)    (5,151,546)
                                                                       -----------    -----------    -----------
      Total liabilities and stockholders' deficit                      $ 2,140,747    $ 1,210,765    $13,815,278
                                                                       ===========    ===========    ===========



                           See accompanying notes.

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)

                           STATEMENTS OF OPERATIONS

                                                                                                                 Period from
                                                                                                                  Inception
                                                                Nine months                                     (November 29,
                                 Year ended     Year ended         ended               Nine months ended          1988) to
                                  March 31       March 31       December 31              September 30           September 30
                                    1994           1995            1995               1995           1996           1996
                                ----------------------------   ---------------   --------------- -------------  ---------------
                                                                                          (Unaudited)            (Unaudited)
Revenues                         $1,700,000     $   411,509     $   900,000        $   900,000    $9,635,088     $13,646,597
Operating expenses:
 Research and development         1,381,528       2,407,113       4,164,940          2,989,257     4,951,652      13,374,909
 General and administrative         897,117         824,769       1,504,811          1,348,358     2,212,086       6,280,189
                                 -----------    -----------     -----------        -----------    -----------    -----------
   Total operating expenses       2,278,645       3,231,882       5,669,751          4,337,615     7,163,738      19,655,098
                                 -----------    -----------     -----------        -----------    -----------    -----------
Operating income (loss)            (578,645)     (2,820,373)     (4,769,751)        (3,437,615)    2,471,350      (6,008,501)
Interest expense                    (66,976)        (78,672)       (151,057)          (100,077)     (273,640)       (570,345)
Interest income                      29,141         120,845          27,880             62,943       140,122         359,081
                                 -----------    -----------     -----------        -----------    -----------    -----------
Net income (loss)                $ (616,480)    $(2,778,200)    $(4,892,928)       $(3,474,749)   $2,337,832     $(6,219,765)
                                 ===========    ===========     ===========        ===========    ===========    ===========
Pro forma (unaudited):
 Net income (loss) per share                                    $     (0.70)                      $     0.30
                                                                ===========                       ===========
 Weighted-average common
   stock and equivalents                                          6,973,000                        7,711,000
                                                                ===========                       ===========

                           See accompanying notes.

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                  Redeemable            Series A
                                                 Convertible           Convertible
                                               Preferred Stock       Preferred Stock      Common Stock
                                            ----------------------  ------------------ ------------------
                                             Shares      Amount    Shares    Amount     Shares    Amount
                                            --------- ------------  ------ ----------- --------- --------
Issuance of common stock in May 1989                                                     333,330  $ 3,333
Issuance of Series A preferred stock in
  March 1992 (net of legal costs of
  $12,336)                                                         93,691  $1,037,664
Cumulative net loss for the period
  November 29, 1988 (date of inception)
  through March 31, 1992
                                            --------- ------------  ------ ----------- --------- --------
Balance at March 31, 1992                                          93,691   1,037,664    333,330    3,333
Issuance of common stock in April 1992 as
  payment for consulting services received                                                 5,186       52
Net loss
                                            --------- ------------  ------ ----------- --------- --------
Balance at March 31, 1993                                          93,691   1,037,664    338,516    3,385
Issuance of common stock in February 1994
  as payment for consulting services
  received                                                                                 5,186       52
Three-for-one stock dividend declared and
  paid in March 1994                                                                   1,031,118   10,311
Issuance of Series B preferred stock in
  March 1994, net of issuance costs of
  $58,764                                   2,643,736  $ 3,941,236
Issuance of warrants in conjunction with
  financing
Net loss
                                            --------- ------------  ------ ----------- --------- --------
Balance at March 31, 1994                   2,643,736    3,941,236 93,691   1,037,664  1,374,820   13,748
Issuance of common stock upon exercise of
  options                                                                                 66,866      669
Issuance of warrants in conjunction with
  financing
Accretion of redeemable convertible
  preferred stock to redemption value                        8,147
Net loss
                                            --------- ------------  ------ ----------- --------- --------
Balance at March 31, 1995                   2,643,736    3,949,383 93,691   1,037,664  1,441,686   14,417


                                                       Cumulative
                                                      Accretion of
                                                      Dividends on    Deficit
                                                       Redeemable   Accumulated      Total
                                           Additional  Convertible     During    Stockholders'
                                             Paid-in    Preferred   Development      Equity
                                             Capital      Stock        Stage       (Deficit)
                                            --------- ------------ -------------  -------------
Issuance of common stock in May 1989         $1,667                                    $5,000


Issuance of Series A preferred stock in
  March 1992 (net of legal costs of $12,336)                                        1,037,664
Cumulative net loss for the period
  November 29, 1988 (date of inception)
  through March 31, 1992                                               $(27,911)      (27,911)
                                            --------- ------------ -------------  -------------
Balance at March 31, 1992                     1,667                     (27,911)    1,014,753
Issuance of common stock in April 1992 as
  payment for consulting services received       26                                        78
Net loss                                                               (242,078)     (242,078)
                                            --------- ------------ -------------  -------------
Balance at March 31, 1993                     1,693                    (269,989)      772,753
Issuance of common stock in February 1994
  as payment for consulting services
  received                                       26                                        78
Three-for-one stock dividend declared and
  paid in March 1994                          5,156                     (15,467)
Issuance of Series B preferred stock in
  March 1994, net of issuance costs of
  $58,764
Issuance of warrants in conjunction with
  financing                                  43,391                                    43,391
Net loss                                                               (616,480)     (616,480)
                                            --------- ------------ -------------  -------------
Balance at March 31, 1994                    50,266                    (901,936)      199,742
Issuance of common stock upon exercise of
  options                                    27,415                                    28,084
Issuance of warrants in conjunction with
  financing                                   6,925                                     6,925
Accretion of redeemable convertible
  preferred stock to redemption value                    $(8,147)                      (8,147)
Net loss                                                             (2,778,200)   (2,778,200)
                                            --------- ------------ -------------  -------------
Balance at March 31, 1995                    84,606       (8,147)    (3,680,136)   (2,551,596)


                                     F-6



Issuance of common stock upon exercise of
  options                                                                                 38,399      384
Issuance of common stock in July 1995
  under license agreement                                                                 83,723      837
Accretion of redeemable convertible
  preferred stock to redemption value                        6,122
Issuance of warrants in conjunction with
  financing
Net loss
                                            --------- ------------  ------ ----------- --------- --------
Balance at December 31, 1995                2,643,736    3,955,505 93,691   1,037,664  1,563,808   15,638


Issuance of common stock upon exercise of
  options (unaudited)                                                                     42,531      425
Issuance of Series C preferred stock upon
  conversion of Convertible Notes and
  interest thereon in May 1996, net of
  issuance costs of $12,560 (unaudited)     1,432,318    3,210,177
Issuance of warrants in conjunction with
  financing (unaudited)
Issuance of Series D preferred stock for
  cash in May 1996, net of issuance costs
  of $31,043 (unaudited)                    1,500,002    4,468,963
Issuance of Series D preferred stock upon
  conversion of Bridge Notes in May 1996
  (unaudited)                                 200,000      600,000
Issuance of Series E preferred stock in
  May and August 1996, net of issuance
  costs of $117,628 (unaudited)               868,329    4,882,372
Issuance of compensatory stock option
  grants (unaudited)
Repurchase of common stock from officer in
  May 1996 (unaudited)                                                                   (66,666)    (667)
Accretion of redeemable convertible
  preferred stock to redemption value
  (unaudited)                                               49,095
Net income (unaudited)
                                            --------- ------------  ------ ----------- --------- --------
Balance at September 30, 1996 (unaudited)   6,644,385  $17,166,112 93,691  $1,037,664  1,539,673  $15,396
                                            ========= ============  ====== =========== ========= ========





Issuance of common stock upon exercise of
  options                                      16,874                                  17,258
Issuance of common stock in July 1995
  under license agreement                      68,235                                  69,072
Accretion of redeemable convertible
  preferred stock to redemption value                     (6,122)                      (6,122)
Issuance of warrants in conjunction with
  financing                                    28,703                                  28,703
Net loss                                                             (4,892,928)   (4,892,928)
                                            --------- ------------ -------------  -------------
Balance at December 31, 1995                  198,418    (14,269)    (8,573,064)   (7,335,613)
Issuance of common stock upon exercise of
  options (unaudited)                          19,343                                  19,768
Issuance of Series C preferred stock upon
  conversion of Convertible Notes and
  interest thereon in May 1996, net of
  issuance costs of $12,560 (unaudited)
Issuance of warrants in conjunction with
  financing (unaudited)                        78,236                                  78,236
Issuance of Series D preferred stock for
  cash in May 1996, net of issuance costs
  of $31,043 (unaudited)
Issuance of Series D preferred stock upon
  conversion of Bridge Notes in May 1996
  (unaudited)
Issuance of Series E preferred stock in
  May and August 1996, net of issuance
  costs of $117,628 (unaudited)
Issuance of compensatory stock option
  grants (unaudited)                           67,326                                  67,326
Repurchase of common stock from officer in
  May 1996 (unaudited)                       (269,333)                               (270,000)
Accretion of redeemable convertible
  preferred stock to redemption value
  (unaudited)                                            (49,095)                     (49,095)
Net income (unaudited)                                                2,337,832     2,337,832
                                            --------- ------------ -------------  -------------
Balance at September 30, 1996 (unaudited)   $  93,990   $(63,364)   $(6,235,232)  $(5,151,546)
                                            ========= ============ =============  =============

                           See accompanying notes.

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)

                           STATEMENTS OF CASH FLOWS

                                                                    Nine months
                                     Year ended     Year ended         ended
                                      March 31       March 31       December 31
                                        1994           1995             1995
                                   -------------- ---------------  ---------------

Operating activities
Net income (loss)                   $  (616,480)    $(2,778,200)    $(4,892,928)
Adjustments to reconcile net
  income (loss) to cash provided
  (used) by operating activities:
 Depreciation and  amortization         295,370         285,515         396,673
 Expenses paid with equity
   instruments                                                           67,816
 Change in operating assets  and
  liabilities:
  Accounts receivable
  Prepaid expenses and other
    current assets                       50,928          (2,769)         16,411
  Accounts payable and accrued
    expenses                             80,922         (36,009)        872,018
                                    -----------     -----------     -----------
Net cash provided (used)
  by operating activities              (189,260)     (2,531,463)     (3,540,010)
Investing activities
Purchase of fixed assets               (106,299)       (367,830)       (324,429)
Proceeds from sale leaseback of
  fixed assets                          553,067          41,468         511,145
Purchase of marketable securities    (2,356,510)
Proceeds from sale of marketable
  securities                                          2,356,510
Issuance of note receivable from
  officer                                                               (50,000)
                                    -----------     -----------     -----------
Net cash provided (used) by
  investing activities               (1,909,742)      2,030,148         136,716
                                    -----------     -----------     -----------




                                                                   Period from
                                                                    inception
                                         Nine months ended        (November 29,
                                           September 30              1988) to
                                   -----------------------------   September 30
                                        1995           1996            1996
                                   --------------- -------------  ---------------
                                            (Unaudited)            (Unaudited)
Operating activities
Net income (loss)                    $(3,474,749)   $2,337,832     $(6,219,765)
Adjustments to reconcile net
  income (loss) to cash provided
  (used) by operating activities:
 Depreciation and  amortization          279,432       406,169       1,509,572
 Expenses paid with equity
   instruments                            67,816       136,526         204,342
 Change in operating assets  and
  liabilities:
  Accounts receivable                                 (665,088)       (665,088)
  Prepaid expenses and other
    current assets                        16,357            32        (154,134)
  Accounts payable and accrued
    expenses                             185,999       341,110       1,585,311
                                     -----------    -----------    -----------
Net cash provided (used)
  by operating activities             (2,925,145)    2,556,581      (3,739,762)
Investing activities
Purchase of fixed assets                (402,969)     (542,812)     (2,230,971)
Proceeds from sale leaseback of
  fixed assets                           274,114        17,173       1,122,853
Purchase of marketable securities                                   (2,356,510)
Proceeds from sale of marketable
  securities                           1,945,621                     2,356,510
Issuance of note receivable from
  officer                                (50,000)     (230,000)       (280,000)
                                     -----------    -----------    -----------
Net cash provided (used) by
  investing activities                 1,766,766      (755,639)     (1,388,118)
                                     -----------    -----------    -----------

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)

                    STATEMENTS OF CASH FLOWS--(Continued)

                                                                            Nine months
                                                Year ended    Year ended       ended
                                                 March 31      March 31     December 31
                                                   1994          1995          1995
                                               ------------- -------------  -------------

Financing activities
Repayment of capital lease obligations          $ (157,975)   $ (245,399)   $ (245,489)
Proceeds from issuance of promissory notes                                   2,700,000
Proceeds from issuance of bridge notes
Proceeds from sale of Series B redeemable
  convertible preferred stock                    3,941,236
Proceeds from sale of Series D redeemable
  convertible preferred stock
Proceeds from sale of Series E redeemable
  convertible preferred stock
Proceeds from sale of Series A convertible
  preferred stock
Repurchase of stock from officer
Sale of common stock                                              28,084        18,514
Proceeds from issuance of warrants                                                 600
                                                -----------   -----------   -----------
Net cash provided (used) by financing
  activities                                     3,783,261      (217,315)    2,473,625
                                                -----------   -----------   -----------
Increase (decrease) in cash and cash
  equivalents                                    1,684,259      (718,630)     (929,669)
Cash and cash equivalents at beginning of
  period                                           113,726     1,797,985     1,079,355
                                                -----------   -----------   -----------
Cash and cash equivalents at end of period      $1,797,985    $1,079,355    $  149,686
                                                ===========   ===========   ===========
Supplemental cash flow information
Cash paid for interest                          $   66,976    $   78,672    $   51,441
                                                ===========   ===========   ===========

                                                                          Period from
                                                Nine months ended          inception
                                                   September 30           (November 29,
                                           ----------------------------     1988) to
                                                                         September 30
                                               1995           1996           1996
                                           ------------- --------------  --------------
                                                   (Unaudited)            (Unaudited)
Financing activities
Repayment of capital lease obligations      $ (200,315)   $  (217,173)    $  (869,763)
Proceeds from issuance of promissory notes   1,500,000        300,000       3,000,000
Proceeds from issuance of bridge notes                        600,000         600,000
Proceeds from sale of Series B redeemable
  convertible preferred stock                                               3,941,236
Proceeds from sale of Series D redeemable
  convertible preferred stock                               4,468,963       4,468,963
Proceeds from sale of Series E redeemable
  convertible preferred stock                               4,882,372       4,882,372
Proceeds from sale of Series A convertible
  preferred stock                                                           1,037,664
Repurchase of stock from officer                             (270,000)       (270,000)
Sale of common stock                            31,636         19,768          71,366
Proceeds from issuance of warrants                                                600
                                            -----------   -----------     -----------
Net cash provided (used) by financing
  activities                                 1,331,321      9,783,930      16,862,438
                                            -----------   -----------     -----------
Increase (decrease) in cash and cash
  equivalents                                  172,942     11,584,872      11,734,558
Cash and cash equivalents at beginning of
  period                                       154,009        149,686              --
                                            -----------   -----------     -----------
Cash and cash equivalents at end of period  $  326,951    $11,734,558     $11,734,558
                                            ===========   ===========     ===========
Supplemental cash flow information
Cash paid for interest                      $   47,885    $    81,319     $   278,408
                                            ===========   ===========     ===========

                           See accompanying notes.

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                        NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     EPIX Medical, Inc. ("EPIX" or the "Company") was formed on November 29, 1988 as a Delaware corporation and commenced operations in 1992. The Company is developing targeted contrast agents both to improve the capability and expand the use of magnetic resonance imaging ("MRI") as a diagnostic tool for a variety of diseases. The Company's principal product under development, MS-325, is an injectable contrast agent designed for multiple vascular imaging indications.

     The Company is a development-stage enterprise, as defined in Statement of Financial Accounting Standards No. 7, and has, since inception, been engaged in the research and development of its product candidates as well as seeking regulatory clearances and patent protection and raising capital to fund operations.

     Change of Year End

     Subsequent to March 31, 1995, the Company elected to change its fiscal year end from March 31 to December 31.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant Revenues

     All of the revenues received during the year ended March 31, 1994 were derived from a single source. For the year ended March 31, 1995 one source represented 61% and another source represented 39% of the total revenues. All of the revenues received during the nine months ended December 31, 1995 were derived from a single source.

2. SIGNIFICANT ACCOUNTING POLICIES

     Unaudited Interim Financial Statements

     The balance sheet as of September 30, 1996 and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the nine months ended September 30, 1995 and 1996 and the period from inception (November 29, 1988) to September 30, 1996, are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year.

     Cash and Cash Equivalents

     The Company considers all investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of money market accounts and short-term investments.

     Property and Equipment

     Property and Equipment are recorded at historical cost. Depreciation on laboratory equipment and furniture, fixtures and other equipment is determined using the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 5 years. Leasehold improvements are amortized using the straight-line method over the shorter of the asset life or the remaining life of the lease. Expenditures for maintenance and repairs are charged to expense; betterments are capitalized.

     Capital Lease Obligations

     Assets and liabilities relating to capital leases are recorded at the present value of the future minimum rental payments using interest rates appropriate at the inception of the lease.

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Income Taxes

     The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred taxes are recognized using the liability method, whereby tax rates are applied to cumulative temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes based on when and how they are expected to affect the tax return. A valuation allowance is provided to the extent that there is uncertainty as to the Company's ability to generate taxable income in the future to realize the benefit from its net deferred tax asset.

     Fair Value of Financial Instruments

     In 1995 the Company adopted SFAS No. 107, "Disclosures about the Fair Value of Financial Instruments," which requires the disclosure of the fair value of financial instruments. At December 31, 1995, the Company's financial instruments consist of cash, cash equivalents, notes receivable from a related party, accounts payable and accrued expenses, capital lease obligations, promissory notes payable and mandatorily redeemable preferred stock. Fair value of issued equity instruments is based upon negotiated prices and includes cash and the fair value of other consideration received.

     Mandatorily Redeemable Preferred Stock

     Mandatorily redeemable preferred stock is recorded upon issuance at fair value, net of issuance costs, and periodically accreted to redemption value using the interest method.


     Revenue Recognition and Funded Research

     Revenues from nonrefundable license fees and options to acquire license rights, where no future obligation exists or is expected, are recognized upon execution of the underlying license agreement. Non-refundable fees for which collection is subject to attainment of future milestones (such as contractually specified dates and commencement or completion of specified clinical trials) are recorded when such milestones are attained. Revenues from research and development collaborations are recognized in accordance with the underlying agreement as research and development is conducted. Revenues from joint development projects with third parties are recorded for amounts due from third parties when the Company expends more than its contractual share of total project costs. [The Company records as research and development expense its obligation to such third parties which occurs when the Company expends less than its contractual share of the total project costs.] Payments received for which revenue has not been earned are recorded as deferred revenue.


     Technology, Licenses and Patents

     Costs associated with technology, licenses and patents are expensed as incurred.

     Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) in accounting for its stock-based compensation plans, rather than the alternative fair value accounting method provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Under APB 25, when the exercise price of options granted under these plans equals the market price of the underlying stock on the date of grant, no compensation expense is required.

     Pro Forma Net Income (Loss) Per Share (Unaudited)

     Pro forma net income (loss) per share is computed using the weighted-average number of outstanding shares of Common Stock and Common Stock equivalents, assuming conversion of Series A Convertible Preferred Stock ("Series A Preferred Stock"), Series B Redeemable Convertible Preferred Stock ("Series B Preferred Stock"),

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Series C Redeemable Convertible Preferred Stock ("Series C Preferred Stock"), Series D Redeemable Convertible Preferred Stock ("Series D Preferred Stock") and Series E Redeemable Convertible Preferred Stock ("Series E Preferred Stock") into Common Stock (as of their original date of issuance), which will occur upon completion of the Company's proposed initial public offering. Common Stock equivalents are excluded from the pro forma net income (loss) per share computation when their effect is anti-dilutive; however, pursuant to the requirements of the Securities and Exchange Commission, Common Stock equivalent shares relating to stock options and warrants (using the treasury stock method and an assumed initial public offering price) and Convertible Preferred Stock issued during the twelve-month period prior to the initial public offering are included for all periods presented whether or not they are anti-dilutive. Historical earnings per share have not been presented because such amounts are not considered meaningful due to the significant change in the Company's capital structure that will occur in connection with the Company's proposed initial public offering.

     Accounting Pronouncement

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes criteria for the recognition and measurement of impairment loss associated with long-lived assets. The Company has adopted this standard in 1996, and its adoption did not have a material impact on the Company's financial position or results of operations.


3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                      March 31    December 31
                                                        1995          1995
                                                    ------------  -------------
Laboratory equipment                                 $  918,466    $1,163,370
Leasehold improvements                                  417,955       462,099
Furniture, fixtures and other equipment                 157,068       215,869
                                                      ---------     ---------
                                                      1,493,489     1,841,338
Less accumulated depreciation and amortization          602,675       984,426
                                                      ---------     ---------
                                                     $  890,814    $  856,912
                                                      =========     =========

4. LEASES

     Under a $1.4 million lease line, the Company has entered into a number of capital leases for equipment, including sale and leaseback transactions involving certain equipment. Assets under capital leases, the majority of which are laboratory equipment, totaled $800,737 and $1,320,994 at March 31, 1995 and December 31, 1995, respectively. Accumulated amortization relating to assets under capital leases was $383,809 and $661,257 at March 31, 1995 and December 31, 1995 respectively.

     Additionally, the Company leases office space under operating lease arrangements. The initial term of the lease expires in December 1997 and is renewable with 12 months notice for an additional five year term.

     Future minimum commitments under leases with non-cancelable terms of one or more years are as follows at December 31, 1995:

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                           Capital    Operating
                                            Leases      Leases
                                         ----------- -----------
1996                                       $381,280    $110,000
1997                                        228,096     120,000
1998                                        160,591
                                           --------    --------
Total minimum lease payments                769,967    $230,000
                                                       ========
Less amounts representing interest          123,295
                                           --------
Present value minimum lease payments        646,672
Less amounts due within one year            304,416
                                           --------
                                           $342,256
                                           ========

     Rent expense amounted to approximately $79,819, $94,600 and $86,100 for the twelve months ended March 31, 1994, March 31, 1995, and for the nine months ended December 31, 1995 respectively, and approximately $312,500 for the period from inception (November 29, 1988) to December 31, 1995.

     Included in accounts payable and accrued expenses were the following items at March 31, 1995 and December 31, 1995:

                                                  March 31,   December 31,
                                                    1995          1995
                                                 -----------  --------------
Accounts payable                                  $147,623     $  615,174
Accrued development costs                                         435,562
Accrued interest                                                   99,616
Accrued licensing expense                           72,707         27,972
Accrued payroll                                     86,601         15,990
Accrued professional fees                           32,173
Other accrued expenses                              33,079         49,887
                                                  ---------     ---------
Total accounts payable and accrued expenses       $372,183     $1,244,201
                                                  =========     =========

6. PROMISSORY NOTES

     In May 1995, the Company issued Promissory Notes ("Promissory Notes") in an aggregate amount of $1,500,000, which approximates fair value. The Promissory Notes bear interest at the rate of 10% per year and become due upon demand on or after February 15, 1996. The Promissory Notes and accrued interest thereon are convertible, at any time after the date of issuance, into shares of the Series C Preferred Stock, at an initial conversion price of $4.54 per share. The initial conversion price per share shall be subject to adjustment from time to time as provided in the agreement. In November and December 1995, the Company issued a series of additional Promissory Notes aggregating $1,200,000 with the same terms of interest and repayment. It is contemplated that the Convertible Notes (see
Note 14) for which the Promissory Notes may subsequently be exchanged will be converted concurrent with a Series D Preferred Stock equity financing during 1996. Accordingly, all the Promissory Notes have been classified as long-term at December 31, 1995.

7. CAPITAL STOCK

     Shares of Series A Preferred Stock and Series B Preferred Stock are convertible into shares of Common Stock by dividing $11.21 by the Series A Preferred Stock conversion price in effect at the time of conversion and, in the case of the Series B Preferred Stock, by dividing $1.51 by the Series B Preferred Stock conversion price in effect at the time of conversion. The conversion price for Series A and Series B Preferred Stock is subject to adjustment from time to time based upon terms identified in the respective agreements. The Company has reserved 320,730 and 1,762,484 shares of Common Stock for issuance upon conversion of the Series A and Series B Preferred Stock, respectively, at December 31, 1995.

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


8. WARRANTS

     The stockholders of Series A and Series B Preferred Stock are entitled to have voting rights equal to the number of Common Stocks into which the Preferred Stocks may be converted at such time and shall be entitled to elect two directors of the Company. Upon liquidation, the holders of Series B Preferred Stock are also entitled to a cumulative liquidating cash dividend of 18% per annum, compounded annually from the date of issuance, plus any other declared but unpaid dividends thereon. In the event of liquidation, the holders of Series A and Series B Preferred Stock are entitled to be paid an amount equal to $11.21 per share plus all declared and unpaid dividends in the case of Series A Preferred Stock and $1.51 per share plus unpaid cumulative dividends and any other declared but unpaid dividends thereon in the case of Series B Preferred Stock, subject to adjustment, in the event of any stock dividends, stock split, combination or other similar recapitalization affecting such shares. As of December 31, 1995, aggregate cumulative unpaid dividends on Series B Preferred Stock is $1,496,364 ($0.85 per share). At any time on or after February 1, 2000, the holders of 67% or more of the then outstanding shares of Series B Preferred Stock are entitled to require the Company to redeem shares of Series B Preferred Stock then held by such stockholders. Upon exercise of the redemption right by the Series B stockholders, the Company is required to pay such Series B stockholders an amount equal to $1.51 per share, subject to adjustments from time to time as identified in the agreement, plus all accrued but unpaid dividends.

     In connection with a master line of leasing (see Note 5) the Company has issued two warrants to purchase shares of the Company's Series A Preferred Stock at an exercise price of $11.21 per share, subject to adjustment. The Company has reserved 10,697 shares of Series A Preferred Stock and 36,618 shares of Common Stock for issuance upon exercise of the warrants and subsequent conversion by the Warrant Holders of Series A Preferred Stock into Common Stock. Warrants for the purchase of 9,365 and 1,332 shares of the Company's Series A Preferred Stock remain outstanding as of December 31, 1995 and expire the earlier of five years from the date of an initial public offering or on December 21, 2002 and August 5, 2002, respectively.

     During the year ended March 31, 1995, and in connection with the master lease line, the Company issued a warrant to purchase shares of the Company's Series B Preferred Stock ("Series B Warrants") at an exercise price of $1.51 per share, subject to adjustment. The Company has reserved 11,402 shares of the Company's Series B Preferred Stock and 7,601 shares of Common Stock for issuance upon exercise of the warrants and subsequent conversion by the Warrant Holders of Series B Preferred Stock into Common Stock. Warrants to purchase 11,402 shares of the Company's Series B Preferred Stock remain outstanding as of December 31, 1995 and expire on the earlier of five years from the date of an initial public offering or June 6, 2004.

     During the nine months ended December 31, 1995, in connection with the master lease line, the Company issued a warrant to purchase shares of the Company's Series C Preferred Stock at an exercise price of $4.54 per share, subject to adjustment. The Company has reserved 13,218 shares of the Company's Series C Stock and 8,812 shares of Common Stock for issuance upon exercise of the warrants and subsequent conversion by the Warrant Holders of Series C Preferred Stock into Common Stock. Warrants to purchase 13,218 shares of the Company's Series C Preferred Stock remain outstanding as of December 31, 1995 and expire on the earlier of five years from the date of an initial public offering or August 2, 2005.

     The value ascribed to the warrants aggregating $79,019 has been accounted for as additional paid in capital.

9. 1992 EQUITY INCENTIVE PLAN

     On July 1, 1992, the Company adopted the 1992 Equity Incentive Plan (the "Equity Plan"), which provides stock awards to purchase shares of Common Stock to be granted to employees and consultants under incentive and nonstatutory stock option agreements. Under the Plan, the exercise price for stock options shall not be less than fair market value of the optioned stock at the date of grant. The options are exercisable over a period determined by the Board of Directors, but not longer than ten years after the date they are granted. Stock option information is as follows:

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

 9. 1992 EQUITY INCENTIVE PLAN (Continued)

                                     Options       Option price    Available for
                                   Outstanding   range per share       Grant        Exercisable
                                  -------------- ---------------- ---------------  --------------
March 31, 1993                        107,976         $0.42           725,259           6,975
                                                                      ========        ========
 Granted                              142,648         $0.42
                                     --------
March 31, 1994                        250,624         $0.42           582,611          34,592
                                                                      ========        ========
 Granted                              359,131         $0.45
 Exercised                            (66,866)        $0.42
 Canceled                              (1,400)        $0.42
                                     --------
March 31, 1995                        541,489      $0.42 - $0.45      224,880         143,207
                                                                      ========        ========
 Granted                              133,993      $0.45 - $0.83
 Exercised                            (38,399)     $0.42 - $0.45
 Canceled                             (40,933)     $0.42 - $0.45
                                     --------
December 31, 1995                     596,150      $0.42 - $0.83      131,820         200,631
                                                                      ========        ========
 Granted (unaudited)                  738,898      $0.83 - $6.75
 Exercised (unaudited)                (42,531)     $0.42 - $0.83
                                     --------
September 30, 1996 (unaudited)      1,292,517      $0.42 - $6.75      159,563         329,330
                                     ========                         ========        ========

10. INCOME TAXES

     The Company has incurred losses since inception and, due to the degree of uncertainty related to the ultimate use of the loss carryforwards, fully reserved this tax benefit. The Company has the following total deferred tax assets as of March 31, 1995 and December 31, 1995:

                                                    March 31,     December 31,
                                                       1995           1995
                                                  --------------  --------------
Deferred tax assets:
 Net operating loss carryforwards                  $ 1,273,000     $ 3,137,000
 Research and development tax credits                  100,000         300,000
 Book over tax depreciation and amortization            79,800         113,400
 Other                                                  18,800           9,900
                                                     ---------      ---------
Total deferred tax assets                            1,471,600       3,560,300
Valuation allowances                                (1,471,600)     (3,560,300)
                                                     ---------      ---------
Deferred income taxes, net                         $       -0-     $       -0-
                                                     =========      =========

     As of December 31, 1995, the Company has net operating loss carryforwards for income tax purposes of approximately $7.8 million, which expire through the year 2010. The valuation allowance increased by $200,483, $1,212,900 and $2,088,700 in the twelve months ended March 31, 1994 and March 31, 1995 and the nine months ended December 31, 1995 respectively, due primarily to the additional allowance for the net operating losses incurred in the respective periods. The tax net operating loss carryforwards differ from the accumulated deficit principally due to temporary differences in the recognition of certain revenue and expense items for financial and tax reporting purposes.


11. DEFINED CONTRIBUTION PLAN

     During the year ended March 31, 1995, the Company began a defined contribution 401(k) plan which covers substantially all employees. The plan permits participants to make contributions from 1% to 15% of their compensation (as defined).

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


12. RELATED PARTY TRANSACTION

     In June 1995, the Company received a promissory note from a director and executive officer of the Company in exchange for the principal amount of $50,000. The note is due in June 2005 and bears interest at an annual rate of 7.31% (the applicable Federal Rate at issuance). The note is subject to certain acceleration clauses and is secured by a pledge of 14,814 shares of the Company's Common Stock held by the borrower.

13. SIGNIFICANT AGREEMENTS

     The Company has a license agreement with Massachusetts General Hospital ("MGH") for the exclusive license of a number of patents and patent applications on which the Company's research and development efforts are significantly based. In exchange, the Company will remit royalties based on a specified percentage of revenues. Under this agreement, the Company is required to pay for all patent application costs related to the licensed technology. On July 10, 1995, the Company issued and sold to the MGH 83,723 shares of the Company's Common Stock for $1,256 as consideration for certain modifications to the license. The Company expensed the difference between proceeds received and fair value at the time of issuance, approximately $68,000.

    In March 1992, the Company entered into an Agency Agreement with
Sumitomo Corp. ("Sumitomo") to assist the Company in entering into collaboration and licensing arrangements with other companies in Japan for the development, manufacture, distribution and sale of the Company's future products. At that time, the Japanese Company purchased 66,923 shares of the Company's Series A Preferred Stock, $.01 par value, for $11.21 per share. In October 1995, Sumitomo assigned the Agency Agreement and its shares to Summit Pharmaceutical International Corporation ("Agent"). Under the terms of the amended Agency Agreement, which expired and was extended for one year in March 1996, the Company is required to pay the Agent certain commissions and fees, based on a stipulated percentage of amounts received by the Company as license fees milestone payments or capital investments.

     Also, in March 1992, the Company entered into a $3.5 million development and license agreement with, a Japanese manufacturer and distributor ("Japanese Manufacturer and Distributor") of medical products. Under the terms of the agreement, the Company received funding for research and development through the sale of Preferred Stock and license rights to the Company's liver MRI contrast agent product candidate. The Company will also receive royalties on future sales of the liver contrast agent. In exchange, the Japanese Manufacturer and Distributor received exclusive rights to develop and commercialize the product in Japan and certain rights in other countries in the Far East (see Note 14). In March of 1992, the Japanese Manufacturer and Distributor purchased an equity interest in the Company in accordance with the agreement by acquiring 26,768 shares of Series A Preferred Stock for $11.21 per share. As of December 31, 1995, the Company had received an aggregate of $2.7 million in revenues (net of withholding tax) under this agreement.

14. SUBSEQUENT EVENTS

     In January 1996, the Company issued convertible promissory notes for an aggregate amount of $3,015,862 ("Convertible Notes") (see Note 6) in exchange for $300,000 of cash and cancellation of $2.7 million of previously issued promissory notes and accrued interest thereon. The Convertible Notes bear interest at the rate of 10% per year and become due upon demand on or after February 15, 1996. The Convertible Notes and accrued interest thereon are convertible, at any time after the date of issuance, into shares of the Company's Series C Preferred Stock at an initial conversion price that will be between $1.51 and $2.25 depending upon certain events of conversion. The initial conversion price per share shall be subject to further adjustment.

     The stockholders of Series C Preferred Stock will be entitled to have voting rights equal to the number of shares of Common Stock into which such shares of Preferred Stock may be converted at such time. In the event of liquidation, the holders of Series C Preferred Stock will be entitled to be paid an amount equal to the

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

14. SUBSEQUENT EVENTS (Continued)

price per share at which shares of Series C Preferred Stock are initially issued plus unpaid cumulative dividends plus any other declared but unpaid dividends thereon, subject to adjustment in the event of any stock dividends, stock split, combination or other similar recapitalization affecting such shares.

     Shares of Series C Preferred Stock, upon issuance, will be convertible into Common Stock by dividing the initial price per share at which such shares are issued by the Series C Preferred Stock conversion price in effect at the time of conversion. The initial conversion price for Series C Preferred Stock, $2.25 per share, is subject to adjustment. The Company has reserved 954,872 shares of Common Stock for issuance upon conversion of the Series C Preferred Stock.

     In February 1996, the Company also issued convertible promissory notes for an aggregate amount of $600,000 ("Bridge Notes") which bear interest at a rate of 10% per year and are due upon demand. The Bridge Notes and accrued interest thereon are convertible, at any time after the date of issuance, on an equivalent basis into securities of the next equity financing which is expected to be Series D Preferred Stock, with an initial conversion price of $3.00 per share which is subject to adjustment. The Company has reserved 1,133,325 shares of Common Stock for issuance upon conversion of the Series D Preferred Stock.


     In March 1996, the Company entered into marketing, development and license agreements with Daiichi Radioisotope Laboratories Ltd., a Japanese pharmaceutical company ("Daiichi"). The agreements cover the Company's vascular MRI contrast agent and provide for the Company to receive a license fee of $3.0 million (net of withholding tax), milestone payments of up to $3.3 million (net of withholding tax) and proceeds from the issuance of 868,329 shares of Series E Preferred Stock at price of $5.76 per share. The milestone payments are keyed to the achievement of certain research and development milestones, such as the commencement of various clinical trials. The agreements also provides for the Company to supply product to Daiichi and to receive royalties for sales made by Daiichi in Japan.


     In April 1996, the Company received a promissory note from a director and executive officer of the Company in exchange for the principal amount of $50,000. The note is due in April 2006 and bears interest at an annual rate of 6.51% (the applicable Federal Rate at issuance). The note is subject to certain acceleration clauses and is secured by a pledge of 14,814 shares of the Company's Common Stock held by the borrower.

     In May 1996, the Convertible Notes and accrued interest thereon were converted into 1,432,318 shares of the Series C Preferred Stock.

     In May 1996, the Company issued 1,700,002 shares of Series D Preferred Stock, priced at $3.00 per share, in exchange for cash and the Bridge Notes and accrued interest thereon.

     In May 1996, the Company issued warrants to purchase 40,000 shares of the Company's Series D Preferred Stock at an exercise price of $3.00 per share, subject to adjustment. The Company has reserved 26,665 shares of Common Stock for issuance upon exercise of the warrants and subsequent conversion of Series D Preferred Stock.

     The sale of the Series E Preferred Stock, was completed in two separate closings, one in May 1996 and the other in August 1996, for a total of 868,329 shares. The Company has reserved 578,885 shares of Common Stock for issuance upon conversion of the Series E Preferred Stock.


     Under the Company's Restated Certificate of Incorporation adopted in May 1996, at any time prior on or after May 29, 2001, holders of two thirds of the then outstanding shares of the Series B, Series C, Series D and Series E Preferred Stock may require the Company to redeem such series of preferred stock at specified redemption prices (equal, as of September 30, 1996, to the original purchase price of each such series) plus any declared but unpaid dividends thereon. The consent of the holders of a majority of the outstanding shares of Series D Preferred Stock is required to effect a redemption of any securities prior to the redemption of Series D Preferred Stock. The holders of Series C and Series E Preferred Stock are entitled to a $.05 per share annual

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

14. SUBSEQUENT EVENTS (Continued)

dividend if, when and as declared by the Board of Directors which must be paid prior to payment of any other dividends.


     In May 1996, the Company received a promissory note from an officer of the Company in exchange for the amount of $180,000. The note is due in May 2006 and bears interest at an annual rate of 6.83% (the applicable Federal Rate at issuance). The note is subject to certain acceleration clauses and is secured by a pledge of 44,444 shares of the Company's Common Stock held by the borrower. The Company also repurchased from the same officer of the Company, 66,666 shares of Common Stock at a price per share of $4.05.

     As a result of the above noted ownership change, the Company's ability to utilize its tax loss carryforwards and tax credits is subject to limitations as defined in Internal Revenue Code Sections 382 and 383. The Company currently estimates that their annual limitation on the use of tax loss carryforwards through May 31, 1996 will be approximately $900,000. Research and development tax credits through May 31, 1996 of approximately $300,000 cannot be utilized until such tax loss carryforwards are fully utilized.


     In August 1996, the Company entered into a strategic collaboration agreement with Mallinckrodt Group Inc. ("Mallinckrodt "), a U.S. pharmaceutical company, involving research, development and marketing of MS-325 and future MRI vascular contrast agents developed or in-licensed by either party. Under the terms of the agreement each party is obligated to fund a portion of the development cost of MS-325 up to a specified maximum amount. Mallinckrodt will have the right to manufacture MS-325 and to market the product worldwide except Japan. The Company received a $6.0 million license fee payment upon execution of the agreement and is eligible to receive an additional $2.0 million upon the earlier of the completion of a specified milestone or a designated date. The Company is also entitled to reimbursement from Mallinckrodt of development costs that the Company incurs during any quarter in excess of its contractual share of total project costs. To the extent the Company's development costs during any quarter are less than the Company's share of the total project costs, the Company is obligated to repay Mallinckrodt. At September 30, 1996, no such amounts have been collected or paid in connection with this cost sharing arrangement. Under the agreement, the Company will share in future operating profits from the sale of products covered under the agreement.


     In November 1996, the Board of Directors of the Company authorized management to file a registration statement with the Securities and Exchange Commission in order to permit the Company to sell shares of its Common Stock to the public. If the offering is consummated under terms presently anticipated, all of the Preferred Stock issued and outstanding will automatically convert into 4,750,296 shares of Common Stock. Immediately following such conversion, all currently outstanding shares of Preferred Stock will be canceled, retired and eliminated from the Company's authorized shares of capital stock and the number of authorized shares of Preferred Stock will be decreased to 1,000,000 shares.

     In December 1996, the Company adopted the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") under which employees may purchase shares of Common Stock at a discount from fair market value. There are 66,666 shares of Common Stock reserved for issuance under the Purchase Plan. To date, no shares of Common Stock have been issued under the Purchase Plan. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the code. Rights to purchase Common Stock under the Purchase Plan are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the Purchase Plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of Common Stock in an offering is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The Purchase Plan terminates in December 2006.

                              EPIX MEDICAL, INC.
                     (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

14. SUBSEQUENT EVENTS (Continued)

     In December 1996, the Board of Directors and stockholders of the Company adopted the Company's 1996 Director Stock Option Plan (the "Director Plan"). All of the directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the Director Plan. There are 66,666 shares of Common Stock reserved for issuance under the Director Plan. Upon the election or reelection of an Eligible Director, such director is automatically granted an option to purchase 6,666 shares of Common Stock (the Option). Each Option becomes exercisable with respect to 1,333 shares on each anniversary date of grant for a period of five years, provided that the optionee is still a director of the Company at the opening of business such date. The Options have a term of ten years. The exercise price for the Options is equal to the last sale price for the Common Stock on the business day immediately preceding the date of grant, as reported on The Nasdaq National Market. The exercise price may be paid in cash or shares of Common Stock, or a combination of both.

   In December 1996, the Company amended the 1992 Equity Plan. The Equity Plan is designed to provide the Company flexibility in awarding equity incentives by providing for multiple types of incentives that may be awarded. The purpose of the Equity Plan is to attract and retain key employees of and consultants of the Company and to enable them to participate in the long-term growth of the Company. The Equity Plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock or stock units for the purchase of an aggregate of 1,599,901 shares of Common Stock, subject to adjustment for stock-splits and similar capital changes. Awards under the Equity Plan can be granted to officers, employees and other individuals as determined by the committee of the Board of Directors which administers the Equity Plan. The Compensation Committee selects the participants and establishes the terms and conditions of each option or other equity right granted under the Equity Plan, including the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. The exercise price of all "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), granted under the Equity Plan must be at least equal to 100% of the fair market value of the option shares on the date of grant. The term of any incentive stock option granted under the Equity Plan may not exceed ten years.

     A reverse stock split was approved by the Board of Directors in December 1996, whereby one share of Common Stock is outstanding after the split for each
1.5 shares of Common Stock outstanding prior to the split. All share and per share amounts related to Common Stock presented in the accompanying financial statements have been restated to reflect the reverse stock split.

     In December 1996, the Company and the Japanese Manufacturer and Distributor agreed to restructure an existing agreement to collaborate on the development and commercialization of a liver MRI contrast agent. In connection with the restructuring, the parties terminated further collaboration efforts and the Japanese Manufacturer and Distributor relinquished its exclusive rights in Japan to the liver MRI agent in exchange for a non-exclusive technology license and a $250,000 payment from the Company. The Company is entitled to receive royalties based upon specified percentage of future revenues, if any, from the sale of liver MRI contrast agents by the Japanese Manufacturer and Distributor.

[INSIDE PANEL PAGE]



TECHNOLOGY AND RESEARCH PIPELINE
--------------------------------------------------------------------------------

[EPIX LOGO]


MS-325 and the Next
Generation of Targeted
MRI Agents

[bullet] MS-325 was designed by EPIX
scientists to bind to the blood
protein albumin and provide an
enhanced magnetic signal.

[bullet] EPIX scientists are developing
additional targeting and signal
enhancement technologies to
expand the number of diseases
which can be detected with MRI.

[Diagram of MS-325 molecular structure]
[Diagram caption: Chemical structure of MS-325]

[Diagram of MS-325 attached to albumin]
[Diagram caption: MS-325 fitting into albumin binding site]

[Diagram of MS-325 mechanism of action]
[Diagram caption: MS-325 mechanism of action: signal enhancement upon binding to albumin]


--------------------------------------------------------------------------------
EPIX Products and Research Areas

In addition to developing MS-325 for vascular applications, EPIX is conducting research in the following areas:

[bullet] MS-325 for MRI exams to diagnose tumors, including breast cancer;

[bullet] Thrombus-seeking agents for the detection of blood clots throughout the body; and

[bullet] Functional brain-imaging agents to enhance the use of MRI in differentiating among the many neurodegenerative and psychiatric diseases.

[Diagram demonstrating current areas of research]

[Diagram captions: Brain Activation
                   Thrombus
                   Vascular MS-325]

--------------------------------------------------------------------------------
MS-325 IS CURRENTLY BEING EVALUATED IN CLINICAL TRIALS AND NEITHER MS-325 NOR OTHER CONTRAST AGENTS UNDER DEVELOPMENT HAVE RECEIVED MARKETING APPROVAL FROM THE FDA OR ANY FOREIGN REGULATORY BODY.

================================================================================

 No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                                -------------

                              TABLE OF CONTENTS

                                              Page
  Prospectus Summary                            3
  Risk Factors                                  5
  Use of Proceeds                              14
  Dividend Policy                              14
  Capitalization                               15
  Dilution                                     16
  Selected Financial Data                      17
  Management's Discussion and
    Analysis of Financial Condition
    and Results of Operations                  18
  Business                                     22
  Management                                   40
  Certain Transactions                         48
  Principal Stockholders                       50
  Description of Capital Stock                 52
  Shares Eligible for Future Sale              54
  Underwriting                                 56
  Legal Matters                                57
  Experts                                      57
  Additional Information                       57
  Index to Financial Statements                F-1


                                -------------

 Until , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                               2,000,000 Shares

                                 [EPIX LOGO]

                                 Common Stock

                                 PROSPECTUS
                                -------------

                              HAMBRECHT & QUIST
                              WESSELS, ARNOLD &
                                  HENDERSON

                                        , 1997

================================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following are the expenses of issuance and distribution of the Common Stock registered hereunder on Form S-1 other than underwriting discounts and commissions:

SEC registration fee                           $  7,667
Nasdaq listing fee                             $ 40,037
NASD filing fee                                $  3,030
Blue Sky fees and expenses                     $ 10,000
Printing, engraving and mailing expenses       $120,000
Accounting fees and expenses                   $150,000
Legal fees and expenses                        $275,000
Transfer Agent and Registrar fees              $  5,500
Miscellaneous expenses                         $ 88,766

  Total                                        $700,000

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and
(ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court.

  Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant's stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the eliminations or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

  Article TENTH of the Registrant's Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become a director or officer of the Registrant. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH further permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Registrant and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

  Article V, Section 1 of the Registrant's By-laws provides that the Registrant shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, and the Certificate of Incorporation, indemnify each person whom it may indemnify thereto.

  Article V, Section 2 of the Registrant's By-Laws provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the

Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such.

  The Registrant's Restated Certificate of Incorporation and applicable provisions of Delaware law provide that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit.

  The Registrant expects to enter into agreements with certain officers and directors affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 15. Recent Sales of Unregistered Securities

  Since 1993, the Registrant has sold and issued the following unregistered securities:

  In March 1994, the Registrant sold 2,643,736 shares of Series B Convertible Preferred Stock at a purchase price of $1.513 per share to Bessemer Venture Partners III L.P., Accel IV L.P. and certain related persons. Such shares will convert into shares of Common Stock on a 1-for-1.5 basis upon the consummation of the Registrant's initial public offering as a result of a 1-for-1.5 reverse stock split effected in December 1996.

  In June 1994, the Registrant issued to Dominion Ventures, Inc., a warrant to purchase 11,402 shares of the Registrant's Convertible Series B Preferred Stock having an exercise price per share of $1.513. This warrant will be exercisable for 7,601 shares of Common Stock with an exercise price of $2.27 per share upon consummation of the Registrant's initial public offering as a result of a 1-for-1.5 reverse stock split effected in December 1996.

  In May 1995, the Registrant sold to Bessemer Venture Partners III L.P., Accel IV L.P. and certain related persons Convertible Promissory Notes (the "1995 Convertible Notes") having an aggregate principal amount of $1,500,000 and convertible, as a whole, at the holders' option, into 355,256 shares of the Registrant's Series C Convertible Preferred Stock at a conversion price of $4.54 per share.

  In August 1995, the Registrant issued to Dominion Fund II a warrant to purchase 13,218 shares of the Registrant's Series C Convertible Preferred Stock having an exercise price per share of $4.54. This warrant will be exercisable for 8,812 shares of Common Stock with an exercise price of $6.81 per share upon consummation of the Registrant's initial public offering as a result of a 1-for-1.5 reverse stock split effected in December 1996.

  In November and December 1995, Accel IV L.P., Bessemer Venture Partners III L.P. and certain related persons made bridge loans to the Company in an aggregate principal amount of $1,200,000 in exchange for promissory notes bearing interest at a rate of 10% per annum and convertible on a dollar-for-dollar basis for shares of the Company's securities in the Company's next permanent equity financing (the "1995 Bridge Notes").

  In January 1996, all of the 1995 Convertible Notes were amended and restated to, among other things, change the conversion price to between 1.51 and $2.25 per share, depending on certain events of conversion, and the Registrant issued to Bessemer Venture Partners III L.P., Accel IV L.P. and certain related persons Convertible Promissory Notes (the "1996 Convertible Notes") having an aggregate principal amount of $1,515,862 and convertible, as a whole, at the holder's option, into shares of the Registrants' Series C Convertible Preferred Stock at a conversion price between $1.51 and $2.25 per share, depending on certain events of conversion, in exchange for cash and the surrender of the 1995 Bridge Notes and accrued interest thereon.

  In May 1996, the Registrant sold 1,700,002 shares of Series D Convertible Preferred Stock at a purchase price of $3.00 per share to a group of sophisticated investors. Such shares will convert into shares of Common Stock on a 1-for-1.5 basis upon the consummation of the Company's initial public offering as a result of a 1-for-1.5 reverse stock split effected in December 1996.

  In May 1996, in connection with the Registrant's sale of Series D Convertible Preferred Stock, the Registrant issued warrants to purchase an aggregate of 40,000 shares of the Registrant's Series D Preferred Stock having an exercise price of $3.00 per share. The warrants were issued to Bessemer Venture Partners III L.P., Accel IV L.P., Accel Investors '93 L.P., Ellmore C. Patterson Partners, Accel Keiretsu L.P. and Prosper Partners. These warrants will be exercisable for an aggregate of 26,665 shares of Common Stock with an exercise price of $4.50 per share upon consummation of the Registrant's initial public offering as a result of a 1-for-1.5 reverse stock split effected in December 1996.

  Concurrently with the sale of Series D Convertible Preferred Stock, the 1995 Convertible Notes and the 1996 Convertible Notes were surrendered and converted into an aggregate of 1,432,318 shares of Series C Convertible Preferred Stock at a conversion price of $2.25 per share. Such shares will convert into shares of Common Stock on a 1-for-1.5 basis upon the consummation of the Registrant's initial public offering as a result of a 1-for-1.5 reverse stock split effected in December 1996.

  In May 1996, the Registrant sold to Daiichi Radioisotope Laboratories, Ltd. 520,997 shares of the Registrant's Series E Convertible Preferred Stock at a purchase price of approximately $5.76 per share. Such shares will convert into shares of Common Stock on a 1-for-1.5 basis upon the consummation of the Registrant's initial public offering as a result of a 1-for-1.5 reverse stock split effected in December 1996.

  In August 1996, the Registrant issued to Daiichi Radioisotope Laboratories, Ltd. 347,332 shares of the Registrant's Series E Convertible Preferred Stock at a purchase price of approximately $5.76 per share. Such shares will convert into shares of Common Stock on a 1-for-1.5 basis upon the consummation of the Registrant's initial public offering as a result of a 1-for-1.5 reverse stock split effected in December 1996.

  Between June 30, 1992 and December 31, 1996, the Registrant granted options to purchase 1,497,644 shares of Common Stock to its employees and consultants under its 1992 Equity Incentive Plan having exercise prices ranging from $0.42 to $8.50 per share. As of December 31, 1996, options to purchase 172,574 shares had been exercised, options to purchase 47,267 shares had been cancelled and options to purchase 1,277,803 shares remained outstanding.

  No underwriter was engaged in connection with the foregoing issuance of securities. The above described issuances of the Registrant's Preferred Stock were made in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), as transactions not involving any public offering. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals were acquiring the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of Preferred Stock were deemed to be restricted securities for purposes of the Act and the certificates representing such securities bore legends to that effect.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

         1.1*          Form of Underwriting Agreement.
         3.1*          Restated Certificate of Incorporation of the Registrant.
         3.2*          Certificate of Amendment of Restated Certificate of Incorporation of Registrant.
         3.3*          Form of Restated Certificate of Incorporation of Registrant.
         3.4*          By-Laws of the Registrant, as amended.
         3.5*          Form of Amended and Restated By-Laws of Registrant.
         4.1*          Specimen certificate for shares of Common Stock of the Registrant.
         5.1*          Opinion of Palmer & Dodge LLP.
         10.1+         Agency Agreement between the Registrant and Sumitomo Corporation dated March 13, 1992. Filed herewith.
         10.2+*        Amendment to the Agency Agreement between the Registrant and Sumitomo Corporation dated June 26, 1992.
         10.3*#        Short Form Lease from Trustees of the Cambridge East Trust to the Registrant dated July 1, 1992.
         10.4*         Form of Warrant to Purchase Shares of Series A Convertible Preferred Stock dated December 21, 1992.
         10.5#         Dominion Ventures Master Lease Agreement No. 8050 dated December 21, 1992. Filed herewith.
         10.6*         First Amendment to Master Lease Agreement No. 8050 dated May 14, 1993.

                                      II-3

         10.7*         Second Amendment to Master Lease Agreement No. 8050 dated August 5, 1993.
         10.8*         First Amendment Lease From Trustees of the Cambridge Trust to the Registrant dated October 20, 1993.
         10.9*         Warrant to Purchase Shares of Series B Convertible Preferred Stock dated June 6, 1994.
         10.10*        Second Amendment to Master Lease Agreement No. 8050 dated June 6, 1994.
         10.11+        Amendment Agreement to the Agency Agreement between the Registrant and Sumitomo Corporation dated
                       September 15, 1994. Filed herewith.
         10.12*        Second Amendment Lease From Trustees of the Cambridge East Trust to the Registrant dated September 17,
                       1994.
         10.13*        Convertible Promissory Note Purchase Agreement by and among the Registrant and certain purchasers named therein dated May 26, 1995.
         10.14+        Amended and Restated License Agreement between the Registrant and The General Hospital Corporation dated
                       July 10, 1995. Filed herewith.
         10.15*        Warrant to Purchase Shares of Series C Convertible Preferred Stock dated August 2, 1995.
         10.16*        Third Amendment to the Master Lease Agreement No. 8050 dated August 2, 1995.
         10.17*        Amendment No. 1 to Convertible Promissory Note Purchase Agreement by and among the Registrant and certain purchasers named therein dated January 19, 1996.
         10.18+        Extension Agreement to Agency Agreement between the Registrant and Sumitomo Corporation dated March 5,
                       1996. Filed herewith.
         10.19+        Development and License Agreement dated March 29, 1996 by and among the Registrant and Daiichi
                       Radioisotope Laboratories, Ltd. Filed herewith.
         10.20*        Third Amendment Lease From Trustees of the Cambridge East Trust to the Registrant dated May 1, 1996.
         10.21*        Series D Convertible Preferred Stock Purchase Agreement by and among the Registrant and certain purchasers named therein dated May 29, 1996.
         10.22*        Third Amended and Restated Stockholders' Rights Agreement by and among the Registrant and certain of its stockholders named therein dated May 29, 1996.
         10.23*        Form of Warrant to Purchase Shares of Series D Preferred Stock dated May 29, 1996.
         10.24*        Amendment No. 1 to Third Amended and Restated Stockholders' Rights Agreement dated May 31, 1996.
         10.25*        Series E Convertible Preferred Stock Purchase Agreement dated May 31, 1996 between the Registrant and
                       Daiichi Radioisotope Laboratories, Ltd.
         10.26+        Strategic Collaboration Agreement between the Registrant and Mallinckrodt Medical, Inc. and Mallinckrodt
                       Group Inc. dated August 30, 1996. Filed herewith.
         10.27*        Amendment No. 2 to Third Amended and Restated Stockholders' Rights Agreement dated December 6, 1996.
         10.28*        Amended and Restated 1992 Equity Incentive Plan.
         10.29*        Form of Incentive Stock Option Certificate.
         10.30*        Form of Nonstatutory Stock Option Certificate.
         10.31*        1996 Director Stock Option Plan.
         10.32*        1996 Employee Stock Purchase Plan.
         10.33*        Form of Consulting and Confidentiality Agreement between the Registrant and certain consultants of the
                       Registrant.
         10.34*        Form of Invention and Non-disclosure Agreement between the Registrant and certain employees of the
                       Registrant.
         10.35*        Form of Non-Competition and Non-Solicitation Agreement between the Registrant and certain employees of the
                       Registrant.
         10.36*        Form of Common Stock Purchase Agreement.
         10.37*        Form of Stock Purchase and Right of First Refusal Agreement.
         23.1*         Consent of Palmer & Dodge LLP (included in Exhibit 5.1).
         23.2          Consent of Ernst & Young LLP. Filed herewith.
         24.1*         Power of Attorney.
         24.2*         Certified resolutions of the Registrant authorizing power of attorney.
         27.1*         Financial Data Schedule.

-------------

+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act.

* Previously filed.


# Schedules to Exhibit 10.5 were previously erroneously filed with Exhibit
10.3 and are refiled herewith.


  (b) Financial Statement Schedules

  All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14-Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on January 25, 1997.


EPIX MEDICAL, INC.

                                   By: /s/ Michael D. Webb
                                       -----------------------------------
                                       Michael D. Webb
                                       President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



           Signature                               Title                                          Date
-----------------------------------------------------------------------------------------------------------------
/s/ Michael D. Webb                    President, Chief Executive Officer                   January 25, 1997
--------------------------------         and Director (Principal Executive Officer)
    Michael D. Webb


    Jeffrey R. Lentz*                  Chief Financial Officer, and Vice President,         January 25, 1997
--------------------------------         Finance and Administration (Principal
    Jeffrey R. Lentz                     Financial Officer and Principal Accounting
                                         Officer)

    Christopher F. O. Gabrieli*        Director and Chairman of the Board                   January 25, 1997
-------------------------------
    Christopher F. O. Gabrieli

    Stanley T. Crooke, M.D., Ph.D.*    Director                                             January 25, 1997
-------------------------------
    Stanley T. Crooke, M.D., Ph.D.

    Luke B. Evnin, Ph.D.*              Director                                             January 25, 1997
-------------------------------
    Luke B. Evnin, Ph.D.

    Randall B. Lauffer,  Ph.D.*        Director                                             January 25, 1997
-------------------------------
    Randall B. Lauffer, Ph.D.



              *By /s/ Michael D. Webb
                  ---------------------------------
                      Michael D. Webb
                      Attorney-in-Fact

                                EXHIBIT INDEX


         Exhibit
          Number                                             Description                                             Page
     --------------------------------------------------------------------------------------------------------------------------
       1.1*         Form of Underwriting Agreement.
       3.1*         Restated Certificate of Incorporation of the Registrant.
       3.2*         Certificate of Amendment of Restated Certificate of Incorporation of Registrant.
       3.3*         Form of Restated Certificate of Incorporation of Registrant.
       3.4*         By-Laws of the Registrant, as amended.
       3.5*         Form of Amended and Restated By-Laws of Registrant.
       4.1*         Specimen certificate for shares of Common Stock of the Registrant.
       5.1*         Opinion of Palmer & Dodge LLP.
      10.1+         Agency Agreement between the Registrant and Sumitomo Corporation dated March 13, 1992. Filed herewith.
      10.2+*        Amendment to the Agency Agreement between the Registrant and Sumitomo Corporation dated June 26, 1992.
      10.3*#        Short Form Lease from Trustees of the Cambridge East Trust to the Registrant dated July 1, 1992. Short Form
                    Lease previously filed except for schedules filed herewith.
      10.4*         Form of Warrant to Purchase Shares of Series A Convertible Preferred Stock dated December 21, 1992.
      10.5#         Dominion Ventures Master Lease Agreement No. 8050 dated December 21, 1992. Filed herewith.
      10.6*         First Amendment to Master Lease Agreement No. 8050 dated May 14, 1993.
      10.7*         Second Amendment to Master Lease Agreement No. 8050 dated August 5, 1993.
      10.8*         First Amendment Lease From Trustees of the Cambridge Trust to the Registrant dated October 20, 1993.
      10.9*         Warrant to Purchase Shares of Series B Convertible Preferred Stock dated June 6, 1994.
      10.10*        Second Amendment to Master Lease Agreement No. 8050 dated June 6, 1994.
      10.11+        Amendment Agreement to the Agency Agreement between the Registrant and Sumitomo Corporation dated
                    September 15, 1994. Filed herewith.
      10.12*        Second Amendment Lease From Trustees of the Cambridge East Trust to the Registrant dated September 17, 1994.
      10.13*        Convertible Promissory Note Purchase Agreement by and among the Registrant and certain purchasers named therein dated May 26, 1995.
      10.14+        Amended and Restated License Agreement between the Registrant and The General Hospital Corporation dated
                    July 10, 1995. Filed herewith.
      10.15*        Warrant to Purchase Shares of Series C Convertible Preferred Stock dated August 2, 1995.
      10.16*        Third Amendment to the Master Lease Agreement No. 8050 dated August 2, 1995.
      10.17*        Amendment No. 1 to Convertible Promissory Note Purchase Agreement by and among the Registrant and certain purchasers named therein dated January 19, 1996.
      10.18+        Extension Agreement to Agency Agreement between the Registrant and Sumitomo Corporation dated March 5, 1996.
                    Filed herewith.
      10.19+        Development and License Agreement dated March 29, 1996 by and among the Registrant and Daiichi Radioisotope
                    Laboratories, Ltd. Filed herewith.
      10.20*        Third Amendment Lease From Trustees of the Cambridge East Trust to the Registrant dated May 1, 1996.
      10.21*        Series D Convertible Preferred Stock Purchase Agreement by and among the Registrant and certain purchasers named therein
                    dated May 29, 1996.
      10.22*        Third Amended and Restated Stockholders' Rights Agreement by and among the Registrant and certain of its stockholders
                    named therein dated May 29, 1996.
      10.23*        Form of Warrant to Purchase Shares of Series D Preferred Stock dated May 29, 1996.
      10.24*        Amendment No. 1 to Third Amended and Restated Stockholders' Rights Agreement dated May 31, 1996.

         Exhibit
          Number                                             Description                                             Page
     --------------------------------------------------------------------------------------------------------------------------
     10.25*        Series E Convertible Preferred Stock Purchase Agreement dated May 31, 1996 between the Registrant and
                   Daiichi Radioisotope Laboratories, Ltd.
     10.26+        Strategic Collaboration Agreement between the Registrant and Mallinckrodt Medical, Inc. and
                   Mallinckrodt Group Inc. dated August 30, 1996. Filed herewith.
     10.27*        Amendment No. 2 to Third Amended and Restated Stockholders' Rights Agreement dated December 6, 1996.
     10.28*        Amended and Restated 1992 Equity Incentive Plan.
     10.29*        Form of Incentive Stock Option Certificate.
     10.30*        Form of Nonstatutory Stock Option Certificate.
     10.31*        1996 Director Stock Option Plan.
     10.32*        1996 Employee Stock Purchase Plan.
     10.33*        Form of Consulting and Confidentiality Agreement between the Registrant and certain consultants of the
                   Registrant.
     10.34*        Form of Invention and Non-disclosure Agreement between the Registrant and certain employees of the
                   Registrant.
     10.35*        Form of Non-Competition and Non-Solicitation Agreement between the Registrant and certain employees of the Registrant.
     10.36*        Form of Common Stock Purchase Agreement.
     10.37*        Form of Stock Purchase and Right of First Refusal Agreement.
     23.1*         Consent of Palmer & Dodge LLP (included in Exhibit 5.1).
     23.2          Consent of Ernst & Young LLP. Filed herewith.
     24.1*         Power of Attorney.
     24.2*         Certified resolutions of the Registrant authorizing power of attorney.
     27.1*         Financial Data Schedule.


-------------

+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act.

* Previously filed.


# Schedules to Exhibit 10.5 were previously erroneously filed with Exhibit
  10.3 and are refiled herewith.